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As filed with the Securities and Exchange Commission on May 6, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MORNINGSTAR, INC.
(Exact Name of Registrant as Specified in Its Charter)

Illinois	6282	36-3297908
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

225 West Wacker Drive
Chicago, Illinois 60606
(312) 696-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Martha Dustin Boudos
Chief Financial Officer and Secretary
Morningstar, Inc.
225 West Wacker Drive
Chicago, Illinois 60606
(312) 696-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven J. Gavin Matthew F. Bergmann Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5600	John J. Sabl Andrew H. Shaw Sidley Austin Brown & Wood LLP 10 South Dearborn Street Chicago, Illinois 60601 (312) 853-7000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, no par value per share	$100,000,000	$12,670

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued       , 2004

                        Shares

COMMON STOCK

We are offering                    shares of our common stock and the selling shareholder is offering                     shares of our common stock. This is the initial public offering of shares of our common stock and no public market exists for our shares. We anticipate that the initial public offering price will be between $                    and $                    per share.

We intend to apply to list our common stock on either the New York Stock Exchange or the Nasdaq National Market under the symbol "                        ."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

PRICE $            A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Morningstar	Proceeds to Selling Shareholder
Per Share	$	$	$	$
Total	$	$	$	$

We have granted to the underwriters the right to purchase up to an additional           shares of our common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on                       , 2004.

MORGAN STANLEY
DEUTSCHE BANK SECURITIES
WILLIAM BLAIR & COMPANY

                       , 2004

Individuals

正式宣佈
Free
Selected American SLASX

StockInvestor
FundInvestor

Web Sites

morningstar.com (U.S.A.)
hk.morningstar.com (Asia)
morningstar.com.au (Australia)
morningstar.nl (Benelux)
morningstar.ca (Canada)
morningstar.dk (Denmark)
cn.morningstar.com (China)
morningstar.fi (Finland)
morningstar.fr (France)
morningstarfonds.de (Germany)
morningstar.it (Italy)
morningstar.com.jp (Japan)
morningstar.co.kr (Korea)
morningstar.net.nz (New Zealand)
morningstar.no (Norway)
morningstar.es (Spain)
morningstar.se (Sweden)
morningstar.co.uk (United Kingdom)

Publications

Morningstar Mutual Funds™
Morningstar® FundInvestor™
Morningstar® StockInvestor™

Advisors

Morningstar Advisor Workstation
Taxable Savings Account - Heather and John Profetto
Profile
Summary
Account Name: Taxable Savings
Account Owner: John, Profetto
Market Value: $58,986.21
Start Date: 04-29-2004
MF
VA
CE
ST
SA
thinking assets
ongoing monitoring
investment strategy
your proposal
ABCo.

Software

Morningstar Advisor Workstation™
Morningstar® Principia®

Service

Morningstar® Managed Portfolios℠

Communication/Education

Morningstar® Investment Conference

Institutions

Style What If
File Edit View Find Tools Reports Help
Select Fund
New Fund
Horizon Mid-Cap Blend
Undo
Graph
Holdings List
Actual Portfolio
as of 3-31-2002
Experimental Portfolio
Value
Style Blend
Growth
Large
Size Mid
Small
Software
Hardware
Media
Telecommunications
Healthcare
Consumer Services
Business Services
Financial Services
Consumer Goods
Industrial Materials
Energy
Utilities
No data available
Goal Planner | Doug Anderson (Anderson Plan)
Suggested Asset Mix: Balanced
Stocks: 65%
Bonds: 35%
Cash: 0%
Test Risk of Asset Mix
Income Goal: On Target
Retirement Details
Projected Income: (90% Chance) $ 20,088
Income Goal: (90% Chance) $ 39,912
Above Goal: $ 19,824
Summary
Adjust Goals
First Name
Doug
Last Name
Anderson
11/01/1970
Goal Summary
Name
Retirement
Payout
Annual
Vanhorn Industries

Value
Core
Growth
US Market −0.87
1.13
-1.25
-2.07
Large Cap
-1.16
1.21
-1.65
-2.46
Mid Cap
-0.26
1.07
-0.44
-1.03
Small Cap
0.21
0.46
0.06
0.13

Institutional Services

Morningstar® Enterprise Advice Solution℠
Morningstar® Direct®
Institutional Investment Consulting

Data, Tools, and Content

Morningstar® Licensed Data
Morningstar® Indexes
Morningstar® Investment Profiles & Guides
Internet Tools and Content

     Table of Contents

Prospectus Summary	3

Risk Factors	10

Forward-Looking Statements	18

Use of Proceeds	19

Dividend Policy	19

Capitalization	20

Dilution	21

Selected Historical Financial Data	22

Management's Discussion and Analysis of Financial Condition and Results of Operations	25

Business	48

Management	72

Certain Relationships and Related Party Transactions	84

Principal and Selling Shareholders	87

Description of Capital Stock	89

Shares Eligible for Future Sale	93

Underwriting	95

Legal Matters	99

Experts	99

Where You Can Find More Information	99

Index to Financial Statements	F-1

              You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Until                     , 2004, 25 days after the commencement of this offering, all dealers that buy, sell, or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

The offering is only being made to persons in the United Kingdom whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the UK Financial Services and Markets Act 2000 (FSMA), and each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the common stock in circumstances in which section 21(1) of FSMA does not apply to us. Each of the underwriters agrees and acknowledges that it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the common stock in, from, or otherwise involving the United Kingdom.

The common stock may not be offered, transferred, sold, or delivered to any individual or legal entity other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors, and commercial enterprises which as an ancillary activity regularly invest in securities) in the Netherlands.

    Industry and Market Data

              This prospectus includes market share and industry data and forecasts that we obtained from industry publications and surveys, reports of governmental agencies, and internal company surveys. The Communications Industry Forecast & Report published by Veronis Suhler in July 2003, the Mutual Fund Fact Book published by the Investment Company Institute (ICI) in 2003, and the Equity Ownership in America report published by the ICI and the Securities Industry Association in 2002 were the primary sources for third-party industry data and forecasts. Industry publications, surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on the most currently available market data. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

     Prospectus Summary

              This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" and our Consolidated Financial Statements and related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, in this prospectus "Morningstar," "the company," "we," "us," and "our" refer to Morningstar, Inc. and its subsidiaries.

    Overview

              We are a leading provider of independent investment research in the United States and in major international markets. Our mission is to create great products that help investors reach their financial goals. We offer an extensive line of Internet, software, and print-based products for individual investors, financial advisors, and institutional clients. As of December 31, 2003, we tracked more than 100,000 investment offerings, including 54,700 mutual funds and similar vehicles. We serve more than 3 million individual investors, 100,000 financial advisors, and 500 institutional clients and have operations in 16 countries around the world.

Our business operations are divided into three segments:

•
Individual, which focuses on products for the individual investor;

•
Advisor, which focuses on products for financial advisors; and

•
Institutional, which focuses on integrated advice and data solution packages for institutional clients, including banks, brokerage firms, insurance companies, mutual fund companies, and retirement plan sponsors.

We believe Morningstar is one of the most recognized and trusted names in the investment industry and our position as an industry leader results from our high-quality products and services, our strong market position in key market segments, our expertise in investment research, our history of product innovation, and recognition of our brand. Our revenue has increased by a compound annual growth rate of 28.0% over the past five years, largely because of strong internally generated growth.

Our 2003 revenue was $139.5 million, an increase of 27.3% over 2002.

    Competitive Strengths

              We believe our company has the following competitive strengths:

•
Strong reputation and brand. We believe Morningstar has built a trusted name among individual investors, financial advisors, and institutions, primarily due to our independence and the high quality of our products and services.

•
Investor focus. We have a history of investor advocacy and design our products to help investors make well-informed investment decisions.

•
Depth, breadth, and accuracy of data. We maintain what we believe is one of the largest, most accurate, and most complete databases in our industry, tracking more than 100,000 investment offerings.

•
Innovative, proprietary research tools. We have developed a number of proprietary research and analytical tools that support our fundamental approach to investing, including the Morningstar Rating, which helped popularize the concept of risk-adjusted returns among the general investing public, and the Morningstar Style Box, which classifies investment offerings based on their underlying size and investment style.

•
Expertise in research, technology, and design. We have built a flexible technology platform that allows our products to work together across a full range of investment databases, delivery formats, and market segments. We develop most of our software and technology tools ourselves, which enables us to leverage our expertise and tailor our products to the needs of our customers.

•
Large and loyal customer base. Our individual investor Web sites have a total of more than 2.9 million registered users worldwide, and our print publications reach almost 200,000 additional individuals. We also reach more than 100,000 financial advisors and work with approximately 500 institutional clients. We sell many of our products through annual subscriptions and multi-year contracts. In 2003, contracts and license and subscription renewals accounted for 77.4% of our revenue.

•
Diversified revenue base and broad reach within multiple segments. We offer a range of products in each of our business segments, and our revenue base is diversified by segment. In 2003, our largest product, Principia, accounted for 20.7% of revenue, and our largest client accounted for less than 3% of revenue.

•
Entrepreneurial culture and experienced management team. Our philosophy is that people can and will do their best work when they have the freedom and tools to make their own decisions. Joe Mansueto, our chairman and chief executive officer, founded Morningstar 20 years ago. Our executive officers have an average tenure with Morningstar of more than 11 years.

    Growth Strategies

              Our mission is to create great products that help investors reach their financial goals. This mission guides our operations, in the United States and internationally, and our product offerings, whether designed for individual investors, financial advisors, or institutions. In keeping with this mission, we are pursuing four growth strategies:

•
Enhance our position in each of our three market segments by building on the strength of existing products;

•
Expand the range of services we offer individuals, financial advisors, and institutional clients;

•
Continue to expand our international operations; and

•
Seek growth through strategic acquisitions.

     Company Information

              We were incorporated in Illinois on May 16, 1984. Our principal executive offices are located at 225 West Wacker Drive, Chicago, Illinois 60606. Our telephone number at that location is (312) 696-6000. Our Web site address is http://www.morningstar.com. The information contained on our Web site should not be considered part of this prospectus.

We have operations in numerous international markets, primarily through wholly-owned or majority-owned subsidiaries. In the United States, a portion of our business is conducted through subsidiaries registered with the Securities and Exchange Commission (SEC) as investment advisors or broker-dealers. See "Business—Government Regulation."

"Morningstar" and the Morningstar logo are registered marks of Morningstar. The following are also trademarks or service marks of our company:

Morningstar® Advisor WorkstationSM
Morningstar.com®
Morningstar DirectSM
Morningstar® FundInvestorTM
Morningstar IndexesSM
Morningstar® Investment GuidesTM
Morningstar® Investment ProfilesTM
Morningstar® Licensed DataSM
Morningstar Managed PortfoliosSM
Morningstar® Managed Retirement PortfoliosSM
Morningstar Mutual FundsTM
Morningstar® Ownership ZoneSM
Morningstar® Principia®
Morningstar RatingTM
Morningstar® Retirement SolutionSM
Morningstar® StockInvestorTM
Morningstar Style BoxTM
Portfolio X-Ray®

     The Offering

    Common Stock Offered

# Shares
By us
By the selling shareholder

Total

    Common Stock Outstanding After This Offering

              The number of shares of common stock to be outstanding after this offering will be           , excluding:

•
11,009,913 shares of common stock that will be issuable upon exercise of stock options that are outstanding or authorized for grant in 2004; and

•
4,080,000 shares of common stock that will be reserved for issuance under our stock incentive plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

    Use of Proceeds

              We intend to use the net proceeds to us from this offering for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire complementary assets, technologies, or businesses; establish or invest in joint ventures; or acquire minority interests in complementary businesses. We will not receive any of the proceeds from the sale of shares by the selling shareholder. See "Use of Proceeds" on page 19.

    Listing

              We intend to apply to list our common stock on either the New York Stock Exchange (NYSE) or the Nasdaq National Market (NASDAQ).

     Summary Historical Financial Data

              The following table is a summary of our consolidated financial data for the periods presented. This summary financial data should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Consolidated Financial Statements and related notes included elsewhere in this prospectus. We have derived our Consolidated Statements of Operations Data and Other Consolidated Financial Data for the years ended December 31, 2001, 2002, and 2003 and Consolidated Balance Sheet Data as of December 31, 2003 from our audited Consolidated Financial Statements included elsewhere in this prospectus. Historical results do not necessarily indicate the results you should expect for future periods.

	Year Ended December 31 ($000, except per share amounts)

Consolidated Statements of Operations Data	2001	2002	2003
Revenue	$91,230	$109,619	$139,496
Operating expense:
Cost of goods sold	39,536	39,035	43,521
Development	7,686	11,881	14,663
Sales and marketing	20,651	24,992	30,798
General and administrative	34,175	36,504	54,145
Depreciation and amortization	5,573	5,547	7,123

Total operating expense	107,621	117,959	150,250

Operating loss	(16,391)	(8,340)	(10,754)
Non-operating income, net	676	4,463	1,110

Loss before income taxes, equity in net income of unconsolidated entities, minority interest in net loss of consolidated entities, and extraordinary gain	(15,715)	(3,877)	(9,644)
Income tax expense (benefit)	(5,276)	(311)	2,950
Equity in net income of unconsolidated entities	359	750	697
Minority interest in net loss of consolidated entities	785	178	—

Loss before extraordinary gain	(9,295)	(2,638)	(11,897)
Extraordinary gain—acquisition	—	3,084	—

Net income (loss)	$(9,295)	$446	$(11,897)

Basic income (loss) per share:
Loss before extraordinary gain	$(0.24)	$(0.07)	$(0.31)
Extraordinary gain—acquisition	—	0.08	—

Basic income (loss) per share	$(0.24)	$0.01	$(0.31)

Weighted average common shares outstanding—basic (000)	38,298	38,345	38,382
Diluted income (loss) per share:
Loss before extraordinary gain	$(0.32)	$(0.17)	$(0.31)
Extraordinary gain—acquisition	—	0.08	—

Diluted loss per share	$(0.32)	$(0.09)	$(0.31)

Weighted average common shares outstanding—diluted (000)	41,364	40,361	38,382

	Year Ended December 31 ($000)

Other Consolidated Financial Data	2001	2002	2003
Stock-based compensation expense (income) under the liability method	$(3,336)	$(3,283)	$17,796
Stock-based compensation expense under the equity method	9,003	10,575	11,233

Total stock-based compensation expense (1)	$5,667	$7,292	$29,029

Operating income (loss) before stock-based compensation expense (2)	$(10,724)	$(1,048)	$18,275

Sales tax expense (3)	$2,294	$2,837	$3,079

Cash provided by (used for) operating activities	$(5,183)	$16,542	$29,705
Capital expenditures	(5,932)	(5,989)	(8,607)

Free cash flow (burn) (4)	$(11,115)	$10,553	$21,098

The "As Adjusted" column in the following table applies the net proceeds we anticipate receiving from this offering assuming an initial offering price of $           per share, the midpoint of the range set forth on the cover of this prospectus. See "Use of Proceeds" on page 19 of this prospectus.

	As of December 31, 2003 ($000)

Consolidated Balance Sheet Data	Actual	As Adjusted
Cash, cash equivalents, and investments (5)	$76,158	$
Working capital (deficit) (6)	(5,910)
Total assets	183,220
Long-term liabilities (7)	24,094
Total shareholders' equity	47,776

(1)
We have adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. The total expense for stock-based compensation is distributed with other employee compensation costs in the appropriate expense categories of our Consolidated Statements of Operations. In accordance with SFAS No. 123, we use two accounting methods. For options granted under plans that may require us to settle the options in cash, we use the liability method. Under this method we record a liability for a vested option equal to the difference between the option exercise price and the estimated fair market value of the shares of common stock underlying the option at the end of the reporting period. If this estimated fair market value increases over the reporting period we record an expense and, if it decreases, we record income.

For options granted under plans that do not require us to settle the options in cash, we use the equity method. Under this method we calculate expense based on fair value calculated using a Black-Scholes model at the time of grant and record expense as the options vest. In each year, our aggregate stock-based compensation expense reflects the impact of options granted in prior years. Following completion of this offering, we will no longer be required to settle any options for cash and anticipate that all of our options will be accounted for under the equity method of SFAS No. 123. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Stock-Based Compensation."

(2)
"Operating income (loss) before stock-based compensation expense" is defined as operating income (loss) before the effect of our stock-based compensation expense. Information concerning our stock-based compensation expense is described in note (1) above. We have presented operating income (loss) before stock-based compensation expense solely as a supplemental disclosure to help our investors better understand the performance of our business, to enhance comparison of our performance from period to period, and to allow better comparison of our performance with that of our competitors. We use operating income (loss) before stock-based compensation expense to evaluate the performance of our business. Operating income (loss) before stock-based compensation expense should not be considered as an alternative to any measure of performance as promulgated under U.S. generally accepted accounting principles (GAAP) (such as operating income (loss)), nor should this data be considered as an indicator of our overall financial performance or liquidity. Also, the calculation of operating income (loss) before stock-based compensation expense used by us may not be comparable to similarly titled measures reported by other companies. The table below includes a reconciliation from our operating income (loss) to operating income (loss) before stock-based compensation expense:

Year Ended December 31 ($000)	2001	2002	2003
Operating loss	$(16,391)	$(8,340)	$(10,754)
Add back: stock-based compensation expense	5,667	7,292	29,029

Operating income (loss) before stock-based compensation expense	$(10,724)	$(1,048)	$18,275

(3)
During 2003, we participated in voluntary disclosure or similar programs related to state sales tax. Through these programs, we identified sales tax amounts due for prior years and negotiated or are in discussions with local tax authorities to settle these amounts. We have recorded expense in the years to which these sales tax amounts apply. We do not expect to record any expense related to the programs after 2003.

(4)
"Free cash flow (burn)" is defined as cash provided by (used for) operating activities less capital expenditures. We have presented free cash flow (burn) solely as a supplemental disclosure to help our investors better understand how much cash is available after we spend money to operate our business. We use free cash flow (burn) to evaluate the performance of our business. This table includes a reconciliation from cash provided by (used for) operating activities to free cash flow (burn). Free cash flow (burn) should not be considered as an alternative to any measure of performance as promulgated under GAAP (such as cash provided by/used for operating, investing and financing activities), nor should this data be considered as an indicator of our overall financial performance or liquidity. Also, the free cash flow (burn) definition used by us may not be comparable to similarly titled measures reported by other companies.

(5)
Includes $53,509 of cash and cash equivalents and $22,649 of investments as of December 31, 2003. Investments consisted of $5,493 in corporate bonds, $4,998 in senior notes, $10,275 in government obligations, $1,019 in a certificate of deposit, and $864 in other investments as of December 31, 2003.

(6)
We frequently collect cash in advance of providing services or fulfilling subscriptions for our customers. These amounts, which are recorded as current liabilities on our Consolidated Balance Sheets and classified as deferred revenue, totaled $55,554 as of December 31, 2003.

(7)
Includes $19,396 related to stock options accounted for as a long-term liability in accordance with SFAS No. 123, which is expected to be reclassified to shareholders' equity upon completion of this offering.

     Risk Factors

              You should carefully consider the risks described below and all of the other information included in this prospectus before deciding whether to invest in our common stock. If any of the following risks actually occur, our business, financial condition, or operating results could suffer. In this case, the trading price of our common stock could decline, and you may lose all or part of your investment.

    Risks Related to Our Business

    Intense competition could reduce our share of the investment research market and hurt our financial performance.

              We operate in a highly competitive market, with many investment research providers competing for business from individual investors, financial advisors, and institutional clients. We compete with many different types of companies that vary in size, product scope, and media focus, including:

•
large and well-established distributors of financial information, including Thomson Corporation, through its Thomson Financial Services division, The McGraw-Hill Companies, through its Standard & Poor's division, and Lipper, a division of Reuters;

•
traditional media publishers and distributors, such as The Wall Street Journal, Money, and CNBC;

•
online services or Web sites focused on business, finance, and investing, such as The Motley Fool and SmartMoney.com;

•
providers of terminal-based financial news and data, such as Reuters News Service and Dow Jones Newswires;

•
providers of advice for 401(k) and other retirement plan sponsors and participants, such as Financial Engines and Ibbotson Associates; and

•
web "portal" companies, such as Yahoo! and America Online, a division of Time Warner.

Many of our competitors have larger customer bases and significantly greater resources than we do. This may allow our competitors to respond more quickly to new technologies and changes in market demand, to devote greater resources to developing and promoting their services, and to make more attractive offers to potential subscribers and strategic partners. Industry consolidation may also lead to more intense competition. Increased competition could result in price reductions, reduced gross margins, or loss of market share, any of which could hurt our business, operating results, or financial condition.

    The availability of free or low-cost investment information could lead to lower demand for our products and adversely affect our financial results.

              Investment research and information relating to publicly traded companies and mutual funds is widely available for little or no cost from various sources, including the Internet and public libraries. Investors can also access information directly from publicly traded companies and mutual funds. The EDGAR database available through the SEC Web site provides real-time access to SEC filings, including annual, semi-annual, and quarterly reports. Many brokerage firms also provide financial and investment research to their clients. The widespread availability of free or low-cost investment information may make it difficult for us to maintain or increase the prices we charge for our publications and services and could lead to a lower demand for our products. A loss of a significant number of customers would adversely affect our financial results.

    Certain products have historically made up a large percentage of our revenue base. Our business could suffer if sales for these products decline or if our other products don't achieve successful revenue growth.

              In 2003, Principia, Morningstar Licensed Data, and Morningstar.com accounted for approximately 20.7%, 16.1%, and 11.7%, respectively, of our revenue. We believe that sales of these products will continue to have a material impact on our revenue for the foreseeable future. If we experience a significant decline in sales of any of these products for any reason, it would have a material adverse impact on our revenue and could harm our business.

    Our future success depends on our ability to retain key executives.

              Our future success depends on the continued service of key senior executives and other members of our management team. The loss of one or more of our senior executives or other managers could hurt our business, operating results, or financial condition. We do not carry any life insurance on our key senior executives or other managers. Because we do not have employment agreements or non-compete agreements with U.S.-based senior executives or other managers, they may leave us and work for our competitors or start their own competing businesses.

    Our future success depends on our ability to recruit and retain qualified employees.

              Our success and future growth depend on our ability to recruit and retain qualified analysts, programmers, designers, sales and marketing experts, customer support representatives, and finance and accounting personnel. One of our growth strategies is to expand our capabilities to provide analyst research on more stocks. We have increased the number of our equity analysts from approximately 24 as of April 2003 to 48 as of April 2004, and we plan to hire approximately 20 additional analysts in the near future. We cannot assure you that our efforts to recruit and retain these employees will be successful. We experience competition for analysts and other qualified employees from financial institutions and financial services organizations. These organizations generally have greater resources than we do and therefore may be able to offer significantly higher compensation packages to potential employees. Competition for these employees is intense, and we cannot assure you that we will be able to retain our existing employees or that we will be able to recruit and retain other highly qualified personnel in the future.

    If we do not maintain and increase our subscriber base, our operating results could suffer.

              A substantial portion of our revenue is generated from subscriptions and license agreements. In general, our subscriptions are paid in advance, but may be canceled by the customer at any time. We may be obligated to refund a portion of prepaid subscription fees when a customer cancels. Cancellations may have a negative impact on our revenue and cash position. Our license agreements, which typically do not allow for cancellation, have terms ranging from one to three years. Our future success depends on our maintaining (through renewals) and increasing (through new subscriptions and license agreements) the number of customers who are willing to pay for our research and investment services. Further, if the market for our services develops more slowly than we expect, or declines, and the number of customers willing to pay for our services does not increase, or declines, our business, operating results, or financial condition could suffer.

    Our reputation and business may be harmed by perceived conflicts of interest.

              We offer products and services to mutual fund companies and other financial institutions. We also provide ratings, analyst research, and investment recommendations on mutual funds and other investment products offered and securities issued by the same companies. The fact that fund companies and other financial institutions pay us for certain products and services may create the perception that our ratings, research, and recommendations are not impartial. The perception that we may be subject to a conflict of interest may undermine the confidence of our customers and potential customers in our reputation as a provider of independent research. Any such loss of confidence or damage to our reputation could hurt our business.

    Many of our business ventures are relatively new. Our new ventures (including any products yet to be launched) may not be successful.

              A key aspect of our growth strategy is to expand our research capabilities and introduce new products and services. We cannot assure you that a viable market for such product offerings exists or that our offerings will be well received by potential customers. In addition, certain of our existing businesses, including our retirement advice and asset management operations, have limited operating histories and are not currently profitable. If these businesses do not develop, they could have an adverse impact on our business, operating results, or financial condition.

    Changes in market and economic conditions could lower demand for our products and services.

              We provide our products and services to individual investors, financial advisors, and institutional clients. Consequently, our performance may be affected by conditions in the financial and securities markets. For example, in the event that the U.S. or international financial markets suffer a downturn that results in a significant decline in investor activity, demand for our products and services may decline and our revenue and profitability levels could be adversely affected. The financial markets and many businesses operating in the financial services industry are highly volatile and are affected by factors such as U.S. and foreign economic conditions and general trends in business and finance that are beyond our control.

    Our results could suffer if the mutual fund industry experiences a downturn or a slowdown in growth.

              A significant portion of our revenue is generated from products and services related to mutual funds. The mutual fund industry has experienced substantial growth over the past 20 years. We cannot assure you that mutual fund assets will continue to expand in the future. Recent scandals in the mutual fund industry regarding late trading, market timing, and advisory fees could cause a decline in the level of assets invested with mutual funds generally or with particular fund companies. If the mutual fund industry experiences a downturn or a slower growth rate than in the past, it could negatively impact the demand for our products.

    Our international operations are in early stages of development and involve special challenges that we may not be able to meet.

              In 2003, 14.4% of our revenue was generated from outside the United States, which was an increase from 12.6% in 2002. We expect that international revenue will continue to increase as a percentage of our revenue base. There are certain risks inherent in doing business in some jurisdictions internationally, including the following:

•
difficulties in penetrating new markets due to established and entrenched competitors;

•
difficulties in developing products and services that are tailored to the needs of local customers;

•
difficulties in staffing, managing, and integrating foreign operations;

•
lack of local acceptance or knowledge of our products and services;

•
lack of recognition of our brand;

•
difficulties or delays in translating products and related documentation into foreign languages;

•
instability of international economies and governments;

•
changes in laws and policies affecting trade and investment;

•
exposure to varying legal standards, including intellectual property protection laws, in other jurisdictions; and

•
foreign currency exchange rates and exchange controls.

These risks could hamper our ability to expand successfully internationally, which may adversely affect our financial performance and ability to grow.

    We incurred a net loss in 2003 and may incur losses in the future.

              In 2003, we had a net loss of $11.9 million. This net loss included a non-cash charge for stock-based compensation expense of $29.0 million. We cannot assure you if or when we will generate net income.

    Changes in laws applicable to our investment advisory operations, compliance failures or regulatory action could adversely affect our business.

              Our investment advisory operations are relatively new and a growing part of our overall business. The securities laws and other laws that govern our activities as a registered investment advisor are complex. The activities of our investment advisory operations are primarily subject to provisions of the Investment Advisers Act of 1940 (Advisers Act), and the Employee Retirement and Investment Security Act of 1974 (ERISA). In addition, our investment management business is conducted through a broker-dealer registered under the Securities Exchange Act of 1934 (Exchange Act) and is subject to the rules of the National Association of Securities Dealers, Inc. (NASD). It is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting our business. We cannot assure you that the laws, rules, and regulations applicable to our business will not change in the future or that we will be able to comply with any such changes. If we fail to comply with any applicable law, rule, or regulation, we could be fined, sanctioned, or barred from providing investment advisory services in the future, which could materially adversely affect our business, operating results, or financial condition.

    Our investment advisory operations may subject us to liability for any losses that result from a breach of our fiduciary duties.

              Our investment advisory operations involve fiduciary obligations that require us to act in the best interests of our clients. We may face liabilities for actual or claimed breaches of our fiduciary duties. We may not be able to prevent clients from taking legal action against us for an actual or claimed breach of a fiduciary duty. Because we currently provide investment advisory services on substantial assets, we could face substantial liability to our clients if we breach our fiduciary duties. In addition, we may face other legal liabilities based on the quality and outcome of our investment advisory recommendations, even in the absence of an actual or claimed breach of fiduciary duty.

    Our failure to successfully integrate any future acquisitions, investments, or joint ventures could strain our managerial, operational, and financial resources.

              We expect to continue to acquire or invest in businesses, joint ventures, customer lists, products, services, or technologies that complement or expand our existing business. Acquisitions, investments, and joint ventures involve a number of risks, including the diversion of management's attention from day-to-day operations. They could also result in dilution from equity securities issued, the incurrence of significant debt or other liabilities, or the loss of key employees. We cannot assure you that any acquisitions, investments, or joint ventures will be successfully completed or that any acquired businesses, customer lists, products, services, or technologies will generate enough revenue to offset the associated costs.

    Failure to protect our intellectual property rights could harm our brand-building efforts and ability to compete effectively.

              The steps we have taken to protect our intellectual property may not be adequate to safeguard our proprietary information. Further, effective trademark, copyright, and trade secret protection may not be available in every country in which we offer our services. Our continued ability to market one or more of our products under their current names could be adversely affected in those jurisdictions where another person registers, or has a pre-existing registration on, one or more of them. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content, and affect our ability to compete in the marketplace.

    We may have to defend against intellectual property infringement claims, which may involve significant costs.

              Other parties may claim that we have violated a patent or infringed a copyright, trademark, or other proprietary right belonging to them. Defending any such claim could be costly and time-consuming. Moreover, if successful, any such claims could potentially compromise our ability to deliver the products or services in question.

    We could face liability for the information we publish.

              We may be subjected to claims for defamation (including libel and slander), negligence, or other claims relating to the information we publish. For example, a company could take legal action against us if we make a factual error in our published information or a company may claim that we have made a defamatory statement about it or its employees. These types of claims have been brought against online services, print publications, and institutional data providers in the past. We could also be subjected to claims based upon the content that is accessible from our Web site through links to other Web sites.

    We could face liability related to our storage of personal information about our users.

              Customers routinely input personal investment and financial information on our Web sites. We could be subject to liability if we were to inadvertently disclose any user's personal information or if third parties were able to penetrate our network security or otherwise misappropriate any user's name, address, portfolio holdings, or credit card information. Any such disclosure or breach could subject us to claims for unauthorized purchases with credit card information, impersonation, or other similar fraud claims, or claims for other misuses of personal information, such as unauthorized marketing or unauthorized access to personal portfolio information.

    A prolonged outage of our database and network facilities could result in reduced revenue and the loss of customers.

              The success of our business depends upon our ability to deliver time-sensitive, up-to-date data and information. We rely on our computer equipment, database storage facilities, and other office equipment, which are located primarily in our Chicago headquarters or elsewhere in the Chicago area. Our operations and those of our suppliers and customers are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, wars, Internet failures, computer viruses, and other events beyond our control, including disasters affecting Chicago. Although we maintain an off-site back-up facility for our database and network facilities, that facility may be subject to the same interruptions as may affect our headquarters. We do not have the capability to switch over all of our systems to a back-up facility immediately. In the event of a significant database or network facility outage, our business could experience some or complete disruption until we could fully implement our back-up systems. Any losses, service disruption, or damages incurred by us could have a material adverse effect on our business, operating results, or financial condition.

    Our business relies heavily on electronic delivery systems and the Internet. Any failures or disruptions could result in reduced revenue and the loss of customers.

              Many of our products and services depend heavily on our electronic delivery systems and the Internet. Our ability to deliver information using the Internet may be impaired due to infrastructure failures, service outages at third-party Internet providers, or increased government regulation. If disruptions, failures, or slowdowns of our electronic delivery systems or the Internet occur, our ability to distribute our products and services effectively and to serve our customers may be impaired.

    Risks Related to This Offering

    Control by a principal shareholder could adversely affect our other shareholders.

              Upon completion of this offering, our chairman and chief executive officer, Joe Mansueto, will beneficially own approximately           % of our outstanding common stock, or approximately           % of our outstanding common stock if the underwriters' over-allotment option is exercised in full. As a result, he will have the ability to control substantially all matters submitted to our shareholders for approval, including the election and removal of directors and any merger, consolidation, or sale of our assets. He will also have the ability to control our management and affairs. This concentration of ownership may delay or prevent a change in control; impede a merger, consolidation, takeover, or other business combination involving us; discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us; or result in actions that may be opposed by other shareholders, including those who purchase shares in this offering.

Moreover, because of Joe Mansueto's substantial ownership, we believe we will be treated as a "controlled company" for purposes of either the NYSE Corporate Governance Standards or the NASDAQ Marketplace Rules. This means that we will not be required by either the NYSE or NASDAQ to have a majority of independent directors or to maintain compensation and nominating and corporate governance committees made up entirely of independent directors to continue to list our shares on either the NYSE or NASDAQ.

    Fluctuations in our operating results may negatively impact our stock price.

              Our revenue, margins, and operating results have varied in the past and are likely to fluctuate significantly in the future, making them difficult to predict. We believe our business has relatively large fixed costs and low variable costs, which magnifies the impact of revenue fluctuations on our operating results. As a result, a decline in our revenue may lead to a relatively larger impact on operating results. A substantial portion of our operating expenses is related to personnel costs, marketing programs, and corporate overhead, none of which can be adjusted quickly. Our operating expense levels are based on our expectations for future revenue. If actual revenue is below management's expectations, or if our expenses increase before revenues do, both gross margins and operating results would be materially and adversely affected. Because of these fluctuations, it is possible that our operating results or other operating metrics may fail to meet the expectations of stock market analysts and investors. If this happens, the market price of our common stock is likely to decline.

    There has been no prior public market for our common stock and it is possible that no trading market will develop.

              Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest in our common stock will lead to an active trading market or how liquid that market might become. If no trading market develops, you may not be able to sell your shares of our common stock purchased in this offering at an acceptable price or at all. The market price of the common stock may decline below the initial public offering price. The initial public offering price for the shares has been determined by negotiations between us and the underwriters and may not indicate prices that will prevail in the trading market following the completion of this offering. See "Underwriting."

    The trading price of our common stock may be volatile and could fluctuate significantly.

              The stock market has experienced significant price and volume fluctuations, and these fluctuations are often unrelated to the operating performance of particular companies. Broad market factors, such as economic, political, and market conditions in U.S. and international markets, including recessions and interest-rate fluctuations, may also have an adverse effect on the market price of our common stock. In the past, securities class-action litigation has often been instituted following periods of volatility in the market price of a company's securities. This type of litigation could result in substantial costs and a diversion of management's attention and resources.

    We have broad discretion to use the proceeds from this offering and our use of these proceeds may not yield a favorable return.

              We have not identified specific uses for any portion of the proceeds from this offering. Accordingly, our management will have significant flexibility in determining how to spend these proceeds. Although we are not currently engaged in any active discussions with respect to any acquisitions, we may seek to acquire, invest in, or establish joint ventures with respect to businesses, products, services, or technologies that complement or expand our existing business, and a portion of the net proceeds may be used for such acquisitions, investments, or joint ventures. If management fails to use the proceeds effectively, our business and operating results could suffer.

    The future sale of shares of our common stock may negatively affect our stock price.

              If our shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. We and the holders of substantially all of our shares of common stock have agreed that they will not sell, directly or indirectly, any common stock without the prior written consent of Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this prospectus (or up to approximately 30 days longer in certain circumstances). However, Morgan Stanley & Co. Incorporated may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to the lock-up agreements. In addition, Softbank Finance Corporation (Softbank) is expected to beneficially own approximately           % of our outstanding shares upon completion of this offering. The market price of our common stock could fall if Softbank or another major shareholder sells substantial amounts of our common stock. After this offering, we will have           shares of common stock outstanding. Of these shares, all of the shares being offered pursuant to this prospectus are expected to be freely tradable. Sales of substantial amounts of common stock (including shares issued in connection with future acquisitions that may be issued with registration rights) may adversely affect the prevailing market price for our common stock and could impair our ability to obtain additional capital by offering equity securities.

    You will incur immediate and substantial dilution and may experience further dilution.

              The initial public offering price of our common stock is substantially higher than the net tangible book value per share of the outstanding common stock. If you purchase common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value per share of the common stock from the price you pay for the stock. To the extent that option holders exercise outstanding options to purchase common stock, there may be further dilution. Moreover, there can be no assurance that we will not raise additional funds through future sales of our common stock. Any such financing may result in additional dilution to our shareholders.

     Forward-Looking Statements

              This prospectus, including the sections titled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," contains forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

     Use of Proceeds

              We estimate that the net proceeds to us from the sale of the           shares of common stock offered by us pursuant to this prospectus will be approximately $                     (or approximately $                     if the underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $           per share (the midpoint of the range set forth on the cover of this prospectus) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares by the selling shareholder.

The principal purposes of this offering are to obtain additional working capital, provide liquidity for our shareholders, and facilitate our future access to public markets. We intend to use the net proceeds to us from this offering for general corporate purposes, including working capital. We do not have more specific plans for the net proceeds to us from this offering. Although we are not currently engaged in any active discussions with respect to any acquisitions, we may seek to acquire, invest in, or establish joint ventures with respect to businesses, products, services, or technologies that complement or expand our existing business, and we may use a portion of the net proceeds for such acquisitions, investments, or joint ventures.

We will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we expect to invest the net proceeds in investment-grade instruments or securities.

    Dividend Policy

              We have not declared or paid cash dividends on our common stock over the past three years. We currently do not intend to pay any cash dividends on our common stock. Rather, we currently plan to retain any future earnings for funding our growth. Future dividends, if any, will be determined by our board of directors. Because we currently do not intend to pay any dividends, there is a risk that you will not experience a return on your investment unless you sell your shares of common stock at a price higher than the price you paid for the shares.

     Capitalization

              The following table sets forth our cash, cash equivalents, and investments and our capitalization as of December 31, 2003:

•
on an Actual basis; and

•
on an As Adjusted basis to reflect the sale of                      shares of common stock by us in this offering at an assumed initial public offering price of $           per share of common stock (the midpoint of the range set forth on the cover of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as our Consolidated Financial Statements and related notes included elsewhere in this prospectus.

	As of December 31, 2003 ($000)

Capitalization	Actual	(Unaudited) As Adjusted
Cash, cash equivalents, and investments (1)	$76,158	$

Long-term liabilities (2)	$24,094	$
Shareholders' equity:
Common stock, no par value, 200,000,000 shares authorized, of which 38,395,480 shares were outstanding at December 31, 2003 and shares outstanding assuming completion of this offering	4
Treasury stock	(3,280)
Additional paid-in capital	139,161
Accumulated deficit	(90,534)
Accumulated other comprehensive income	2,425

Total shareholders' equity	47,776

Total capitalization	$71,870	$

(1)
Includes $53,509 of cash and cash equivalents and $22,649 of investments as of December 31, 2003. Investments consisted of $5,493 in corporate bonds, $4,998 in senior notes, $10,275 in government obligations, $1,019 in a certificate of deposit, and $864 in other investments as of December 31, 2003.

(2)
Includes $19,396 related to stock options accounted for as a long-term liability in accordance with SFAS No. 123, which is expected to be reclassified to shareholders' equity upon completion of this offering.

     Dilution

              Our net tangible book value as of December 31, 2003 was approximately $31.8 million, or $0.83 per share, based on the number of shares of common stock outstanding as of December 31, 2003. Net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 31, 2003. After giving effect to the sale of common stock offered by us pursuant to this prospectus at an assumed initial public offering price of $           per share (the midpoint of the range set forth on the cover of this prospectus), and after incorporating our receipt of the estimated net proceeds from this offering, our net tangible book value as of December 31, 2003 would have been approximately $           million, or $           per share. This represents an immediate increase in net tangible book value of $           per share to existing shareholders and an immediate dilution of $           per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Net tangible book value per share before this offering	$0.83
Increase per share attributable to new investors

Net tangible book value per share after this offering

Dilution per share to new investors		$

The following table summarizes the differences between existing shareholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid before deducting the underwriting discounts and commissions and our estimated offering expenses.

	Purchased		Total Consideration		Average Price

Existing and New Shareholders	Number (000)	Percent	Amount ($000)	Percent	Per Share
Existing shareholders	38,628%		$92,504%		$2.39
New investors

Total		100.0%		$100.0%

The discussion and table above assume no exercise of any stock options outstanding as of December 31, 2003. As of December 31, 2003, there were 9,492,988 options outstanding to purchase common stock. To the extent that any of these options are exercised, there may be further dilution to new investors.

If the underwriters exercise their over-allotment option in full, the following will occur:

•
the number of shares of our common stock held by existing shareholders will decrease to approximately           % of the total number of shares of our common stock outstanding after this offering;

•
the number of shares of our common stock held by new investors will increase to           , or approximately           %, of the total number of shares of our common stock outstanding after this offering; and

•
net tangible book value will increase to $           per share to existing shareholders, and there will be an immediate dilution in net tangible book value of $           per share to new investors.

     Selected Historical Financial Data

              The selected historical financial data shown below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and related notes included elsewhere in this prospectus. We have derived our Consolidated Statements of Operations Data for the years ended December 31, 2001, 2002, and 2003 and Consolidated Balance Sheet Data as of December 31, 2002 and 2003 from the audited Consolidated Financial Statements included elsewhere in this prospectus. The Consolidated Statements of Operations data for the years ended December 31, 1999 and 2000 and Consolidated Balance Sheet Data as of December 31, 1999, 2000, and 2001 were derived from our audited Consolidated Financial Statements that are not included in this prospectus. Historical results do not necessarily indicate the results you should expect for future periods.

	Year Ended December 31 ($000, except per share amounts)

Consolidated Statements of Operations Data	1999	2000	2001	2002	2003
Revenue	$51,975	$74,973	$91,230	$109,619	$139,496
Operating expense	94,900	137,047	107,621	117,959	150,250

Operating loss	(42,925)	(62,074)	(16,391)	(8,340)	(10,754)
Non-operating income, net	1,945	20,728	676	4,463	1,110

Loss before income taxes, equity in net income of unconsolidated entities, minority interest in net loss of consolidated entities, and extraordinary gain	(40,980)	(41,346)	(15,715)	(3,877)	(9,644)
Income tax expense (benefit)	(11,845)	(10,511)	(5,276)	(311)	2,950
Equity in net income of unconsolidated entities	53	1,142	359	750	697
Minority interest in net loss of consolidated entities	—	1,055	785	178	—

Loss before extraordinary gain	(29,082)	(28,638)	(9,295)	(2,638)	(11,897)
Extraordinary gain—acquisition	—	—	—	3,084	—

Net income (loss)	$(29,082)	$(28,638)	$(9,295)	$446	$(11,897)

Basic income (loss) per share:
Loss before extraordinary gain	$(0.88)	$(0.75)	$(0.24)	$(0.07)	$(0.31)
Extraordinary gain—acquisition	—	—	—	0.08	—

Basic income (loss) per share	$(0.88)	$(0.75)	$(0.24)	$0.01	$(0.31)

Weighted average common shares outstanding—basic (000)	33,232	38,389	38,298	38,345	38,382
Diluted income (loss) per share:
Loss before extraordinary gain	$(0.88)	$(0.75)	$(0.32)	$(0.17)	$(0.31)
Extraordinary gain—acquisition	—	—	—	0.08	—

Diluted loss per share	$(0.88)	$(0.75)	$(0.32)	$(0.09)	$(0.31)

Weighted average common shares outstanding—diluted (000)	33,232	38,389	41,364	40,361	38,382

	Year Ended December 31 ($000)

Other Consolidated Financial Data	1999	2000	2001	2002	2003
Stock-based compensation expense (income) under the liability method	$29,129	$11,455	$(3,336)	$(3,283)	$17,796
Stock-based compensation expense under the equity method	—	4,396	9,003	10,575	11,233

Total stock-based compensation expense (1)	$29,129	$15,851	$5,667	$7,292	$29,029

Operating income (loss) before stock-based compensation expense (2)	$(13,796)	$(46,223)	$(10,724)	$(1,048)	$18,275

Sales tax expense (3)	$—	$807	$2,294	$2,837	$3,079

Cash provided by (used for) operating activities	$(9,030)	$(36,169)	$(5,183)	$16,542	$29,705
Capital expenditures	(4,096)	(11,072)	(5,932)	(5,989)	(8,607)

Free cash flow (burn) (4)	$(13,126)	$(47,241)	$(11,115)	$10,553	$21,098

	As of December 31 ($000)

Consolidated Balance Sheet Data	1999	2000	2001	2002	2003
Cash, cash equivalents, and investments	$93,722	$59,454	$47,650	$64,796	$76,158
Working capital (deficit) (5)	58,172	10,793	1,165	10,005	(5,910)
Total assets	122,858	133,890	128,735	155,112	183,220
Long-term liabilities (6)	19,750	30,484	26,315	21,243	24,094
Total shareholders' equity	52,460	38,048	35,970	50,463	47,776

(1)
We have adopted SFAS No. 123, Accounting for Stock-Based Compensation. The total expense for stock-based compensation is distributed with other employee compensation costs in the appropriate expense categories of our Consolidated Statements of Operations. In accordance with SFAS No. 123, we use two accounting methods. For options granted under plans that may require us to settle the options in cash we use the liability method. Under this method we record a liability for a vested option equal to the difference between the option exercise price and the estimated fair market value of the shares of common stock underlying the option at the end of the reporting period. If this estimated fair market value increases over the reporting period we record an expense and, if it decreases, we record income.

For options granted under plans that do not require us to settle the options in cash, we use the equity method. Under this method we calculate expense based on fair value calculated using a Black-Scholes model at the time of grant and record expense as the options vest. In each year, our aggregate stock-based compensation expense reflects the impact of options granted in prior years. Following completion of this offering, we will no longer be required to settle any options for cash and anticipate that all of our options will be accounted for under the equity method of SFAS No. 123. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Stock-Based Compensation."

(2)
"Operating income (loss) before stock-based compensation expense" is defined as operating income (loss) before the effect of our stock-based compensation expense. Information concerning our stock-based compensation expense is described in note (1) above. We have presented operating income (loss) before stock-based compensation expense solely as a supplemental disclosure to help our investors better understand the performance of our business, to enhance comparison of our performance from period to period, and to allow better comparison of our performance with that of our competitors. We use operating income (loss) before stock-based compensation expense to evaluate the performance of our business. Operating income (loss) before stock-based compensation should not be considered as an alternative to any measure of performance as promulgated under GAAP (such as operating income (loss)), nor should this data be considered as an indicator of our overall financial performance or liquidity. Also, the calculation of operating income (loss) before stock-based compensation expense used by us may not be comparable to similarly titled measures reported by other companies. The table below includes a reconciliation from our operating income (loss) to operating income (loss) before stock-based compensation expense:

Year Ended December 31 ($000)	1999	2000	2001	2002	2003
Operating loss	$(42,925)	$(62,074)	$(16,391)	$(8,340)	$(10,754)
Add back: Stock-based compensation expense	29,129	15,851	5,667	7,292	29,029

Operating income (loss) before stock-based compensation expense	$(13,796)	$(46,223)	$(10,724)	$(1,048)	$18,275

(3)
During 2003, we participated in voluntary disclosure or similar programs related to state sales tax. Through these programs, we identified sales tax amounts due for prior years and negotiated or are in discussions with local tax authorities to settle these amounts. We have recorded expense in the four years to which the sales tax amounts apply. We do not expect to record any expense related to these programs after 2003.

(4)
"Free cash flow (burn)" is defined as cash provided by (used for) operating activities less capital expenditures. We have presented free cash flow (burn) solely as a supplemental disclosure to help our investors better understand how much cash is available after we spend money to operate our business. We use free cash flow (burn) to evaluate the performance of our business. This table includes a reconciliation from cash provided by (used for) operating activities to free cash flow (burn). Free cash flow (burn) should not be considered as an alternative to any measure of performance as promulgated under GAAP (such as cash provided by/used for operating, investing and financing activities), nor should this data be considered as an indicator of our overall financial performance or liquidity. Also, the free cash flow (burn) definition used by us may not be comparable to similarly titled measures reported by other companies.

(5)
We frequently collect cash in advance of providing services or fulfilling subscriptions for our customers. These amounts, which are recorded as current liabilities on our Consolidated Balance Sheets and classified as deferred revenue, totaled $55,554 as of December 31, 2003.

(6)
Includes $19,396 related to stock options accounted for as a long-term liability as of December 31, 2003 in accordance with SFAS No. 123, which is expected to be reclassified to shareholders' equity upon completion of this offering.

     Management's Discussion and Analysis of Financial Condition and Results of Operations

              The following discussion should be read in conjunction with our Consolidated Financial Statements and related notes included elsewhere in this prospectus. It contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

    What We Do

              Our mission is to create great products that help investors reach their financial goals. We offer an extensive line of Internet, software, and print-based products for individual investors, financial advisors, and institutional clients. Our core business is providing independent research and analysis on individual stocks and mutual funds; we also provide information on variable annuities, closed-end funds, exchange-traded funds, separate accounts, and Section 529 college savings plans.

    Our Company Values

              We have established a set of principles that guide our company and that we expect our employees to follow:

•
Investors come first. We believe that Morningstar's strength comes largely from the faith that investors place in us. Our independence, integrity, and advocacy for investors' interests are the foundation of our company. We strive to help investors achieve better results;

•
Great products. We believe that Morningstar's products must exceed our customers' expectations and raise the standard over other existing products. To do this, our products must be not only innovative, but reliable and of the highest quality. They must be marked by exemplary content, design, and usability;

•
Entrepreneurial spirit. We believe that companies should grow, but never grow old. The entrepreneurial spirit inspires independent thought, agile decision-making, and an acceptance of creative and unconventional solutions to business challenges;

•
Uncompromising ethics. We require our employees to adhere to high ethical standards, regardless of the impact on our business. We believe that high ethical standards should be pursued for their own sake, and we expect every Morningstar employee to treat our customers and their fellow employees as we would wish to be treated ourselves;

•
Great people. We believe that every person who works at Morningstar contributes to our success. We want to attract talented, hard-working, enthusiastic people, so we create an environment that encourages employees to learn throughout their careers, allows them to advance based on merit, and rewards them for helping Morningstar thrive; and

•
Financial success. We believe that great products create value for our customers. This creates demand for our products and, in turn, generates financial success. Financial success strengthens our company, and helps us continue to raise our standards and set more challenging goals.

     How We Manage Our Business

              We strive to manage Morningstar to maximize our long-term results, while staying focused on our mission of helping investors and adhering to our company values. We invest significantly in new product development and in enhancing our current offerings. It typically takes many years to recoup these investments, but we believe they are critical to building long-term value for our shareholders. We plan to continue this practice as a publicly held company.

We do not make public financial forecasts for our business. We are uneasy with management forecasts because they are, by their nature, subjective and could have an effect on a company's stock price. We prefer to avoid this potential conflict and let our results speak for themselves. We also want to avoid creating any incentive within our company to alter behavior to "make the numbers."

We will strive to communicate with candor and tell you the unvarnished truth about our business. You'll notice, for example, that we voluntarily chose to expense stock options in our financial statements. Although our results would have looked substantially better without this election, we believe it is the right thing to do. We'll also strive to communicate equally with all shareholders, without special treatment for large shareholders or research analysts.

    How We're Organized

              We have a decentralized business structure, with three global business segments: Individual, Advisor, and Institutional. Early in our history, our product lineup emphasized products for individual investors. As a result, the Individual segment contributed a majority of our revenue. In the early 1990s, our Advisor segment became a more important part of our business. More recently, we've begun serving more investors through our Institutional segment, which was the largest of our three segments in 2003. We emphasize a decentralized approach to running our business to empower our managers and to create a culture of responsibility and accountability.

    How We Evaluate Our Business

              When our analysts evaluate a stock, they focus on assessing the company's intrinsic value—the value of the company's future cash flows, discounted to their worth in today's dollars. Our approach to evaluating our own business works the same way. Our goal is to increase the intrinsic value of our business over time, which we believe is the best way to create value for our shareholders.

We provide three specific measures that can help you generate your own assessment of how our intrinsic value has changed over time:

•
Revenue;

•
Operating income (loss); and

•
Free cash flow (burn).

We define free cash flow (burn) as cash provided by (used for) operating activities less capital expenditures. We have presented free cash flow (burn) solely as a supplemental disclosure to help you better understand how much cash is available after we spend money to operate our business. Our management uses free cash flow (burn) to evaluate the performance of our business. Free cash flow (burn) should not be considered as an alternative to any measure of performance as promulgated under GAAP (such as cash provided by/used for operating, investing and financing activities), nor should this data be considered as an indicator of our overall financial performance or liquidity. Also, the free cash flow (burn) definition used by us may not be comparable to similarly titled measures reported by other companies.

    Key Business Characteristics

              We believe our business has the following characteristics:

    Recurring Revenue

              We have historically generated significant recurring revenue because many of our products are sold through subscriptions or license agreements. These subscriptions and licenses generally come up for renewal after one- to three-year terms. Many of our Advisor and Institutional customer agreements span multiple years. At the beginning of the year, we generally have contracts in place for a meaningful percentage of our total revenue for that year. For example, at January 1, 2004, we had contracts that we expect will generate $93.1 million of revenue in 2004, assuming no cancellations. We can also estimate renewal revenue in a given year by applying historical renewal rates to the amount of revenue that will come up for renewal. A relatively smaller portion of our revenue typically comes from new sales completed during the year.

To evaluate our recurring revenue, we separate our annual revenue into three categories, defined as follows:

•
New revenue, which we define as selling additional products to current customers or selling to new customers;

•
Renewal revenue, which we define as revenue from renewals of subscriptions or licenses; and

•
Contracted revenue, which we define as revenue from licenses or subscriptions that were in place at the beginning of the year.

The graph below shows the percentage of revenue from each of these three categories for the past three years.

    Significant Operating Leverage

              Our business has relatively high fixed costs because of the investments required to create proprietary database and content. We strive to leverage these fixed costs by selling a wide variety of products and services to multiple investor segments, through multiple media, and in many geographical markets. We believe that while the fixed costs of our business are relatively high, the variable cost of adding customers is considerably lower, particularly as our products and services focus more on Internet-based platforms. Historically, we have made substantial investments in building our databases and content that have adversely affected our short-term operating results. More recently, our free cash flow has improved because we've been able to increase revenue without a significant corresponding increase in expenses (excluding costs associated with stock-based compensation).

    Deferred Revenue

              We frequently collect cash in advance of providing services or fulfilling subscriptions for our customers. As a result, we can use some of that cash to fund our operations and invest in new product development. Although we may need to issue refunds for the unused portion of the subscription if a customer cancels, we generally have used deferred revenue to fund many of our other activities. These amounts, which are shown on our balance sheet as deferred revenue, totaled $55.6 million as of December 31, 2003.

    How Our Business Works: Revenue and Operating Expenses

              We earn revenue by selling a variety of investment-related products and services. Many of our offerings, such as our newsletters, Principia software, and Premium service on Morningstar.com, are sold via subscriptions. These subscriptions are mainly offered for a one-year term. We also sell advertising on our Web sites. A variety of our products are sold through license agreements, including Advisor Workstation, Morningstar Direct (formerly Morningstar DataLab), Morningstar Retirement Solution, and Licensed Data. Our license agreements typically range from one to three years. For some of our other institutional services, mainly Investment Consulting, we charge customized fees for the services we provide. Finally, we collect fees relating to our Morningstar Managed Portfolio and Morningstar Managed Retirement Portfolio businesses, which are calculated as a percentage of total assets under management.

We break our expenses into cost of goods sold, development, sales and marketing, general and administrative, and depreciation and amortization, as described below. We include stock-based compensation expense, as appropriate, in each of these categories.

•
Cost of goods sold. This category includes the compensation expense for employees who produce the products we deliver to our customers. For example, this category covers the cost of production teams and analysts who write investment research reports. Cost of goods sold also includes other expenses such as postage, printing, and CD-ROM replication.

•
Development. This category includes cost associated with enhancing our products on an ongoing basis. Development costs mainly include compensation costs for programmers, designers, and other employees who develop new products and make ongoing improvements to existing products. In some cases, we capitalize the compensation costs associated with certain development projects as required by GAAP. This reduces the expense that we would otherwise show here. We amortize these capitalized costs over three years.

•
Sales and marketing. This category includes the salary, benefits, and commissions for our sales teams, product managers, and other marketing professionals. We also include the cost of advertising, direct mail campaigns, and other marketing programs to promote our products.

•
General and administrative. This category consists mainly of compensation costs for each segment's management team, as well as human resources, finance, and support employees for each segment. The category also includes corporate overhead, including senior management, corporate systems, accounting, legal, and facilities expenses.

•
Depreciation and amortization. Our capital expenditures consist mainly of computers, leasehold improvements, and capitalized product development costs related to certain software development projects. We recognize depreciation and amortization costs for these items over their appropriate lives, generally ranging from three to seven years. For more information about our policies on depreciation, amortization, and capitalized software development, see "—Application of Critical Accounting Policies and Estimates."

    Joint Ventures and Minority Interests

              We consolidate the results of our international operations, other than our ventures in Japan, Korea, Denmark, and Sweden. We used the equity method of accounting for Morningstar Asia (our subsidiary in China) until October 1, 2002, when we acquired the remaining 60.1% from our joint venture partners. We began consolidating the operations of Morningstar Asia into our financial statements at that time. Our operations in Japan, Korea, Denmark, and Sweden are accounted for using the equity method. The book value of these operations is shown on our balance sheet as investments in unconsolidated entities.

In June 2000, Morningstar Japan became a publicly traded company on the Osaka Stock Exchange "Hercules Market." Its ticker is 4765. The total market value of Morningstar Japan was $139.0 million as of December 31, 2001, $51.0 million as of December 31, 2002, and $89.7 million as of December 31, 2003. Currently, we own a 35.1% stake in Morningstar Japan.

    Stock-Based Compensation

              We have historically granted options to our employees as a significant component of overall compensation. We believe that granting options encourages our employees to think like owners and gives them an incentive to help build our long-term value.

We use SFAS No. 123, Accounting for Stock-Based Compensation, to account for our stock option grants. In accordance with SFAS No. 123 we use the following two accounting methods:

•
For options granted under plans that may require us to settle the options in cash, we use the liability method. Under this method, we record a liability for vested options equal to the difference between the option exercise price and the estimated fair market value of the shares of common stock underlying the option. All of our options outstanding under these plans are fully vested. We calculate the expense for these options based on changes in the estimated fair market value of our stock, and we record this change by adjusting the amount of the liability at end of each reporting period. If, as occurred between 2002 and 2003, the estimated fair market value of our common stock increases, we record an expense reflecting the increased liability. If, as occurred between 2001 and 2002, the estimated fair market value of our common stock decreases, the liability declines and we record income.

•
For options outstanding under plans that do not require us to settle the options in cash, we use the equity method. We calculate the expense under this method based on the Black-Scholes value of the option at the time of the grant. We record this expense as the options vest, typically in equal amounts over four years. This method requires that we make several estimates, including the volatility of our stock price, the expected option forfeiture rate, and the expected life of the option. In making these estimates, we have used historical data as well as management judgment to arrive at the data inputs.

The aggregate expense under the two methods is distributed with other employee compensation costs among various expense categories of our Consolidated Statements of Operations. In each year, this expense includes the impact of options granted in prior years. For example, the expense recorded in 2003 reflects the cost of options that were granted in 2000, 2001, 2002, and 2003 under the equity method, and the expense for all options granted between 1993 and 1999 under the liability method.

In 2000, we granted an unusually large number of options that vested ratably over four years and are accounted for under the equity method. The expense associated with these options in 2001, 2002, and 2003 was $6.6 million, $6.6 million and $6.5 million, respectively. During 2004, we expect that our expense under the equity method for all options granted between 2000 and 2003 will be approximately $7.0 million.

Upon completion of this offering, we will no longer be required to settle any options in cash. We will record a final expense or income for options previously accounted for under the liability method by marking them to the initial public offering price. At an assumed initial public offering price of $       per share (the midpoint of the range set forth on the cover of this prospectus), this will result in expense or income in the quarter in which we complete this offering of approximately $           . After being marked to the initial public offering price, these options will not have any further impact on our stock-based compensation expense. In the future, we anticipate that all of our options will be accounted for using the equity method.

In our Consolidated Statements of Operations we recognized stock-based compensation expense (income) under the liability and equity methods as follows:

	Year Ended December 31 ($000)

Stock-Based Compensation Expense Methods	2001	2002	2003
Stock-based compensation expense (income) under the liability method	$(3,336)	$(3,283)	$17,796
Stock-based compensation expense under the equity method	9,003	10,575	11,233

Stock-based compensation expense	$5,667	$7,292	$29,029

In 2003, the substantial increase in our stock-based compensation expense calculated under the liability method resulted from an increase in the estimated fair market value of our common stock.

We recorded stock-based compensation expense in the following expense (income) categories of our Consolidated Statements of Operations:

	Year Ended December 31 ($000)

Distribution of Stock-Based Compensation Expense (Income)	2001	2002	2003
Cost of goods sold	$(379)	$(89)	$3,091
Development	(31)	(59)	2,090
Sales and marketing	(115)	(64)	2,107
General and administrative	6,192	7,504	21,741

Total	$5,667	$7,292	$29,029

Stock-based compensation expense is not allocated among our segments and, therefore, is not reflected in our segment results.

    Consolidated Business Results:
    2003 vs. 2002

	Year Ended December 31 ($000)

Key Metrics	2002	2003	% Change
Revenue	$109,619	$139,496	27.3%
Operating loss	(8,340)	(10,754)	28.9
Operating margin (%)	NMF	NMF	NMF
Stock-based compensation expense	7,292	29,029	298.1
Cash provided by operating activities	$16,542	$29,705	79.6
Capital expenditures	(5,989)	(8,607)	43.7

Free cash flow	$10,553	$21,098	99.9

NMF—Not meaningful

    Revenue (Consolidated 2003 vs. 2002)

              In 2003, our revenue growth was driven mainly by increased sales of Advisor Workstation, Morningstar Retirement Solution, Licensed Data, and Morningstar Direct, partially offset by lower sales for some of our more mature products such as Morningstar FundInvestor and Morningstar Mutual Funds. Revenue in 2003 from our largest-selling product, Principia, decreased less than 1%.

Top Five Products 2002	Revenue ($000)	% Revenue	Top Five Products 2003	Revenue ($000)	% Revenue
Principia	$29,056	26.5%	Principia	$28,856	20.7%
Morningstar.com	14,728	13.4	Licensed Data	22,453	16.1
Licensed Data	13,462	12.3	Morningstar.com	16,312	11.7
Internet Tools and Content	7,765	7.1	Advisor Workstation	10,799	7.7
Investment Profiles and Guides	5,828	5.3	Internet Tools and Content	9,222	6.6

Our revenue from international operations increased $6.3 million, or 45.3%, from $13.9 million in 2002 to $20.1 million in 2003 and accounted for 14.4% of our 2003 total revenue. Internet Tools and Content, Licensed Data, and Advisor Workstation were the biggest drivers of this international revenue growth. Currency translations contributed an additional $1.7 million, and the mPower acquisition added $2.1 million, to our 2003 revenue. Without the impact of currency translations and the mPower acquisition, our year-over-year revenue growth would have been 23.8%.

    Operating Loss (Consolidated 2003 vs. 2002)

              Our operating loss increased $2.4 million, from $8.3 million in 2002 to $10.8 million in 2003. Our operating loss was driven almost entirely by stock-based compensation expense, which increased by $21.7 million, or 298.1%, from $7.3 million in 2002. $21.0 million of this increase was due to the increase in our estimated fair market value for options expensed under the liability method. See "—Stock-Based Compensation."

Cost of goods sold increased $4.5 million, or 11.5%, from $39.0 million in 2002 to $43.5 million in 2003. The increase in cost of goods sold mainly reflects higher stock-based compensation expense, as well as some increased headcount.

Development costs increased $2.8 million, or 23.4%, from $11.9 million in 2002 to $14.7 million in 2003. This increase mainly reflects higher stock-based compensation expense. To a lesser degree, it reflects an increase in costs associated with continued development of products such as Morningstar Direct, Morningstar Retirement Solution, and Morningstar.com Premium service.

Sales and marketing costs increased $5.8 million, or 23.2%, from $25.0 million in 2002 to $30.8 million in 2003, largely because of higher stock-based compensation expense. Sales and marketing costs also increased because of higher commissions and larger sales teams for our institutional businesses.

General and administrative costs increased $17.6 million, or 48.3%, from $36.5 million in 2002 to $54.1 million in 2003. This increase was mainly driven by higher stock-based compensation expense. It also includes $3.1 million of sales tax expense described in "—Sales Tax Expense." We also recorded a $0.9 million reserve in conjunction with the Australian legal proceeding discussed in Note 15 of our Notes to Consolidated Financial Statements.

Our bonus cost increased from $10.4 million in 2002 to $12.6 million in 2003 primarily because of strong performance in our Institutional segment. Costs for bonuses are reflected in each of the appropriate expense categories.

Depreciation and amortization costs increased $1.6 million, or 28.4%, from $5.5 million in 2002 to $7.1 million in 2003. This increase was mainly driven by depreciation and amortization charges for computer equipment, leasehold improvements, and capitalized product development for Advisor Workstation.

    Free Cash Flow (Consolidated 2003 vs. 2002)

              We generated approximately $21.1 million in free cash flow in 2003, reflecting cash provided by operating activities of $29.7 million and capital expenditures of $8.6 million. Our capital expenditures in 2003 largely reflect refurbishment costs for our main office space in Chicago, capitalized labor for software development, and purchases of computer equipment. Our free cash flow in 2003 almost doubled from the previous year.

     Consolidated Business Results:
    2002 vs. 2001

	Year Ended December 31 ($000)

Key Metrics	2001	2002	% Change
Revenue	$91,230	$109,619	20.2%
Operating loss	(16,391)	(8,340)	(49.1)
Operating margin (%)	NMF	NMF	NMF
Stock-based compensation expense	5,667	7,292	28.7
Cash provided by (used for) operating activities	$(5,183)	$16,542	NMF
Capital expenditures	(5,932)	(5,989)	1.0

Free cash flow (burn)	$(11,115)	$10,553	NMF

NMF—Not meaningful

    Revenue (Consolidated 2002 vs. 2001)

              Our revenue growth in 2002 was driven by increased sales of Morningstar.com, Advisor Workstation, and Principia. This growth was partially offset by declining sales on some of our more mature print products, such as Morningstar Mutual Funds and Morningstar FundInvestor.

Top Five Products 2001	Revenue ($000)	% Revenue	Top Five Products 2002	Revenue ($000)	% Revenue
Principia	$25,979	28.5%	Principia	$29,056	26.5%
Licensed Data	14,380	15.8	Morningstar.com	14,728	13.4
Morningstar.com	10,608	11.6	Licensed Data	13,462	12.3
Morningstar Mutual Funds	6,337	6.9	Internet Tools and Content	7,765	7.1
Investment Profiles and Guides	5,369	5.9	Investment Profiles and Guides	5,828	5.3

Our international operations contributed $13.9 million in revenue in 2002, an increase of $6.4 million, or 87.1%, compared with $7.4 million in 2001. International revenue made up 12.6% of total revenue in 2002, compared with 8.1% in 2001. Internet Tools and Content was the biggest driver of revenue growth overseas.

    Operating Loss (Consolidated 2002 vs. 2001)

              We reduced our operating loss by $8.1 million, to $8.3 million in 2002 from $16.4 million in 2001. We achieved this through a combination of revenue growth and lower operating cost. However, these factors were partially offset by stock-based compensation expense, which increased by $1.6 million, or 28.7%, compared with 2001. See "—Stock-Based Compensation."

Cost of goods sold decreased $0.5 million, or 1.3%, from $39.5 million in 2001 to $39.0 million in 2002. The decrease was driven largely by reductions in headcount and fulfillment expenses, partially offset by costs associated with our international operations.

Development costs increased $4.2 million, or 54.6%, from $7.7 million in 2001 to $11.9 million in 2002. The increase was primarily due to higher compensation expense relating to Advisor Workstation, Morningstar Direct, and Morningstar Retirement Solution.

Sales and marketing costs increased $4.3 million, or 21.0%, from $20.7 million in 2001 to $25.0 million in 2002. The increase mainly reflects higher compensation expense associated with additional sales staff for our Institutional and Advisor segments.

General and administrative costs increased $2.3 million, or 6.8%, from $34.2 million in 2001 to $36.5 million in 2002. The increase was driven in part by stock-based compensation cost, which increased $1.3 million, or 21.2%, from $6.2 million in 2001 to $7.5 million in 2002. Other contributors to higher general and administrative costs were a $0.5 million increase in sales tax expense and additional general and administrative staff for our international operations, partially offset by a $0.5 million reduction in corporate overhead. The increase in the sales tax expense is explained in "—Sales Tax Expense."

In 2001 and 2002 we incurred costs of $8.7 million and $10.4 million, respectively, associated with our bonus program. The growth in bonus accruals was primarily driven by strong results in our Individual segment. This bonus expense is reflected in each of the appropriate operating expense categories.

Depreciation and amortization costs were essentially unchanged in 2002 compared with 2001. These costs for both years mainly consisted of charges for computer equipment and capitalized labor.

    Free Cash Flow (Burn) (Consolidated 2002 vs. 2001)

              Our free cash flow substantially improved in 2002, increasing $21.7 million from a burn of $11.1 million in 2001 to free cash flow of $10.6 million in 2002. This significant growth was mainly due to the improvement in cash provided by operating activities, which totaled approximately $16.5 million in 2002, compared with negative $5.2 million in 2001. Capital expenditures, meanwhile, showed modest growth of 1.0% for the year, mainly due to computer equipment and capitalized software development costs. The change in deferred revenue contributed $14.6 million to cash provided by operating activities. This growth in deferred revenue resulted primarily from higher sales of our Institutional products, particularly Licensed Data.

    Individual Segment Business Results:
    2003 vs. 2002

              Our Individual segment provides products and services for the individual investor. The largest product in this segment is paid Premium service for our Web site, Morningstar.com. We also earn revenue from selling advertising on our Web site. We offer various print publications on stocks and mutual funds, including our monthly newsletters, Morningstar FundInvestor and Morningstar StockInvestor, and our twice-monthly publication, Morningstar Mutual Funds. This business segment also produces independent equity research on individual stocks.

Any revenue we generate from providing independent equity research associated with the Global Analyst Research Settlements, as discussed in "Business—Industry Overiew," will be included in our Individual segment. Under the terms of these settlements, which were made to resolve allegations of undue influence of investment banking interests on securities research, 10 leading Wall Street brokerage firms agreed to set aside approximately $432.5 million to pay for independent research over a period of five years. The independent research is to be provided by companies that don't have ties to investment banking interests. This new business could have a material effect on the revenue and expenses of the Individual segment in the future. All of our Individual revenue is currently generated in the United States.

	Year Ended December 31 ($000)

Key Metrics	2002	2003	% Change
Revenue	$31,998	$35,406	10.7%
Operating income	4,342	7,391	70.2
Operating margin (%)	13.6%	20.9%	NMF

NMF—Not meaningful

    Revenue (Individual 2003 vs. 2002)

              Revenue growth for the Individual segment reflects an increase in subscribers for our Morningstar.com Premium service, slightly offset by a decrease in revenue from Morningstar Mutual Funds. Four products contributed approximately 85% of revenue for the Individual segment during 2003: Morningstar.com, Morningstar Mutual Funds, Morningstar StockInvestor, and Morningstar FundInvestor.

    Operating Income (Individual 2003 vs. 2002)

              Operating income for the Individual segment showed substantial improvement in 2003, as revenue growth far exceeded growth in operating costs. Cost of goods sold decreased due to lower compensation expense, slightly offset by increased fulfillment costs due to higher numbers of subscribers. Development cost grew slightly, reflecting higher compensation. Sales and marketing expenses increased by 8.2% due to marketing programs for Morningstar.com and Morningstar StockInvestor. General and administrative costs decreased slightly, mainly because of lower corporate overhead costs. Depreciation and amortization costs increased $0.2 million, or 30.2%, reflecting refurbishment costs and network equipment additions.

    Individual Segment Business Results:
    2002 vs. 2001

	Year Ended December 31 ($000)

Key Metrics	2001	2002	% Change
Revenue	$27,642	$31,998	15.8%
Operating income (loss)	(1,508)	4,342	NMF
Operating margin (%)	NMF	13.6%	53.7

NMF—Not meaningful

    Revenue (Individual 2002 vs. 2001)

              The increase in revenue was primarily due to an increase in subscribers for our Morningstar.com Premium service from 84,283 to 103,700 over the year. This increase was slightly offset by a decline in revenue in our more mature print products, Morningstar Mutual Funds and Morningstar FundInvestor.

    Operating Income (Loss) (Individual 2002 vs. 2001)

              Operating results improved from a loss of $1.5 million in 2001 to income of $4.3 million in 2002, with expense decreasing $1.5 million and revenue increasing $4.4 million.

Cost of goods sold decreased overall, driven largely by lower compensation costs as a result of lower headcount and decreases in production and fulfillment costs. We achieved these savings by negotiating better terms with vendors, primarily for our print products. Development costs increased, reflecting the cost of continued enhancements on Morningstar.com. This was partially offset by a switch in vendors that resulted in lower costs for technical infrastructure services. Sales and marketing costs, as well as general and administrative expenses, were essentially unchanged for the year. Depreciation and amortization expenses decreased $0.2 million, or 25.5%.

    Advisor Segment Business Results:
    2003 vs. 2002

              Our Advisor segment focuses on products and services for financial advisors. Our key products in this segment are Advisor Workstation and Principia. Advisor Workstation is a Web-based investment planning system that provides financial advisors with a comprehensive set of tools for investment research, planning, and client presentations. Principia is our CD-ROM-based investment research software. In addition, we offer Morningstar

Managed Portfolios, a fee-based discretionary investment management program made up of mutual fund portfolios that financial advisors can use for their clients' taxable and tax-deferred accounts.

	Year Ended December 31 ($000)

Key Metrics	2002	2003	% Change
Revenue	$40,972	$49,161	20.0%
Operating income (loss)	(575)	9,521	NMF
Operating margin (%)	NMF	19.4%	NMF

NMF—Not meaningful

    Revenue (Advisor 2003 vs. 2002)

              Advisor Workstation made the largest contribution to revenue growth in 2003. Both the Enterprise Edition and the Office Edition posted significant growth. Morningstar Managed Portfolios also contributed to revenue growth. Principia revenue was essentially unchanged.

    Operating Income (Loss) (Advisor 2003 vs. 2002)

              Operating income (loss) increased $10.1 million year-over-year to $9.5 million in 2003, compared with a loss of $0.6 million in 2002. Total expense decreased $1.9 million. Production and fulfillment costs were lower because we switched to a less costly shipping vendor for Principia. Development costs decreased due to lower new product development costs. For both sales and marketing and general and administrative costs, expense levels were approximately in line with the previous year.

    Advisor Segment Business Results:
    2002 vs. 2001

	Year Ended December 31 ($000)

Key Metrics	2001	2002	% Change
Revenue	$34,823	$40,972	17.7%
Operating loss	(1,811)	(575)	(68.3)
Operating margin (%)	NMF	NMF	NMF

NMF—Not meaningful

    Revenue (Advisor 2002 vs. 2001)

              Revenue for this segment increased by $6.1 million largely driven by sales of Principia. The introduction of Advisor Workstation also contributed to growth during the year.

    Operating Loss (Advisor 2002 vs. 2001)

              Revenue growth was higher than expense growth in 2002, but the segment still produced an operating loss, which was mainly due to our international operations. Expense increased by $4.9 million, or 13.4%.

Cost of goods sold increased mainly due to higher compensation costs because we hired more people to develop Advisor Workstation and to support Morningstar Managed Portfolios. This was partially offset by lower fulfillment costs for Principia. Sales and marketing costs also increased due to increased staffing for our sales force for Advisor Workstation and Morningstar Managed Portfolios. General and administrative costs decreased in 2002 because 2001 included costs associated with launching Morningstar Managed Portfolios.

    Institutional Segment Business Results:
    2003 vs. 2002

              Our Institutional products focus on Web-based investment software and electronic data feeds. We also offer print products and consulting services. Key products in this segment are Morningstar Direct, Morningstar Retirement Solution, Licensed Data, and Investment Consulting.

	Year Ended December 31 ($000)

Key Metrics	2002	2003	% Change
Revenue	$40,825	$59,745	46.3%
Operating income (loss)	(6,398)	4,160	NMF
Operating margin (%)	NMF	7.0%	NMF

NMF—Not meaningful

    Revenue (Institutional 2003 vs. 2002)

              Revenue grew significantly, driven by Licensed Data and Investment Consulting. Morningstar Retirement Solution was another major contributor to growth, partly due to our acquisition of mPower in July 2003, which accounted for $2.1 million of our 2003 revenue. Morningstar Direct, a relatively new product, also contributed to sales growth.

    Operating Income (Loss) (Institutional 2003 vs. 2002)

              With revenue growth far exceeding expense increases, operating income turned positive in 2003. Operating expenses increased $8.4 million, or 17.7%.

Cost of goods sold increased because we hired more employees in Europe. Development cost also rose due to increased staffing. Sales and marketing cost increased due to an expansion of our sales force and higher commissions. General and administrative costs grew modestly.

     Institutional Segment Business Results:
    2002 vs. 2001

	Year Ended December 31 ($000)

Key Metrics	2001	2002	% Change
Revenue	$32,542	$40,825	25.5%
Operating loss	(7,780)	(6,398)	(17.8)
Operating margin (%)	NMF	NMF	NMF

NMF—Not meaningful

    Revenue (Institutional 2002 vs. 2001)

              Revenue increased $8.3 million, driven mainly by higher sales of Investment Consulting and Internet Tools and Content.

    Operating Loss (Institutional 2002 vs. 2001)

              Despite strong revenue growth, operating results improved only moderately. We had losses in both years mainly because of our international operations.

Total expense increased $6.9 million, driven largely by higher costs for general and administrative, sales and marketing, and development. Cost of goods sold increased slightly, as higher production expense was offset by decreases in compensation and fulfillment costs. Sales and marketing costs increased because we expanded our sales force. General and administrative costs grew primarily due to increases in staff for our European operations. In addition, we incurred costs to develop and produce a new corporate marketing catalog. Depreciation and amortization costs increased slightly, mainly due to purchases of computer equipment in the latter part of the year.

Selected Quarterly Financial Data

	Quarters for the Year Ended December 31 ($000, except per share amounts)

	2002				2003
Selected (Unaudited) Quarterly Financial Data
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Revenue	$25,222	$27,115	$27,528	$29,754	$32,138	$34,315	$35,940	$37,103
Operating expense:
Cost of goods sold	8,856	10,043	9,859	10,277	10,175	10,143	10,574	12,629
Development	2,977	2,892	2,880	3,132	3,514	3,484	3,124	4,541
Sales and marketing	5,969	7,028	6,845	5,150	7,861	6,987	7,234	8,716
General and administrative	9,477	10,426	10,583	6,018	9,222	9,617	10,006	25,300
Depreciation and amortization	1,418	1,327	1,433	1,369	1,340	1,646	1,925	2,212

Total operating expense	28,697	31,716	31,600	25,946	32,112	31,877	32,863	53,398

Operating income (loss)	(3,475)	(4,601)	(4,072)	3,808	26	2,438	3,077	(16,295)
Non-operating income (expense):
Gain on sale of investment in unconsolidated entity	—	—	3,398	—	—	—	—	510
Interest income, net	236	186	242	378	116	173	119	(129)
Other income, net	31	19	16	(43)	6	29	33	253

Non-operating income, net	267	205	3,656	335	122	202	152	634

Income (loss) before income taxes, equity in net income (loss) of unconsolidated entities, minority interest in net loss (income) of consolidated entities, and extraordinary gain	(3,208)	(4,396)	(416)	4,143	148	2,640	3,229	(15,661)
Income tax expense (benefit)	(915)	(682)	(616)	1,902	501	1,459	1,772	(782)
Equity in net income (loss) of unconsolidated entities	(379)	946	154	29	116	351	(47)	277
Minority interest in net loss (income) of consolidated subsidiaries	72	84	58	(36)	—	—	—	—

Income (loss) before extraordinary gain	(2,600)	(2,684)	412	2,234	(237)	1,532	1,410	(14,602)
Extraordinary gain—acquisition	—	—	—	3,084	—	—	—	—

Net income (loss)	$(2,600)	$(2,684)	$412	$5,318	$(237)	$1,532	$1,410	$(14,602)

Basic income (loss) per share	$(0.07)	$(0.07)	$0.01	$0.14	$(0.01)	$0.04	$0.04	$(0.38)
Weighted average common shares outstanding—basic (000)	38,337	38,343	38,348	38,352	38,366	38,373	38,391	38,395
Diluted income (loss) per share	$(0.07)	$(0.07)	$0.01	$0.02	$(0.01)	$0.04	$0.03	$(0.38)
Weighted average common shares outstanding—diluted (000)	40,558	40,686	40,536	40,321	40,228	40,233	40,207	38,395

    Sales Tax Expense

              During 2003, we participated in voluntary disclosure or similar programs related to state sales tax. Through these programs we identified sales tax amounts due for prior years and have negotiated or are in discussions with local tax authorities to settle these amounts. We have recorded expense in the four years in which the sales tax amounts apply, as follows:

	Year Ended December 31 ($000)

	2000	2001	2002	2003
Sales Tax Expense	$807	$2,294	$2,837	$3,079

We made cash payments in conjunction with these voluntary disclosure programs of $1.6 million in 2003. We anticipate that most of the remaining $7.4 million expected to be due in connection with state sales tax for periods ending on or before December 31, 2003 will be paid in 2004. We do not expect to record any expenses related to these programs after 2003. We have now put in place procedures to collect applicable sales tax from our customers.

    Non-Operating Income

              The following table presents the components of our non-operating income for the following periods:

	Year Ended December 31 ($000)

Non-Operating Income	2001	2002	2003
Gain on sale of investment in unconsolidated subsidiary	$—	$3,398	$510
Interest income, net	1,559	1,042	279
Other income (expense), net	(883)	23	321

Non-operating income	$676	$4,463	$1,110

In 2002, we sold our investment in Techfi Corporation, a provider of portfolio management and accounting software, resulting in a pre-tax gain of $3.4 million. In 2003, we also recorded a pre-tax gain of $0.5 million related to this transaction when funds were released from escrow.

Net interest income primarily reflects interest from our investment portfolio. The decline in interest income is due to lower returns on invested cash balances. We also paid interest expense of $0.4 million, $0.2 million, and $0.2 million in 2001, 2002, and 2003 respectively, related to the note payable to Joe Mansueto. This note was repaid on March 30, 2004.

Other income (expense) primarily represents royalty income from Morningstar Japan, realized gains and losses on our investment portfolio, and settlement of foreign currency exchange gains and losses arising from the ordinary course of business in our international operations.

    Income Tax Expense (Benefit)

              Following our conversion from an S Corporation to a C Corporation on September 1, 1999, we have generated net operating losses (NOLs). These losses created a future tax benefit, recorded on our balance sheet as a deferred tax asset, because we are allowed to use them to offset future taxable net income. Because of these

NOLs, we have paid nominal corporate income tax through the end of 2003. We used $14.4 million of these NOLs in 2003. Additionally, we acquired NOLs through our acquisition of mPower that we do not expect to have a material impact on our tax situation. For more information, see Note 14 of our Notes to the Consolidated Financial Statements.

Our stock-based compensation also generates a deferred tax asset. While we deduct this expense to calculate our operating income, it is not deductible for tax purposes until employees exercise their options. This timing difference creates an asset, which we may use over the remaining life of the outstanding options as the options are exercised.

In 2002 and 2003, our effective tax rates were higher than the federal statutory tax rate of 35.0% primarily because the losses generated by our foreign entities are not included in our consolidated operations for U.S. tax purposes. Because these losses are excluded from our taxable income, our tax expense is higher. However, these losses lower our reported net income. The net effect increases our tax expense as a percentage of total pretax net income. These foreign NOLs should become deductible in international tax jurisdictions to the extent our international operations become profitable.

    Extraordinary Gain

              In 2002, we recorded an extraordinary gain of $3.1 million related to our acquisition of an interest in Morningstar Asia. The fair value of Morningstar Asia's net assets exceeded the purchase price. For more information, see Note 6 of our Notes to the Consolidated Financial Statements.

    Application of Critical Accounting Policies and Estimates

              Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with GAAP. Our significant accounting policies are discussed in Note 2 of our Notes to the Consolidated Financial Statements. The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities (including the recoverability of tangible and intangible assets and disclosure of contingent assets and liabilities as of the date of the financial statements). Management estimates and assumptions also affect the reported amounts of revenue and expense during the reported period.

We evaluate our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of these assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could vary from the estimates and assumptions used in the preparation of our Consolidated Financial Statements. If actual amounts are ultimately different from previous estimates, the revisions are included in our results of operations for the period in which the actual amounts become known.

We believe the following critical accounting policies reflect the significant judgments and estimates used in the preparation of our Consolidated Financial Statements:

              Revenue Recognition. Much of our revenue comes from the sale of subscriptions or licenses for printed publications and software. We recognize this revenue in equal amounts over the term of the subscription or license, which generally ranges from one to three years. Deferred subscription revenue is the amount paid in advance for subscriptions or licenses that has not yet been recognized as revenue. We also provide analysis, consulting, retirement advice, and other services. We recognize this revenue when the service is provided or during the service obligation period defined in the contract.

              Computer Software and Development. We capitalize certain costs associated with computer software and software development according to Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Product development costs consist primarily of the compensation costs associated with developing new Web-based products and certain enhancements of existing products. We also develop software that enables users to access information on our Web site through subscription services. We amortize these development costs on a straight-line basis over their estimated remaining economic life, which is generally three years.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we review long-lived assets, such as property, equipment, and purchased intangibles subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We measure recoverability of assets to be held and used by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, we recognize an impairment charge equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset.

We believe that the estimate related to accounting for the impairment or disposal of long-lived assets is a critical accounting estimate because the assumptions used are highly susceptible to changes in the operating results and cash flows of our operations.

              Goodwill and Other Intangible Assets. We adopted SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. Under this standard, goodwill and intangible assets with indefinite lives are no longer amortized. Instead, they are subject to an annual test for impairment. The approach that we use to estimate the fair value of components of our segments is dependent on a number of factors, including estimates of future market growth and trends, forecasted revenue and costs, capital investments, appropriate discount rates, certain assumptions to allocate shared assets and liabilities, and other variables. We base our fair value estimates on assumptions we believe to be reasonable, but these assumptions are unpredictable and inherently uncertain. Actual future results may differ from those estimates. These assumptions are updated annually, at a minimum, to reflect information concerning components of our segments.

We believe that the accounting estimate related to goodwill and other intangible asset impairment is a critical accounting estimate because the assumptions used are highly susceptible to changes in the operating results and cash flows of components of our segments.

              Stock-Based Compensation. We adopted SFAS No. 123, Accounting for Stock-Based Compensation, to account for stock option grants made to employees and non-employee directors. See "—Stock-Based Compensation."

     Liquidity and Capital Resources

              General. We believe that our available cash balances and investments, along with any cash generated from operations and the net proceeds from this offering, will be sufficient to meet our operating and cash needs for the foreseeable future. We expect this offering to add $           million to our cash, cash equivalents, and investments, using an assumed initial public offering price of $           (the midpoint of the range set forth on the cover of this prospectus). We invest our cash reserves in cash, cash equivalents, and fixed-income securities. These investments have a weighted average maturity of six months, and no single security has a maturity greater than two years.

              Cash provided by (used for) operating activities. Our main source of capital is cash generated from operating activities. Net cash provided by operating activities was approximately $29.7 million in 2003, compared with $16.5 million in 2002. This increase of 79.6% was primarily driven by revenue growth, improved collections and a corresponding decrease in accounts receivable, and an increase in accounts payable and accrued liabilities.

Because we frequently collect cash in advance of providing services or fulfilling subscriptions for our customers and use some of that cash to fund other activities, we often have significant deferred revenue, which is shown as a liability on our balance sheet. This means that our working capital may at times be negative. At December 31, 2001, 2002, and 2003 our deferred revenue was $33.7 million, $47.7 million, and $55.6 million, respectively.

Proceeds from the sale of investments in an unconsolidated entity were $4.8 million in 2002 and $0.5 million in 2003. These proceeds relate to cash received upon the sale of our investment in Techfi Corporation and the subsequent release of funds from escrow.

Capital expenditures were $5.9 million, $6.0 million, and $8.6 million in 2001, 2002, and 2003, respectively. Capital expenditures are primarily for computer hardware and capitalized product development costs.

Cash provided from acquisitions was $3.5 million in 2002 related to our acquisition of an interest in Morningstar Asia. In 2003, cash used for acquisitions, net of cash acquired, was $10.8 million related to our acquisitions of mPower and the remaining interest in Morningstar Canada.

              Cash used for financing activities. Cash used for financing activities consists primarily of payments of long-term debt and capital lease obligations and cash paid for purchases of our stock.

In 2001, proceeds from issuing notes payable were $0.6 million, reflecting proceeds from a promissory note we issued to the minority shareholder of Morningstar Canada. This note was repaid during 2002. There were no proceeds from issuances of notes payable in 2002 or 2003.

Under the 1993 Morningstar Stock Option Plan, subject to certain conditions, holders of vested options are permitted to exercise their options and immediately resell to us the shares of common stock obtained from such exercise at a price equal to the fair market value of such shares, as determined by our board of directors. We have the right to pay this purchase price in equal installments over a period of five years, with the deferred purchase price accruing interest at a floating rate based on 13-week U.S. Treasury securities. As of December 31, 2003, we recorded among our long-term liabilities $2.0 million of deferred obligations relating to such repurchases. We expect to satisfy these obligations in full by 2007, with approximately $1.0 million coming due in 2004. Upon completion of this offering, holders of the options issued under our 1993 Option Plan will no longer have the right to require us to repurchase any shares obtained upon exercise of such options and the long-term liability associated with these options will be reclassified to shareholders' equity.

The current portion of long-term debt was approximately $6.6 million at December 31, 2003, which primarily represented a promissory note payable to Joe Mansueto. The obligation and related interest were paid in full on March 30, 2004. See Note 9 of our Notes to the Consolidated Financial Statements and "Certain Relationships and Related Party Transactions—Transactions Involving Joe Mansueto."

    Acquisitions

    mPower

              In July 2003, we acquired all of the outstanding stock of mPower. For 2003, mPower contributed $2.1 million to our revenue. This transaction is accounted for as a "bargain purchase" because the purchase price was less than the total fair value of the assets acquired. Therefore, certain long-term assets were allocated values that were lower than their fair value at the date of acquisition. In Note 6 of our Notes to the Consolidated Financial Statements included elsewhere in this prospectus, we show our summary pro forma consolidated results as if we had owned mPower for the full year. Also included in this prospectus are Unaudited Pro Forma Consolidated Statement of Operations for 2003 that gives effect to our acquisition of mPower as if it had occurred on January 1, 2003 and mPower's consolidated financial statements for the years ended December 31, 2001 and 2002.

    Morningstar Canada

              In January 2003, we purchased the remaining half of Morningstar Canada that we did not previously own. We have always consolidated the results of Morningstar Canada for all periods presented in the financial statements because we have always controlled the day-to-day operations.

    Morningstar Asia

              In October 2002, we purchased the 60.1% of Morningstar Asia owned by Advanced Internet Visions Limited (a joint venture between Pacific Century Cyberworks Limited and Pacific Century Insurance Company Limited) and various Softbank entities, our partners in the joint venture created in April 2000. Through this transaction we obtained 100% ownership of Morningstar Asia. Because the purchase price was lower than the value of the net assets acquired, we recognized an extraordinary gain of $3.1 million in 2002. Following this expansion of our ownership in 2002, we began consolidating the results of Morningstar Asia's operations in our own financial statements. The impact on our 2003 results was not significant.

    Quantitative and Qualitative Disclosures about Market Risk

              We may be subject to risk from fluctuating interest rates. As of December 31, 2003 our investment portfolio had a weighted average maturity of less than six months, and no single investment in the portfolio had a maturity greater than 24 months. Our investment portfolio is actively managed and may suffer losses due to fluctuating interest rates, market prices, or adverse security selection. At December 31, 2003 our investments in fixed-income securities were $22.6 million. Based on our estimates, a 100 basis point change in interest rates would have increased or decreased the fair value of our investment portfolio by approximately $0.2 million.

As our non-U.S. revenue increases as a percentage of revenue, fluctuation in foreign currencies is an increasing potential risk. To date, we have not engaged in currency hedging, and we do not currently have any positions in derivative instruments to hedge our currency risk. Our results could suffer if certain foreign currencies decline relative to the U.S. dollar. In addition, because we use the local currency of our subsidiaries as the functional currency, we are affected by the translation of foreign currencies into U.S. dollars.

    Contractual Obligations

              The following table presents our known contractual obligations as of December 31, 2003 and the expected timing of cash payments related to these contractual obligations:

	Year Ending December 31 ($000)

Contractual Obligations	2004	2005	2006	2007	2008	Thereafter	Total
Capital lease obligations	$44	$12	$—	$—	$—	$—	$56
Bank loans	33						33
Note payable (1)	6,500						6,500
Minimum commitments on non-cancelable lease obligations (2)	1,788	1,454	1,347	1,024	844	70	6,527
Obligations related to stock options (3)	958	909	105	57			2,029
Obligations related to previous purchases of common stock (3)	411	388	5				804

Total	$9,734	$2,763	$1,457	$1,081	$844	$70	$15,949

(1)
The note payable represents borrowings from Joe Mansueto. The note was repaid on March 30, 2004.

(2)
The non-cancelable lease obligations relate primarily to lease commitments on office space.

(3)
These obligations relate to stock option exercises and common stock purchases. See Note 12 of our Notes to the Consolidated Financial Statements.

In addition, we have an obligation to pay up to $2.3 million under a deferred compensation agreement with Don Phillips, discussed in Note 11 of our Notes to the Consolidated Financial Statements. On our 2003 Consolidated Balance Sheet, $1.9 million is classified as current and $0.4 million is classified as long-term. We are required to make these payments as he exercises certain stock options granted to him under the 1999 Stock Option Plan. As the timing of these payments is uncertain, we have not included this obligation in the above table.

There are no purchase commitments as of December 31, 2003 that we believe would have a significant impact on our Consolidated Balance Sheet or Consolidated Statement of Cash Flows.

    Recently Issued Financial Accounting Standards

              In December 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. This Interpretation replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. We will be required to apply Interpretation No. 46 (revised December 2003) to variable interests in variable interest entities created after December 31, 2003. We currently do not have any controlling financial interests that meet the requirements of this interpretation.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The statement also includes required disclosures for certain financial instruments within its scope. The statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, SFAS No. 150 will be effective on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. We currently do not have any financial instruments that are within the scope of SFAS No. 150.

In December 2003, the FASB revised SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The disclosure requirements of SFAS No. 132 were revised to require more complete information in both annual and interim financial statements about pension and postretirement benefits as well as to increase the transparency of the financial reporting related to those plans and benefits. Except as noted, the revised disclosure requirements are effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures required by the revised statement are effective for periods beginning after December 15, 2003. The additional disclosure of information about foreign plans required by the revised statement is effective for fiscal years ending after June 15, 2004. We currently do not have any pension or other postretirement benefit obligations that are within the scope of SFAS No. 132.

     Business

    Industry Overview

              We operate in the economic and financial segment of the business information industry. With a total market size of approximately $15.7 billion in 2002, this segment represents the largest component of the business information market. Veronis Suhler projects spending on economic and financial data to increase by an average of 5.3% per year from 2002 to 2007, with industry sales reaching $20.3 billion by 2007.

We divide our market into three segments: individual investors; financial advisors; and institutions such as banks, insurance companies, mutual fund companies, brokerage firms, and retirement plan sponsors. The individual investor market consists of approximately 84.3 million investors in the United States, according to the Equity Ownership in America report (the EOA report), and an equal or greater number in major international markets. We estimate that there are approximately 285,000 financial advisors in the United States and an additional 410,000 in major international markets. In the institutional segment, we estimate that there are approximately 4,000 financial institutions in the United States, and an additional 5,000 in major international markets.

We believe a number of trends should support continued demand for economic and financial data. At the broadest level, the U.S. financial services industry has experienced significant growth over the past 30 years. Fueling this growth have been rising equity markets and a shift away from traditional bank savings accounts to investment-related assets, such as stocks, bonds, and mutual funds. The total value of assets in these securities, according to Federal Reserve data, increased from $765 billion (45% of total household liquid financial assets) in 1975 to $11.2 trillion (73% of total household liquid financial assets) in mid-2003.

Household ownership of equity securities has also increased dramatically, with 49.5% of U.S. households owning stocks or stock mutual funds as of December 2002 compared with 19.0% in 1983, according to the EOA report. Total assets in U.S.-based mutual funds have grown from $370.7 billion in 1984 to $7.4 trillion as of December 2003, representing a compound annual growth rate of 18.1%. Meanwhile, the total number of mutual funds (not including money-market funds or multiple share classes) has increased from 818 in 1984 to 7,150 as of December 2003. The total number of households investing in mutual funds has grown by an average of 10.5% per year since 1984, reaching 53.3 million households in 2003, according to an October 2003 report published by the ICI. We believe the increased participation of individual investors in the equity markets—both directly via stock ownership and indirectly via mutual funds—has led to a greater need for information about investing.

In the retirement market, millions of investors are now charged with planning for their own retirement, as more companies have shifted from traditional pension plans to self-directed retirement plans such as 401(k)s. As a result, many employers, as plan sponsors, have set up tax-advantaged retirement plans in which their employees may invest. Retirement plan providers—typically third party asset management companies or companies that offer administrative services—often supply investment offerings to these plans and their participants. Total assets in 401(k) plans have increased from $385 billion in 1990 to an estimated $1.54 trillion at the end of 2002, according to the ICI Mutual Fund Fact Book. Based on data from the U.S. Census Bureau, the total number of individuals in the prime retirement planning years of age 45 to 64 is projected to increase to 26.2% of the total U.S. population by 2010, from 22.1% in 2000. Meanwhile, the percentage of U.S. residents over the age of 65 is expected to increase from 12.4% of the total U.S. population (totaling approximately 35.0 million people) in 2000 to 13.0% of the total U.S. population by 2010 (totaling approximately 40.2 million people) and 16.3% of the total population by 2020 (totaling approximately 54.6 million people). As more investors approach retirement age, we believe the demand for information and advice on retirement planning and investing will increase.

In recent years, investable assets have also dramatically increased outside the United States. In many countries, government-sponsored pension funds are increasingly transferring responsibility for retirement benefits to the individual, leading to a growing need for investment information and advice. More than half of the world's investable assets are located outside the United States, and the portion of non-U.S. investable assets has been increasing. As of September 2003, non-U.S. mutual fund assets totaled approximately $5.9 trillion. A total of 14 countries each had mutual fund assets of more than $100 billion as of September 2003. Major markets include France ($1.0 trillion), Luxembourg ($976 billion), Australia ($457 billion), Italy ($445 billion), and the United Kingdom ($342 billion), according to ICI data. As barriers on global capital flows continue to fall, we believe that equity markets will expand over time, leading to a need for information and advice on investing by investors around the world.

We believe ongoing growth in the financial services industry both in the United States and elsewhere will continue to support demand for economic and financial information. Within this industry, we believe there are two primary trends that will impact demand for specific products and services:

•
Investors are overwhelmed with data and are looking for more interpretation and advice to help them make intelligent decisions. Although the amount of available information about investing has increased dramatically, we believe investors are interested not just in data, but also in insight and understanding. Based on a Harris Interactive poll prepared for the Securities Industry Association in November 2003 (the "Harris Interactive Poll"), 67% of investors feel they know just some or very few of the things necessary to make good investment decisions. While the universe of investors is significantly larger than it was 10 years ago, many investors learned firsthand the difficulties of investing on their own when equity valuations dropped beginning in early 2000.

    Currently, more than half of investors rely on the advice of a financial professional when making decisions about buying or selling a security. The percentage of investors who purchase stocks and stock mutual funds through full-service brokerage firms has increased from 44% and 33%, respectively, in 1999 to 47% and 45%, respectively, in 2002, according to the EOA report. The percentage of total sales of mutual funds (excluding money-market funds) made through third parties increased from 77% in 1990 to 87% in 2002, according to the ICI Mutual Fund Fact Book. We believe that the increased need for interpretation and advice will lead to an increase in demand for value-added information and tools in the financial advisor market, as well as demand for integrated portfolio solutions in the institutional market. While more investors now work with a financial professional as opposed to making decisions on their own, we believe that many of these investors seek out third-party sources of information to validate the advice they receive; and

•
Investors are looking for trusted, independent sources for investment help. While the demand for investment information and advice has increased, there's often a gap between this demand and the level of trust investors feel they can place in the companies and mutual funds they invest in. Many investors have expressed serious levels of concern about company management teams and accounting practices, according to the Harris Interactive Poll. The mutual fund industry is facing scrutiny following allegations of lapses in fiduciary duty by several major fund companies. As regulators and industry leaders work toward solutions to these problems, we believe that investors will continue to seek out trusted sources of independent research.

    In addition, investors and government regulators have been placing more emphasis on independent equity research. In 2003, 10 leading Wall Street brokerage firms agreed to a $1.4 billion settlement (the Global Analyst Research Settlements) with the SEC, New York Attorney General Eliot Spitzer, and other securities regulators to resolve allegations of undue influence of investment banking interests on securities research. Approximately $432.5 million of the $1.4 billion in fines which the brokerage firms agreed to pay in the settlement will be set aside to pay for independent research over a period of five years, with such independent research to be provided by companies that don't have ties to investment banking interests.

    Business Overview

              We are a leading provider of independent investment research in the United States and in major international markets. Our mission is to create great products that help investors reach their financial goals. We offer an extensive line of Internet, software, and print-based products for individual investors, financial advisors, and institutional clients. As of December 31, 2003, we tracked more than 15,700 mutual funds in the United States, 39,000 mutual funds and similar vehicles in international markets, 6,500 stocks, 2,800 separate accounts, 480 closed-end funds, 36,000 variable annuity/life subaccounts, 100 exchange-traded funds, and 80 state-sponsored college savings plans (commonly known as Section 529 College Savings Plans). Today, we serve more than 3 million individual investors, 100,000 financial advisors, and 500 institutional clients, with operations in 16 countries around the world. In addition to our U.S.-based products and services, we have local versions of our products designed for investors in Australia, Canada, Denmark, France, Holland, Germany, Italy, Japan, Korea, New Zealand, Norway, People's Republic of China (both Hong Kong and the mainland), Spain, Sweden, and the United Kingdom.

We believe our reputation for excellence stems from our innovative contributions to the investment industry over the past 20 years, particularly in bringing relevant investment information to a broad audience. We were among the first firms to:

•
track mutual fund portfolio managers;

•
calculate the overall price/earnings and price/book ratios for fund portfolios;

•
perform fundamental analysis based on mutual funds' underlying holdings;

•
conduct in-depth interviews with mutual fund portfolio managers; and

•
classify funds according to what they actually hold as opposed to their stated investment styles.

Our data and proprietary analytical tools such as the Morningstar Rating, which brings both performance and risk together into one evaluation, and the Morningstar Style Box, which provides a visual summary of a fund's underlying investment style, have become important tools that millions of investors and advisors use in making investment decisions. We've also developed in-depth advice on security selection and portfolio building to meet the needs of investors looking for integrated portfolio solutions. These tools are employed by many investors because they offer a useful framework for comparing potential investments and making decisions.

We believe Morningstar is one of the most recognized and trusted names in the investment industry and our "investors come first" approach to our business has led to a reputation for independence and objectivity in the investment world. We believe our position in the industry also results from high-quality products and services, history of product innovation, and widespread recognition of our brand. Revenue has increased by a compound annual growth rate of 28.0% over the past five years, largely because of strong internally generated growth.

The Morningstar Rating

★ ★★ ★★★ ★★★★ ★★★★★

We provide Morningstar Ratings on mutual funds, stocks, separate accounts, closed-end funds, as well as variable annuity/life portfolios and subaccounts. For managed investment products, the Morningstar Rating brings performance and risk together into one evaluation, with the top 10% of rated offerings receiving 5 stars and the bottom 10% receiving 1 star. We believe that the Morningstar Rating is an industry standard for helping individual investors and financial advisors evaluate mutual funds.

The Morningstar Style Box

Value
Blend
Growth
Large
Mid
Small

We provide three levels of detail for the Morningstar Style Box; a basic grid illustrating the overall style of a stock or fund, a basic Ownership Zone illustrating the area of the Style Box in which most of the fund's holdings tend to fall, and a detailed Ownership Zone that plots precisely where the fund's holdings fall within the Style Box. For the hypothetical mutual fund shown here, the first illustration shows that the fund's overall style emphasizes large-capitalization stocks with a blend of value and growth characteristics.

The second illustration shows that most of the fund's investments fall into the large-capitalization range and that the fund puts slightly more emphasis on growth stocks than value-oriented stocks.

The third illustration shows the complete distribution of the fund's holdings. Because some individual holdings have extremely large market capitalizations, they land outside the traditional style box range.

Our business operations are divided into three segments:

•
Individual, which focuses on products for the individual investor;

•
Advisor, which focuses on products for financial advisors; and

•
Institutional, which focuses on integrated advice and data solution packages for institutional clients, including banks, brokerage firms, insurance companies, mutual fund companies, and retirement plan sponsors.

For individual investors, our largest product is our U.S.-based Web site, Morningstar.com. Morningstar.com is a leader in broad-based, innovative investment research, and it consistently ranks among the best investment sites on the Web. Morningstar.com has consistently been highly rated by Barron's since the launch of its annual investment Web site review in 1997. Our site has also been named by Forbes as "Best of the Web" for the fund selection category. With more than 2.7 million registered users and an additional 120,000 paid subscribers, we believe that Morningstar.com is one of the largest investment-related subscription services on the Internet. We also offer numerous investor Web sites in international markets, as well as a variety of print publications for individual investors. Our Web sites and individual investor publications reach a total of more than 3 million investors worldwide. Our Individual business segment also offers independent equity research to individual investors. We anticipate that our independent equity research will also be distributed to several of the major brokerage firms to meet the requirements for independent equity research under the Global Analyst Research Settlements.

For financial advisors, our largest products are Morningstar Advisor Workstation, a comprehensive, Web-based investment planning system, and Principia, a CD-ROM-based investment research product. We also offer an asset management service consisting of portfolios of mutual funds in which advisors can invest their clients' assets. We sell our advisor-related products both directly to independent financial advisors and through enterprise licenses, which allow financial advisors associated with the licensing enterprise to use our products. For example, we have enterprise license agreements in place with American Express and UBS, which allow their associated financial advisors to use Morningstar Advisor Workstation. According to a report published in June 2003 by the research-based consulting firm Tiburon Strategic Advisors. Morningstar was ranked as the leading provider of investment research and data, financial planning software, and asset allocation software among 1,476 independent financial advisors surveyed.

For institutional clients, our key products and services include:

•
Morningstar Direct (formerly Morningstar DataLab), a set of Web-based research tools that combines advanced performance and holdings-based analysis with access to our proprietary statistics;

•
Licensed Data, a complete set of investment data spanning all seven of our core databases, available as an electronic data feed; and

•
Investment Consulting, which draws on our extensive industry knowledge to help clients create and maintain investment products.

We have established client relationships with many leading banks, insurance companies, brokerage firms, mutual fund companies, and other institutional clients. We believe this presence gives us a strong base for building future growth.

For the retirement market, we offer the Morningstar Retirement Solution, a broad-based set of tools for retirement planning. The primary target market for this service consists of employers that set up tax-advantaged retirement plans for their employees and want to offer interested participants access to independent investment advice. We also target retirement plan providers — typically third-party asset management companies or companies that offer administrative services — which often supply investment offerings to these plans and their participants. The Morningstar Retirement Solution now reaches a total of 59,500 plan sponsors and 34 plan providers. With more than 9 million plan participants able to access our retirement advice and guidance, we believe we have a broader reach in the retirement market than our competitors.

    History

              In the early 1980s, the mutual fund industry was experiencing dramatic growth. However, comprehensive information about fund performance was not readily available to individual investors. Most individuals—the very audience for whom mutual funds were created—lacked the tools they needed to track, analyze, and make intelligent decisions about mutual funds. Morningstar founder Joe Mansueto believed this fundamental information should be widely available and created our company in 1984 to provide individual investors with useful and informative mutual fund analysis and commentary.

In 1984, we published our first product, The Mutual Fund Sourcebook, a quarterly publication containing performance data, portfolio holdings, and other information on approximately 400 mutual funds. This product was a comprehensive collection of mutual fund data, priced to be affordable for individual investors.

In 1986, we launched Morningstar Mutual Funds, a biweekly publication that included in-depth data and analyst commentary on more than 700 mutual funds. This publication quickly became our largest product and drove our growth over the following several years. In 1990, we launched Morningstar Principia, one of the first software programs that financial advisors could use to analyze mutual funds. This CD-ROM-based software is currently our largest-selling product and was a leading source of the company's growth in the 1990s.

We launched Morningstar.com in 1997, the first of our major Internet-based platform products, with content on both stocks and mutual funds. We launched the Morningstar StockInvestor newsletter in 1998, and have continued to expand our stock coverage through Morningstar.com's Premium service since that time.

In 1998, we established a joint venture in Japan with Softbank, the first of numerous international ventures. To help accelerate development of our Internet-based products, Softbank invested $91 million in Morningstar in 1999, purchasing 20% of our then-outstanding shares. We established ventures in Australia and New Zealand in 1999, expanded into Canada in 1999, and created ventures in several other Asian markets in 2000. We launched seven ventures in Europe in 2001.

In July 2003, we acquired mPower, a San Francisco-based investment advisory firm that specialized in serving retirement plans sponsored by large employers.

1984
- Joe Mansueto establishes Morningstar in his one-bedroom Chicago apartment

1985
- Morningstar Rating for mutual funds debuts

1986
- *Morningstar Mutual Funds* launches

1991
- CD-ROM-based Principia software for advisors launches
- Paul Rand designs a new logo for Morningstar

1992
- Morningstar creates the nine-square Morningstar Style Box
- *Morningstar FundInvestor* monthly newsletter debuts
- Revenue exceeds $10 million

FundInvestor

1994
- I.D. (International Design) Magazine names *Morningstar Mutual Funds* binder best package of the year

1996
- Morningstar category system for mutual funds debuts

1997
- Morningstar.com launches

1998
- Tokyo-based Softbank and Morningstar establish a joint venture in Japan
- *Morningstar StockInvestor* monthly newsletter debuts

1999
- Softbank acquires 20% stake in Morningstar
- Morningstar expands operations into Canada
- Revenue exceeds $50 million

2000
- Morningstar Retirement Solution launches
- Morningstar Europe, Morningstar Asia, and Morningstar Korea open
- Morningstar Japan completes initial public offering in Japan

2001
- Morningstar Direct (formerly Morningstar DataLab) debuts
- Morningstar Advisor Workstation launches
- Morningstar Managed Portfolios launches
- Morningstar Rating for stocks debuts

2002
- Morningstar Indexes debut
- Morningstar.com surpasses 100,000 Premium members
- Revenue exceeds $100 million

2003
- Morningstar Managed Retirement Portfolios launches
- Style Box "Ownership Zones" debut
- Morningstar acquires mPower

2004
- Morningstar Rating for separate accounts debuts
- Morningstar begins creating a hedge fund database

     Competitive Strengths

              We believe we have the following competitive strengths:

    Strong Reputation and Brand.

              We have built a trusted name among individual investors, financial advisors, and institutions. We believe that our reputation for quality and independence is a key reason why our clients feel comfortable choosing our products. Because we resell our content through many different platforms, our data and information appear in many outside sources, including many large media outlets and software providers. Our investment analysts are frequently quoted in various media for their opinions about investing in stocks and mutual funds, which also helps us reach a wider audience.

    Investor Focus.

              Because investors depend on our information to help them make well-informed investment decisions, we design our products to provide the pertinent facts. We also maintain an independent view. If we think an investment vehicle doesn't meet the needs of investors, we won't hesitate to express that opinion. We've advocated better disclosure practices for mutual funds and stocks, and we've contributed Congressional testimony and numerous speeches and articles addressing corporate governance issues in the mutual fund industry. We have a history of advocating clear disclosure of mutual fund manager names, complete and timely disclosure of mutual fund portfolio holdings, lower expenses and fees for mutual fund shareholders, and candid discussions of portfolio strategy and performance in mutual fund shareholder reports.

    Depth, Breadth, and Accuracy of Data.

              We maintain what we believe is one of the largest, most accurate, and most complete databases in the industry, tracking more than 100,000 investment offerings. As of December 31, 2003, we tracked more than 15,700 mutual funds in the United States, 39,000 mutual funds and similar vehicles in international markets, 6,500 stocks, 2,800 separate accounts, 480 closed-end funds, 36,000 variable annuity/life subaccounts, 100 exchange-traded funds, and 80 Section 529 College Savings Plans. Our historical performance data on mutual funds goes back to 1976. In addition to raw performance statistics, we also track portfolio holdings for the mutual funds and other managed investment products in our database. We believe that this information helps investors look "under the hood" and better understand what drives a fund's performance, as well as how to use the fund more intelligently within a portfolio.

    Innovative, Proprietary Research Tools.

              We have developed a number of proprietary research and analytical tools that support our fundamental approach to investing, which we believe give us an edge over our competitors. Examples include the Morningstar Rating, which helped popularize the concept of risk-adjusted returns among the general investing public; the Morningstar Style Box, which classifies investment offerings based on their underlying size and investment style; and the Morningstar Ownership Zone, a graphical tool that plots each stock in a fund's portfolio within the Morningstar Style Box. We have continued to innovate by developing a proprietary sector classification system for stocks, a tool for viewing the geographical exposure of a portfolio, a set of proprietary market indexes based on the Morningstar Style Box, and a set of comprehensive asset-allocation tools for the retirement planning market.

    Expertise in Research, Technology, and Design.

              Over the past 20 years, we've focused on building our expertise in three core skill areas of research, technology, and design. As of December 31, 2003, we employed 107 investment analysts in our U.S. and international operations. Our approach to analysis emphasizes fundamental research. We analyze mutual funds down to the individual security level, and use a consistent set of research tools across our seven core investment databases. For stocks, we focus on determining the underlying value of the business, instead of trying to predict short-term price movements or momentum.

Morningstar strives to rapidly adopt new technology that can improve the products we deliver to our customers. We have also built a flexible technology platform that allows our products to work together across a full range of investment databases, delivery formats, and market segments. We develop most of our own software and technology tools, enabling us to leverage our expertise and tailor our products to the needs of our customers. As of December 31, 2003, our technology team consisted of 165 programmers and 43 technology and infrastructure professionals.

Because we believe that making complex financial data accessible and easy to use empowers people to make more intelligent investment decisions, we view design as an integral part of the product development process. Our design team, which consisted of 24 designers as of December 31, 2003, has won several awards and recognitions over the past 20 years. Our designs for Morningstar FundInvestor and Morningstar StockInvestor received a certificate of excellence in the American Institute of Graphic Arts (AIGA) annual design competition in 2002. Morningstar was also nominated for a Corporate Achievement Award of the Smithsonian Cooper-Hewitt National Design Museum's National Design Awards program in both 2002 and 2004.

    Large and Loyal Customer Base.

              Our individual investor Web sites have a total of more than 2.9 million registered users worldwide, and our print publications reach almost 200,000 additional individuals. In the Advisor market, we reach more than 100,000 financial advisors. We work with approximately 500 institutional clients, including many leading banks, mutual fund companies, insurance companies, and brokerage firms. We believe our work reaches millions of other investors who access Morningstar's data and analysis through their financial advisors or other channels, such as newspapers, magazines, or other investment Web sites.

We sell many of our products through annual subscriptions and multi-year contracts. As a result, a large percentage of our revenue base has historically consisted of recurring revenue. In 2003, contracts and license and subscription renewals accounted for 77.4% of our revenue. We believe that the widespread acceptance of our proprietary tools creates an incentive for clients to continue to renew our products and services. In addition, our data is often integrated in our clients' operations, which we believe creates an additional incentive for ongoing contract renewals. We also strive to retain customers by emphasizing high levels of product support, which entails both helping our customers use our products effectively and listening to customer feedback. We believe that this two-way communication helps build customer loyalty over time.

    Diversified Revenue Base and Broad Reach Within Multiple Segments.

              In 2003, our three segments each contributed significantly to our revenue, with Institutional, Advisor, and Individual accounting for revenue (before eliminations) of $59.7 million, $49.2 million, and $35.4 million, respectively. Our business also is broadly diversified by client, with our largest customer accounting for less than 3% of our revenue in 2003. We believe our broad product lineup and extensive reach across multiple investor segments enhance our appeal across our business segments. For example, widespread usage of our products by individual investors helps reinforce demand from financial advisors and institutional clients because their end users have a high level of familiarity with our proprietary tools.

    Entrepreneurial Culture and Experienced Management Team.

              Morningstar has built a strong entrepreneurial culture over the past 20 years. We believe that our ability to empower and motivate employees is a key competitive strength and one of the primary reasons for our history of internally generated growth. Our philosophy is that people can and will do their best work when they have the freedom and tools to make their own decisions. Our managers value trust and honest communication. We provide a dynamic, open environment that is governed by a set of values that stress investor advocacy, entrepreneurial spirit, and teamwork. We also emphasize innovation and reward people for delivering results. Our executive officers have an average tenure with Morningstar of more than 11 years.

Stocks
Mutual Funds
Variable Annuities
Closed-End Funds
Separate Accounts
Exchange-Traded Funds
529 Plans
Investment Research and Analysis
Investment Advice
StockInvestor
Publications
Software
Web Sites
Web-based Software and Services
Individuals
Advisors
Institutions
Seoul
Tokyo
Shenzhen
Hong Kong
Sydney
Auckland
San Francisco
Chicago
Toronto
New York
Oslo
Amsterdam
Stockholm
Copenhagen
London
Paris
Munich
Madrid
Milan

We leverage seven investment databases by selling a wide variety of products via multiple media, to three key investor segments, across many geographical markets.

     Growth Strategies

              Our mission is to create great products that help investors reach their financial goals. This mission guides our operations, in the United States and internationally, and our product offerings, whether designed for individual investors, financial advisors or institutions. In keeping with this mission, we are pursuing four growth strategies:

    Enhance our position in each of our three market segments by building on the strength of existing products.

              We believe our existing products offer a strong base upon which to build our future growth. We offer integrated research and portfolio tools, allowing investors to use our proprietary information and advice across multiple security types. We believe that individual investors, financial advisors, and institutional clients increasingly want integrated solutions as opposed to having to use different research tools for different parts of their portfolios. To help meet this need, one of our key strategies is to focus our product offerings on four of our major Web-based investor platforms:

•
Morningstar.com for individual investors;

•
Morningstar Advisor Workstation for financial advisors;

•
Morningstar Direct (formerly Morningstar DataLab) for institutional investment research professionals; and

•
Morningstar Retirement Solution for the retirement planning market.

    Expand the range of services we offer investors, financial advisors, and institutional clients.

              We plan to expand our product offerings to better meet the needs of investors. We plan to build new databases for additional types of investment offerings, including hedge funds, various types of managed investment pools in international markets, and other widely used investment products. We also expect to expand our investment analysis capabilities in the areas of stocks, portfolio construction, and continue expanding our product offerings in three primary areas:

•
Expand our stock-research capabilities. Our equity research builds on our approach to mutual fund analysis, which has historically focused on analyzing the individual stocks that make up each fund's portfolio. We plan to increase the number of stocks rated by our analysts from approximately 700 to 1,350 in 2004. We plan to sell this research through multiple channels, including to several institutional clients to fulfill their obligations to purchase independent research under the terms of the Global Analyst Research Settlements. We are currently in discussions with several of the 10 firms named in the Global Analyst Research Settlements about providing equity research services to them. Although we expect to benefit as a provider of some of the independent research required under the terms of the settlement agreements during the next five years, we also believe that investors' increasing awareness of the value of independent research will strengthen our business over the long term;

•
Develop our investment management business, primarily through Morningstar Managed Portfolios and Morningstar Managed Retirement Portfolios. Our investment management programs combine managed investment products—typically mutual funds—in portfolios designed to help investors and financial advisors meet their specific financial goals. Morningstar Managed Portfolios (which we introduced in 2001) is a fee-based discretionary investment management program distributed exclusively through financial advisors. Morningstar Managed Retirement Portfolios (which we introduced in 2003), offered through retirement plan providers and employers, is a managed account service designed for plan participants who want professionals to select mutual funds and make their retirement planning decisions for them; and

•
Develop a comprehensive hedge fund database. We are in the process of creating a hedge fund database to help investors analyze this alternative asset class, with the goal of making the hedge fund industry more transparent to investors. Hedge funds in the United States now represent more than $600 billion in investor assets, according to a September 2003 SEC report. Offering data on hedge funds is a natural extension of our work on other managed investment vehicles. We plan to introduce a hedge fund database in late 2004.

    Continue to expand our international brand presence, products, and services.

              Over the past several years, international markets have accounted for an increasing percentage of our revenue, expanding from 8.1% of revenue in 2001 to 14.4% in 2003. We plan to continue expanding our international operations to meet the increasing demand for wide-ranging, independent investment insight by investors around the globe. Because more than half of the world's investable assets are located outside of the United States, we believe there are significant opportunities for us in non-U.S. markets.

    Seek growth through strategic acquisitions.

              Historically, we have focused primarily on organic growth by developing and expanding our products and services. However, we have made, and may in the future consider making, selective acquisitions that promote our key business objectives. For example, in July 2003 we acquired mPower, which specialized in providing advisory services to retirement plans sponsored by large employers. In reviewing potential acquisitions, we plan to focus on transactions that:

•
offer a good strategic fit with our mission of creating great products that help investors reach their financial goals;

•
help us build our proprietary investment databases, research capabilities, technical and marketing expertise, or customer base faster and more cost effectively than we could if we built them ourselves; and

•
offer a good cultural fit with our entrepreneurial spirit and brand leadership.

    Business Segments, Products and Services

              The table below shows our revenue by business segment for each of the past three years:

	As of December 31, 2001		As of December 31, 2002		As of December 31, 2003

Revenue by Segment	$000	% Total	$000	% Total	$000	% Total
Individual	$27,642	30.3%	$31,998	29.2%	$35,406	25.4%
Advisor	34,823	38.2	40,972	37.4	49,161	35.2
Institutional	32,542	35.7	40,825	37.2	59,745	42.8
Elimination of intersegment revenue	(3,777)	(4.2)	(4,176)	(3.8)	(4,816)	(3.4)

Total revenue	$91,230	100.0%	$$109,619	100.0%	$139,496	100.0%

    Individual

              Within the Individual business segment, our Web sites reach millions of individual investors both in the United States and abroad. Morningstar.com currently has more than 2.7 million registered users, and our 15 country-specific international sites reach an additional 247,000 investors in 12 languages. Most of our products target either experienced investors who are engaged in the investing process or those who want to learn more about investing. Based on surveys of our customers, we believe our products reach a mix of "do-it-yourself" investors who want to take charge of their own investment decisions and investors who seek out third-party sources to validate the advice they receive from brokers or financial planners.

Our client base in this segment consists of more than 190,000 paying customers, with the majority consisting of Premium members of Morningstar.com. We also sell advertising space on Morningstar.com. We reach 75,000 subscribers through several investment newsletters designed for individual investors. In addition to this customer base, approximately 4,000 public and private libraries in the United States subscribe to our services. We also offer books and PDF reports on individual securities.

    Morningstar.com (Web site)

              Our free membership services have more than 2.9 million registered users worldwide, and include exclusive Morningstar commentaries, proprietary portfolio tools, and educational content to help investors of all levels learn and improve their investment skills. We use our free content as a gateway into Premium membership, which includes access to analyst reports on more than 700 stocks and 2,000 mutual funds, Analyst Picks and Pans, and Premium Stock and Fund Screeners. Morningstar.com also includes Portfolio X-Ray, which helps investors evaluate their portfolios at the individual security level, and a variety of other portfolio tools. We plan to introduce Premium service in several international markets during 2004 and 2005.

As of March 31, 2004, we had more than 120,000 paying customers. We charge $12.95 for a monthly subscription, $115 for an annual subscription, and $199 for a two-year subscription for Morningstar.com's Premium service.

    Morningstar Mutual Funds (publication)

              Morningstar Mutual Funds (commonly known as the "mutual fund binder"), features our signature one-page reports on approximately 1,600 mutual funds. These reports contain historical performance data, portfolio statistics, and proprietary measurement tools. Twice a month, subscribers receive updated reports for 160 of the covered funds, along with news, commentary, industry research, and summary performance data for all 1,600 funds. Subscribers can also access a Web-based version for the most current information. We charge $549 for a one-year subscription to Morningstar Mutual Funds.

    Morningstar FundInvestor (newsletter)

              Morningstar FundInvestor is a monthly newsletter that includes data on 500 of the most popular mutual funds, ideas on building better portfolios, proprietary research, model portfolios, and news on changes within the fund industry. We charge $89 for a one-year subscription to Morningstar FundInvestor.

    Morningstar StockInvestor (newsletter)

              Morningstar StockInvestor is a monthly newsletter that includes updates on our two model portfolios (a "Tortoise" portfolio designed for conservative investors and a "Hare" portfolio designed for more risk-tolerant investors), a "Red Flags" column that highlights stocks to avoid, and a watch list of "The Morningstar Bellwether 50," which features large-capitalization stocks investors may want to consider. Each issue also offers commentaries about how investors can improve their stock selection and learn from leading portfolio managers. We charge $99 for a one-year subscription to Morningstar StockInvestor.

In addition to the products mentioned above, we offer several other investment newsletters and a series of books, which are available directly from us and in bookstores.

    Independent Equity Research (Web-based service)

              We currently offer independent equity research on more than 700 companies. Our approach to stock analysis focuses on long-term fundamentals. Our analysts evaluate companies by assessing each company's competitive advantage, analyzing the level of business risk, and completing an in-depth projection of the company's future cash flows. For companies we cover, we create an analyst-generated fair value estimate, a Morningstar Rating for stocks, and ratings for business risk and economic moats, a concept designed to describe the degree of a company's competitive advantages versus its competitors. For the remaining companies, we offer quantitatively generated grades for growth, profitability, and financial health, as well as descriptive text that explains the company's business operations. We currently deliver independent equity research primarily to individual investors as part of our Premium service. We plan to significantly expand the number of stocks covered by our analyst team in 2004, increasing to approximately 1,350 stocks by July 2004.

    Advisor

              We believe our Web-based content and CD-ROM software is integrated into the daily operations and research processes of many financial advisors. We license our advisor products both directly to independent financial advisors and through enterprise agreements for financial advisors affiliated with larger firms. For example, our enterprise licensing agreements with American Express and UBS allow financial advisors associated with those companies to use Advisor Workstation. Most of our license agreements have terms ranging from one to three years. We have established relationships with approximately 87,000 financial advisors in the United States and an additional 21,000 in international markets.

    Morningstar Principia (software)

              Principia is a leading investment planning software for the financial advisor industry and currently has approximately 50,000 subscriptions. Principia features modules that provide timely data on more than 15,700 mutual funds, 6,500 stocks, 2,800 separate accounts, 480 closed-end funds, and 36,000 variable annuity/life subaccounts. Each module is available separately or together in a CD-ROM format and features searching, screening, and ranking tools. Principia allows advisors to create integrated portfolios for clients and offers three-page Portfolio Snapshot reports that provide a comprehensive picture of a portfolio. The Snapshot report shows overall style and sector weightings as well as the cumulative exposure to individual stocks. The Snapshot report is among those approved by the NASD for financial advisors to distribute and review with their clients. Principia prices generally range from approximately $615 per year for a subscription to one investment database to $2,695 for a subscription package spanning multiple investment universes. Pricing for enterprise licenses varies based on the number of users.

    Morningstar Advisor Workstation (Web-based product)

              Advisor Workstation, a Web-based investment planning product, provides financial advisors with a comprehensive set of tools for conducting their core business—including investment research, planning, and presentation tools. It also allows advisors to build and maintain a client portfolio database that can be fully integrated with the firm's back-office technology and resources. Moreover, it helps advisors create customized reports for any combination of variable annuity/life subaccounts, separate accounts, mutual funds, stocks, exchange-traded funds, closed-end funds, and individual stocks. More than 60,000 advisors use Advisor Workstation, which is also available in two editions: the Office Edition for independent financial advisors and the Enterprise Edition for financial advisors affiliated with larger firms. We generally charge $5,000 per year for the Office Edition. Pricing for the Enterprise Edition varies primarily based on the number of users.

    Morningstar Managed Portfolios (service)

              Morningstar Managed Portfolios is a fee-based discretionary investment management program distributed exclusively through financial advisors. Our team of investment professionals selects portfolios of mutual funds, monitors the asset classes and funds chosen for each portfolio, and makes adjustments as needed.

We complement these services with online client-management functions such as risk profiling and access to client statements, transaction capabilities, and performance reports.

The Morningstar Managed Portfolios program was introduced in 2001 and had more than $460 million in assets under management as of December 31, 2003. We charge asset-based fees for Morningstar Managed Portfolios.

    Institutional

              Through our Institutional segment, we serve approximately 500 clients, including mutual fund companies, brokerage firms, insurance companies, banks, and retirement plan sponsors and providers. We believe our institutional clients value our independence, breadth of information, and customized services. Across the Institutional segment, we've established client relationships with many of the largest companies in the financial services industry, including American Express, Nationwide Financial, Prudential, MetLife, and Fidelity Investments. Approximately 22% of our institutional sales are to clients located outside of the United States—primarily in Australia, Canada, and various countries in Europe. We typically sell our institutional products based on a contract term of one to three years.

    Licensed Data (service)

              We believe our investment databases are among the most comprehensive in the industry. Nearly all of the information in our databases comes from primary sources and can be packaged as a stand-alone option or in combination with other information. We can deliver the information through up-to-date technologies for rapid transmission and ease of use. Our Morningstar Essentials license allows institutional clients to distribute Morningstar's proprietary statistics relating to their investment vehicles in marketing materials such as direct mail, Web site postings, and print promotions. Pricing for Licensed Data is based on the number of funds or other securities covered, the amount of information provided for each security, and the level of distribution.

    Internet Tools and Content (Web-based service)

              We offer a comprehensive set of online tools and editorial for other investment Web sites to license. Our online tools and content can be customized to meet the needs of international audiences. We also offer a fully integrated set of tools and applications to provide portfolio answers and analysis in context.

    Investment Consulting (service)

              Our team of investment professionals works with institutions to improve their investment offerings and the level of service they provide to clients. Our consultants evaluate portfolios, recommend strategies, help set investment policies, design asset allocations, and monitor ongoing performance. Pricing for our consulting services is based on the scope of work and the level of service required.

    Investment Profiles & Guides (publications)

              Our Investment Profiles are single-page reports that combine key elements from our data, design, and editorial content to clearly present relevant information about an investment. They cover mutual funds, stocks, variable annuity/life subaccounts, separate accounts, custom funds, and Section 529 College Savings Plans. Investment Profiles are designed for use when communicating with clients, as well as for employers to communicate with retirement plan participants. We also offer Investment Guides, which are a collection of Investment Profiles, summary information, and educational articles. Pricing for Investment Profiles and Investment

Guides is based on the number of securities covered, the amount of information we provide, and the level of distribution.

    Morningstar Direct (formerly Morningstar DataLab) (Web-based product)

              Morningstar Direct is an Internet-based research platform that provides in-depth performance and holdings-based analysis of investment data. This service is the exclusive source for the underlying details on our proprietary statistics. It is integrated across multiple investment types and includes mutual funds, variable annuity/life subaccounts, and separate accounts. Morningstar Direct allows investment professionals to conduct advanced performance comparisons and in-depth analyses of a portfolio's underlying investment style. Pricing for Morningstar Direct is based on the number of securities covered, the amount of information we provide, and the level of distribution.

    Morningstar Indexes (service)

              Based on the same methodology as the Morningstar Style Box, our 16 real-time indexes track the U.S. equity market by capitalization and investment style. They include a broad market index, three capitalization-based indexes, three composite style indexes, and nine indexes based on both investment style and market capitalization. The Morningstar Indexes cover approximately 97% of the U.S. equity market based on market capitalization. We charge licensing fees for the Morningstar Indexes, with fee levels generally customized by client. Barclays Global Investors is licensing our 16 style-based indexes and plans to introduce nine exchange-traded funds (ETFs) based on the Morningstar indexes.

    Morningstar Retirement Solution (service)

              Morningstar Retirement Solution is a suite of services that helps retirement plan participants plan and invest for their retirements. It gives clear guidance explaining whether participants' suggested plans are on target to meet their retirement goals. As part of this service, we also offer specific suggestions for contribution rates, asset mix, investment style, and sector exposure to help participants maximize their retirement portfolios, as well as specific recommendations for funds to invest in. The primary market for this service consists of employers which set up tax-advantaged retirement plans for their employees. We also offer these services through retirement plan providers—typically third party asset management companies or companies that offer administrative services—which often supply investment offerings to these plans and their participants. We provide consistent investment guidance and advice through multiple delivery channels and complete investment management services. More than 9 million plan participants now have access to our services through 59,500 plan sponsors and 34 plan providers. Pricing for Morningstar Retirement Solution depends on the number of participants, as well as the level of service we provide.

     Marketing and Sales

              We promote our print, software, and Web-based products and services with a staff of approximately 130 sales and marketing professionals as of December 31, 2003. Our marketing staff includes both product specialists and a corporate marketing group that manages company initiatives. As part of this group, we have several strategic account managers who oversee all aspects of our largest institutional client relationships. We also have a sales operations staff, which focuses on tracking revenue, forecasting sales, and other tasks to support our sales team. Across all three of our segments, we emphasize high levels of product support to help our customers use our products effectively and listen to customer feedback. Providing helpful, consistent product support is a core aspect of our sales and marketing strategy.

    Individual

              We promote our individual investor products primarily through traditional direct mail, e-mail, promotions on our 16 investor Web sites worldwide, public relations, and advertising on related Web sites. We had 29 sales and marketing professionals in our Individual segment as of December 31, 2003.

Our strategy is to increase the number of investors who sign up for Morningstar.com Premium membership by continuing to develop and promote Premium content such as analyst reports, Fund Analyst Picks and Pans, and value-added portfolio tools, which we will market to registered users and other investors. As a core marketing strategy for Morningstar.com, we purchase advertisements on third-party sites such as Yahoo! and Google based on certain investment-related key words that can bring interested investors to relevant content on Morningstar.com.

We believe that equity research is a key growth opportunity in the individual investor market. Our marketing strategy for this area is to emphasize our proprietary and independent approach to stock analysis, which focuses on bottom-up analysis of company fundamentals.

    Advisor

              Our products for advisors, which include Advisor Workstation, Principia, and Morningstar Managed Portfolios, are sold primarily through our sales force and direct mail, with promotional support from online and print advertising and conference exhibits. We also use the annual Morningstar Investment Conference to promote our offerings for advisors. As of December 31, 2003, we had 26 sales team members dedicated to selling Advisor-related products. We believe that there are substantial opportunities to increase Advisor Workstation sales by attracting additional brokerage firms and investment advisors to sign up as clients. We also expect to expand our offerings to financial advisors in international markets.

    Institutional

              We market our products for institutional clients, including Morningstar Direct, Licensed Data, Investment Consulting, and Morningstar Retirement Solution for the retirement market, almost exclusively through our sales team. As of December 31, 2003, we had 75 sales and marketing professionals in our Institutional segment. We provide marketing support for our sales team in the form of online and print advertising, direct mail, and conference exhibits. We also have data reselling agreements with third-party providers of investment tools and applications, allowing us to increase the distribution of our data with minimal additional cost.

     Competitive Landscape

              The economic and financial information market has been marked by increased consolidation over the past five years, with the strongest players generally gaining market share at the expense of smaller competitors. Our largest competitors are Standard & Poor's (a division of The McGraw-Hill Companies), Thomson Financial Services (a division of Thomson Corporation), and Lipper (a division of Reuters). These companies have financial resources that are significantly greater than ours. We also have a number of smaller competitors in one or more of our three business segments. Most of our competitors compete with individual products or segments of our business; we are not aware of any company that offers substantially similar product solutions in all three of our market segments.

We believe the most important competitive factors in our industry are brand and reputation, data quality and comprehensiveness, quality of investment analysis and analytics, design, reliability, product support capabilities, and price.

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Individual. In our Individual business segment, we compete with the personal finance Web sites of Yahoo!, America Online, a division of Time Warner, Microsoft Corporation, CBS MarketWatch, TheStreet.com, The Motley Fool, SmartMoney.com, Intuit, and The Wall Street Journal. Our print publications compete most directly with Value Line, The Motley Fool, Phillips Investment Resources (a division of Phillips International), KCI Communications, Horizon Publishing Company, and the Association of Mutual Fund Investors.

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Advisor. Our primary competitors in this business segment include Thomson Financial Services, SEI Investments, Ibbotson Associates, Standard & Poor's, SunGard, and Mobius Services provided by CheckFree Investment Services.

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Instititutional. In the retirement advice market, we compete primarily with Financial Engines, Inc. and Ibbotson Associates. For Licensed Data and Investment Profiles & Guides, our primary competitors are Lipper, Standard & Poor's, Factset Research Systems, and Bowne & Co. For Morningstar Direct, our primary competitors are Lipper, Zephyr Management, Markov, Strategic Insight Mutual Fund Research and Consulting, Informa Investment Solutions, Mobius Management Systems, and VARDS Trading provided by InfoOne. Our Investment Consulting business competes primarily with Ibbotson Associates and Lipper, as well as some smaller competitors in the retirement consulting business.

Our international operations compete with a variety of other companies not named above, including Brain Power, MoneyMate, ASSIRT, vanEyk Research, and IWL.

    International Operations

              We conduct our business operations outside of the United States through a variety of subsidiaries and joint venture operating companies. We have wholly-owned or majority-owned operating companies doing business in each of the following markets: Australia, Canada, France, Holland, Germany, Italy, New Zealand, Norway, People's Republic of China (both Hong Kong and the mainland), Spain, and the United Kingdom.

In addition, we hold minority ownership positions in operating companies based in Denmark, Japan, Korea, and Sweden. Our ownership in these companies is either held directly by us or indirectly through separate foreign subsidiaries that we control. The joint venture in Japan, Morningstar Japan, is publicly traded under ticker 4765 on the Osaka Stock Exchange "Hercules Market." As of December 31, 2003, we held a 35.1% stake in Morningstar Japan with a total market value of $31.4 million.

To enable these companies to do business in their designated territories, we provide them with the rights to the Morningstar name and logo and with access to certain of our products and technology. Each company operating within a particular country is responsible for developing or obtaining (through third-party licensing arrangements) databases of securities information for that country and for creating new products or modifying our existing products to suit the needs of clients within that country.

    Intellectual Property and Other Proprietary Rights

              We treat our brand, product names and logos, software, technology, databases, and other products as proprietary. We try to protect this property by using trademark, copyright, patent and trade secrets laws, licensing and nondisclosure arrangements, and other security measures. For example, in the normal course of business, we only provide our intellectual property to third parties through standard licensing agreements. The purposes of these agreements are to both define the extent and duration of any third party usage rights and to provide for our continued ownership in any intellectual property furnished.

Because of the value of our brand name and logo, we have tried to register one or both of them in all of the relevant international classes under the trademark laws of most of the jurisdictions in which we do business. As we move into new markets, we are continuing to effect these registrations and, in some jurisdictions, the registration of certain product identifiers as well. To date, we have registered our name and/or logo in 14 countries and the European Union and have registrations pending in six other countries.

We currently hold three U.S. patents, one U.K. patent, and one Canadian patent, and are in the process of registering two additional patents in the United States. We do not rely on our patents and do not believe patents are important to our business.

We have encountered jurisdictions in which a third party has a pre-existing trademark in certain relevant international classes. In Australia, a third party has a pre-existing trademark registration that incorporates the name "Morningstar." We have not yet proceeded with a registration of our brand name or logo in Australia and, to date, have not been actively challenged by the third party registrant. In addition, we were not able to successfully register the "Morningstar" name and logo in Germany with respect to certain products because another party holds a pre-existing registration on the name. It is possible that our continued ability to use the "Morningstar" name or logo, either on a stand-alone basis or in association with certain products or services, could be compromised in these jurisdictions because of the pre-existing registrations.

In addition to licensing and non-disclosure agreements, a number of practical considerations help to protect our intellectual property:

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Two decades of data collection have enabled us to create one of the largest proprietary databases of historical investment information in the industry.

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Access to this proprietary database is necessary to enable most of our products to function properly.

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We continue to update and enhance our products so that newer versions contain more features and functions than their older counterparts.

     Government Regulation

    United States

              Our investment advisory and broker-dealer businesses are subject to extensive regulation in the United States at both the federal and state level, as well as by self-regulatory organizations. Financial services businesses are among the nation's most extensively regulated. The SEC is responsible for enforcing the federal securities laws and serves as a supervisory body for all federally registered investment advisors and broker-dealers.

Three of our subsidiaries, Morningstar Investment Services, Morningstar Associates, and mPower Advisors, are registered as investment advisors with the SEC under the Investment Advisers Act of 1940 (Advisers Act). As registered investment advisors, these companies are subject to the requirements and regulations of the Advisers Act. Such requirements relate to, among other things, record-keeping and reporting requirements, disclosure requirements, and limitations on principal transactions between an advisor and advisory clients, as well as general anti-fraud prohibitions.

We provide each of our investment advisor companies with financial and operational support. However, each of them operates independently from other areas of Morningstar, using separate personnel and making independent investment decisions.

Morningstar Investment Services is a broker-dealer registered under the Exchange Act and a member of the NASD. The regulation of broker-dealers has, to a large extent, been delegated by the federal securities laws to self-regulatory organizations, including the NASD. Subject to approval by the SEC, the NASD adopts rules that govern its members. The NASD conducts periodic examinations of the operations of Morningstar Investment Services. Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales practices, market making and trading among broker-dealers, use and safekeeping of clients' funds and securities, capital structure, record-keeping, and the conduct of directors, officers, and employees. Violation of applicable regulations can result in the revocation of a broker-dealer license, the imposition of censures or fines, and the suspension or expulsion of a firm, its officers, or employees. Morningstar Investment Services is subject to certain net capital requirements under the Exchange Act. The net capital requirements, which specify minimum net capital levels for registered broker-dealers, are designed to measure the financial soundness and liquidity of broker-dealers.

Additional legislation and regulations, including those relating to the activities of investment advisors and broker-dealers, changes in rules imposed by the SEC or other U.S. or foreign regulatory authorities and self regulatory organizations or changes in the interpretation or enforcement of existing laws and rules may adversely affect our business and profitability. Our businesses may be materially affected not only by regulations applicable to it as an investment advisor or broker-dealer, but also by regulations of general application.

    Australia

              In order to provide financial information services in Australia, our wholly-owned Australian subsidiary, Morningstar Research Pty Limited (Morningstar Research), must hold an Australian Financial Services License and submit to the jurisdiction of the Australian Securities and Investments Commission (ASIC). This license requires

Morningstar Research to maintain positive net asset levels and sufficient cash resources to cover three months of expenses and to comply with the audit requirements of the ASIC.

    Licensing Agreements

    Agreements with Customers

              In the majority of our licensing agreements, we license our products and/or other intellectual property to our customers for a fee. We generally use our own form of standard agreements, whether in paper or electronic form, and we do not provide our products and services to customers or other users without having an agreement in place.

    Other Licensing Agreements

              We also maintain licensing agreements with each of our joint venture companies. We put these agreements in place so these companies can use our intellectual property, such as our products and trademarks, to develop and market similar products under our name. If we dissolve a subsidiary or terminate a joint venture, all licensed rights granted by us terminate. The only exception is our joint venture in Japan (Morningstar Japan). It has the right to continue to use our intellectual property for up to one year after the termination of its joint venture agreement if that termination is not caused by Morningstar Japan's breach. In all cases, we retain ownership of all information licensed and own or have the right to acquire any works that are created from that information.

As well as acting as a licensor of intellectual property, we also license certain intellectual property from third parties. In the ordinary course of our business, we incorporate and use intellectual property from a variety of third-party sources.

    Properties and Facilities

              Our headquarters are located in Chicago, Illinois, and consist of approximately 133,000 square feet of leased space. Our lease on this space expires in January 2009. We lease an additional 60,500 square feet in 19 offices located around the world. We believe that our headquarters and other offices are adequate for our immediate needs and that additional or substitute space is available if needed to accommodate growth and expansion.

    Employees

              We had approximately 830 employees as of December 31, 2003. Our employees are not represented by any collective bargaining organization and we have never experienced a work stoppage.

    Legal Proceedings

              Following the termination of his employment as a managing director and chief executive officer of Morningstar Australia, in March 2002 Mr. Graham Rich and two companies controlled by Mr. Rich named us and several of our employees in a proceeding brought in the Equity Division of the Supreme Court of New South Wales, Australia. While we believe that the claims made against Morningstar are without merit, there is uncertainty inherent in any litigation and the outcome of these matters cannot be determined at this time. The parties adverse to Morningstar offered to settle all claims for Australian $7,000,000, which approximates U.S. $5,276,000. We offered to settle all claims for Australian $1,250,000, which approximates U.S. $942,000. We recorded a reserve of $942,000, in the fourth quarter of 2003, in connection with this outstanding claim. For more information on this matter, see Note 15 of our Notes to the Consolidated Financial Statements.

In addition to these proceedings, from time to time, we are involved in legal proceedings and litigation that arise in the normal course of our business.

     Management

    Executive Officers and Directors

              The name, age, position, and a brief account of the business experience of each of our executive officers, directors, and key employees are set forth below.

Name	Age	Position
Joe Mansueto	47	Chairman, Chief Executive Officer and Director
Tim Armour	55	Managing Director
Chris Boruff	39	President, Advisor Business
Bevin Desmond	37	President, International Business
Martha Dustin Boudos	37	Chief Financial Officer and Secretary
Catherine Gillis Odelbo	41	President, Individual Business
Tao Huang	41	Chief Operating Officer
Elizabeth Kirscher	39	President, Data Services Business
Art Lutschaunig	45	President and Chief Investment Officer, Morningstar Investment Services
Don Phillips	42	Managing Director and Director
Patrick Reinkemeyer	39	President, Consulting Business
John Rekenthaler	43	President, Morningstar Associates
David W. Williams	43	Managing Director, Design
Cheryl Francis	50	Director
Steve Kaplan	44	Director
Jack Noonan	55	Director
Paul Sturm	57	Director

    Joe Mansueto

              Joe Mansueto founded Morningstar in 1984. He has served as our chairman since our inception, and as our chief executive officer from inception to 1996 and from 2000 to the present. He holds a bachelor's degree in business administration from The University of Chicago and a master's degree in business administration from The University of Chicago Graduate School of Business.

    Tim Armour

              Tim Armour has been one of our managing directors since 2000. He is responsible for strategic relationships and business development. He joined us in 1998 as our chief operating officer and from 1999 to 2000 served as our president. He holds a bachelor's degree in business administration from Gettysburg College and a master's degree in business administration from the Columbia Business School at Columbia University.

    Chris Boruff

              Chris Boruff has been the president of our advisor business since 2000. He is responsible for overseeing strategy, development, and marketing associated with our products for financial advisors. He joined us in 1996 as product manager for Principia, and from 1997 to 1998, he served as senior product manager of advisor products. From 1999 to 2000, he served as vice president of advisor products, where he was responsible for all marketing related to financial advisors. He holds a bachelor's degree in economics and psychology from Northwestern University.

    Bevin Desmond

              Bevin Desmond has been president of our international business since 2000. She is responsible for identifying and developing new markets, managing and directing operations, and launching new products. She joined us in 1993 and was one of three employees who started our international business. From 1998 to 2000, she served as manager of all international ventures. She holds a bachelor's degree in psychology from St. Mary's College.

    Martha Dustin Boudos

              Martha Dustin Boudos has been our chief financial officer since 2001 and our secretary since April 2004. She is responsible for finance, human resources, legal, and compliance. She joined us in 1992 as a marketing manager. She also played a key role in the creation of our Web site, Morningstar.com. From 2000 to 2001, she was responsible for our retirement advice service. During 2001, she served as our vice president of human resources. She holds a bachelor's degree in political science from Wellesley College and a master's degree in business administration from the Kellogg School of Management at Northwestern University.

    Catherine Gillis Odelbo

              Catherine Gillis Odelbo has been president of our Individual segment since 2000. She joined us in 1988 as a mutual fund analyst and from 1999 to 2000 served as senior vice president of content development for the company, as well as publisher and editor of our stock and closed-end fund research. She holds a bachelor's degree in American history from The University of Chicago and a master's degree in business administration from The University of Chicago Graduate School of Business.

    Tao Huang

              Tao Huang has been our chief operating officer since 2000. He is responsible for corporate strategy, oversight of all business units, and directing our day-to-day operations. He joined us in 1990 as a software developer and from 1996 to 1998 served as chief technology officer. During 1998, he served as president of international operations, where he was responsible for increasing our presence worldwide. From 1998 to 2000, he served as senior vice president of business development and head of Internet operations. He holds a bachelor's degree in computer science from Hunan University in China, a master's degree in computer science from Marquette University, and a master's degree in business administration from The University of Chicago Graduate School of Business.

    Elizabeth Kirscher

              Elizabeth Kirscher has been president of our data services business since 2000. She is responsible for managing our investment databases and related products. She joined us in 1995 as a major accounts manager in our institutional sales area. From 1998 to 1999, she served as international product manager and worked on the launch of Morningstar Japan. From 1999 to 2000, she was director of sales and business development for Morningstar.com and marketed Morningstar.com data and tools to other Web sites. She holds a bachelor's degree from Vassar College and a master's degree in business administration from the Columbia Business School at Columbia University.

    Art Lutschaunig

              Art Lutschaunig has been president and chief investment officer for Morningstar Investment Services since August 2001. He is responsible for managing the investment services business, including oversight of the group's investment research and portfolio management. Before joining us in May 2001, he was an independent consultant. From 2000 to 2001, he served as president of Giving Capital, Inc. He holds a bachelor's degree in marketing from Villanova University.

    Don Phillips

              Don Phillips has been one of our managing directors since 2000. He is responsible for corporate strategy, research, and corporate communications. He joined us in 1986 as our first analyst. He served as our vice president and publisher from 1991 to 1996, as our president from 1996 to 1998, and as our chief executive officer from 1998 to 2000. He also serves on the board of directors for Morningstar Japan. He has served on our board of directors since August 1999. He holds a bachelor's degree in English from the University of Texas and a master's degree in American literature from The University of Chicago.

    Patrick Reinkemeyer

              Patrick Reinkemeyer has been president of our investment consulting business since 2001. He is responsible for overseeing investment monitoring, asset allocation, plan evaluation and design, and investment manager search and selection for institutional clients. He joined us in 1996. From 1996 to 1997, he directed our print and software variable annuity/life products. He holds a bachelor's degree in history from Middlebury College and a master's degree in business administration from The University of Chicago Graduate School of Business.

    John Rekenthaler

              John Rekenthaler has been president of Morningstar Associates since 2001. He is responsible for retirement planning and advice services, including our online, call center, and statement tools. He is also responsible for Morningstar Managed Retirement Portfolios. He joined us in 1988 as an assistant editor and from 1998 to 2000 served as our director of research. From 1991 to 1995, he served as editor of Morningstar Mutual Funds and Morningstar FundInvestor. He holds a bachelor's degree in English from the University of Pennsylvania and a master's degree in business administration from The University of Chicago Graduate School of Business.

    David W. Williams

              David W. Williams has been one of our managing directors since 2000. He is in charge of design and its application to brand identity, products, communications, and the workplace. He joined us in 1993 and has been instrumental in establishing design as one of our recognized core capabilities. He holds a bachelor's degree in industrial design from The Ohio State University and a master's degree in fine arts from the Yale University School of Art.

    Cheryl Francis

              Cheryl Francis was elected to our board of directors in July 2002. She has been an independent business and financial advisor since 2000. From 1995 to 2000, she served as executive vice president and chief financial officer of R.R. Donnelley & Sons Company, a print media company. She currently serves as a member of the board of directors of HON Industries and Hewitt Associates, as well as a trustee for Cornell University. She holds a bachelor's degree from Cornell University and a master's degree in business administration from The University of Chicago Graduate School of Business.

    Steve Kaplan

              Steve Kaplan served as a member of our advisory board beginning in 1998 and was elected to our board of directors in August 1999. Since 1988, he has been a professor at The University of Chicago Graduate School of Business where he currently is the Neubauer Family Professor of Entrepreneurship and Finance. He holds a bachelor's degree in applied mathematics and economics from Harvard College and a Ph.D. in business economics from Harvard University. He also serves on the board of trustees of the Columbia Acorn Funds where he serves as a member of the governance and compliance committees.

    Jack Noonan

              Jack Noonan served as a member of our advisory board beginning in 1998 and was elected to our board of directors in August 1999. Since 1992, he has served as president and chief executive officer of SPSS Inc., a software company specializing in predictive analytics, where he also currently serves on the board of directors. He holds a bachelor's degree in engineering from the Rockford School of Business and Engineering.

    Paul Sturm

              Paul Sturm served as a member of our advisory board beginning in 1998 and was elected to our board in August 1999. Since 1992, he has worked at Smart Money Magazine where he currently writes a monthly column on investing. From 1985 to 1989, he was assistant managing editor at Business Week. From 1980 until 1985, he held a similar position at Forbes. Prior to that, he worked as a business writer for a variety of publications based in New York, Washington, and London. He holds a bachelor's degree in economics from Oberlin College and a master's degree in journalism from Columbia University. He received a law degree from Georgetown University Law Center.

    Board of Directors

              Our board consists of six directors, four of whom our board has determined satisfy the independence criteria set forth in both the NYSE Corporate Governance Standards and the NASDAQ Marketplace Rules. Each member is subject to election at each annual meeting of shareholders. The authorized number of directors may be changed only by resolution of the board of directors or a vote of the shareholders.

We intend to rely on the "controlled company" exception to either the NYSE Corporate Governance Standards or the NASDAQ Marketplace Rules. Accordingly, we will not be subject to the rules generally requiring that companies listed on the NYSE or NASDAQ have a majority of independent directors and maintain a compensation committee and a nominating and corporate governance committee composed entirely of independent directors. Consequently, while we expect that for the foreseeable future following completion of this offering, a majority of our directors will be independent and that all of the directors on our compensation and nominating and corporate governance committees will be independent, we will not be required to do so to continue to list our shares on the NYSE or NASDAQ.

The "controlled company" exception does not affect the independence requirements for our audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act of 2002 (SOA) and either the NYSE

Corporate Governance Standards or the NASDAQ Marketplace Rules that require that our audit committee be composed of at least three independent directors.

    Committees of the Board of Directors

    Audit Committee

              We have established an audit committee made up solely of independent directors consisting of Cheryl Francis, Steve Kaplan, and Paul Sturm. Cheryl Francis serves as the chair of our audit committee. We believe that each of the members of our audit committee is financially sophisticated and able to read and understand our financial statements, and our board has determined that Cheryl Francis is an audit committee financial expert within the meaning of the SOA. The audit committee's duties include:

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reviewing and recommending to the board internal accounting and financial controls and accounting principles and auditing practices to be employed in the preparation and review of our financial statements;

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making recommendations to the board concerning the engagement of an independent auditor to audit our annual financial statements and the scope of the audit to be undertaken by such auditors; and

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approving in advance all audit services to be provided to us and all non-audit services to be provided to us by our independent auditor.

    Compensation Committee

              We have established a compensation committee made up solely of independent directors consisting of Steve Kaplan, Jack Noonan, and Paul Sturm. Steve Kaplan serves as chairman of our compensation committee. The compensation committee is appointed by the board to assist in establishing annual and long-term performance goals and compensation for senior management. The compensation committee ensures that executive compensation remains competitive in order to retain and attract talent to Morningstar and is closely linked to both individual and company performance. The compensation committee's duties include:

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reviewing at least annually the performance of senior management in meeting our goals and objectives and recommending actions to the board regarding base salaries, incentive plans, and equity-based plans for senior management;

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overseeing the administration of our option plans and other compensation plans, approving plan amendments, overseeing compliance, and interpreting plan guidelines;

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approving annual award grants to employees and changes in share price; and

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providing an annual summary report on executive compensation to the board of directors.

    Nominating and Corporate Governance Committee

              Effective upon the completion of this offering, we will establish a nominating and corporate governance committee composed solely of independent directors. The nominating and corporate governance committee will assist the board with its responsibilities regarding:

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the identification of individuals qualified to become board members;

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the selection of director nominees for the next annual meeting of shareholders; and

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the selection of director candidates to fill any vacancies on the board of directors.

We have adopted charters and corporate governance guidelines for our audit committee and compensation committee. We will adopt a charter for our nominating and corporate governance committee prior to the completion of this offering. We will make each of these documents available on our Web site at www.morningstar.com.

    Director Compensation

              Each non-employee director is entitled to receive a fee of $1,000 per board meeting and $500 per committee meeting attended, plus travel expenses in connection with attendance at meetings. Upon election to the board, non-employee directors receive a grant of options to purchase 60,000 shares of our common stock at an exercise price equal to the fair market value of such stock at the date of grant. Non-employee directors are also entitled to receive an annual grant of options to purchase 12,000 shares of our common stock. Options granted to our non-employee directors vest over three years. The annual option grants to our non-employee directors for 2004 will be premium options with an initial exercise price equal to the initial public offering price, with such price increasing each year over the life of the option at a rate equal to the 10-year Treasury bond rate. See "—Executive Compensation." Directors who are also our employees do not receive any additional compensation for serving on the board of directors or attending board meetings.

    Compensation Committee Interlocks and Insider Participation

              None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee in 2003, the board of directors as a whole made decisions relating to compensation of our executive officers. Our compensation committee currently consists of Steve Kaplan, Jack Noonan, and Paul Sturm. Prior to April 30, 2004, our compensation committee consisted of Steve Kaplan, Jack Noonan, and our chief executive officer, Joe Mansueto. On August 31, 1999, Joe Mansueto loaned us $6.5 million that we repaid on March 30, 2004. Additionally, a corporation wholly-owned by him provided sales services to us between 1995 and 2003 that we discontinued effective December 31, 2003. For more information on these transactions, see "Certain Relationships and Related Party Transactions—Transactions Involving Joe Mansueto."

    Executive Compensation

              Our compensation philosophy is to pay senior management competitive base salaries and provide them the opportunity to earn meaningful incentive compensation, ranging from 50% to 120% of base compensation, through the Morningstar Bonus Program. Equity awards that vest over time are also an important component of how we reward employees. We believe equity awards can help align the economic interests of our management with those of our shareholders. To better ensure that the benefits of these awards are tied to meaningful appreciation in shareholder value, we will grant premium options in 2004 with an initial exercise price equal to the initial public offering price, with such exercise price increasing each year over the life of the option at a rate equal to the 10-year Treasury bond rate. Subject to the discretion of our board and our compensation committee, we intend to continue the practice of granting premium options for the foreseeable future.

Our board has adopted share ownership requirements for our senior management. Our managing directors and presidents are required to own shares of our common stock with a value equal to at least two times and one times their annual base salaries, respectively. The policy also requires that senior management retain a meaningful portion of the after-tax value they realize through equity awards, such as options, for so long as they remain employed with us. Our senior management must retain at least 80% of such value before they satisfy applicable share ownership requirements and 40% of such value after they satisfy those requirements.

    CEO Compensation

              In consideration of his status as our principal shareholder, Joe Mansueto believes that his compensation as our chief executive officer should be realized primarily through appreciation in the long-term value of our common stock. Accordingly, at his request, he does not participate in our equity or cash-based incentive programs. In addition, since resuming his role as our chief executive officer in 2000, his annual salary has been fixed at $100,000. While our compensation committee will continue to have the discretion to review and make recommendations concerning his compensation, we expect that his salary will remain at $100,000 per year for the foreseeable future.

    Compensation of Executive Officers

              The following table shows all compensation earned or received during the year ended December 31, 2003 by our chief executive officer and our five other senior executive officers (the named executive officers), the first four of whom qualify as our most highly compensated executive officers, for the year ended December 31, 2003.

	Annual			Long Term

Summary Compensation	Salary	Bonus (1)	Shares Underlying Option Awards	LTIP Payouts (2)	All Other (3)
Joe Mansueto Chairman and Chief Executive Officer	$100,000	$—	$—	$—	$8,304
Tim Armour Managing Director	275,000	157,500	10,000	17,684	12,423
Martha Dustin Boudos Chief Financial Officer and Secretary	200,000	189,283	100,000	20,716	12,308
Tao Huang Chief Operating Officer	250,000	311,071	50,000	28,295	12,385
Don Phillips Managing Director	300,000	136,250	10,000	20,716	12,461
David W. Williams Managing Director, Design	160,000	110,000	10,000	13,251	11,846

(1)
This table does not include deferred cash bonus amounts that may be payable to certain of our named executive officers if we meet certain performance targets in the year ending December 31, 2004. If the performance targets are met, all of the deferred cash bonus amounts will be paid. If the performance targets are not met, none of the deferred cash bonus amounts will be paid. For a more detailed description of our Bonus Program, see "—Morningstar Bonus Program." These deferred cash bonus amounts are as follows: Tim Armour $7,500; Martha Dustin Boudos $14,283; Tao Huang $11,070; Don Phillips $11,250; and David W. Williams $10,000.

(2)
"LTIP Payouts" consist of deferred cash bonus amounts under our Bonus Program that were paid to certain of our named executive officers for meeting certain performance targets for the year ended December 31, 2003.

(3)
"All Other" includes matching contributions to our 401(k) plan for the year ended December 31, 2003 for our named executive officers in the following amounts: Joe Mansueto $8,272; Tim Armour $12,000; Martha Dustin Boudos $12,000; Tao Huang $12,000; Don Phillips $12,000; and David W. Williams $11,600; and also includes the amounts paid for basic life insurance and accidental death and dismemberment insurance on behalf of our named executive officers as follows: Joe Mansueto $32; Tim Armour $423; Martha Dustin Boudos $308; Tao Huang $385; Don Phillips $461, and David W. Williams $246.

    Option Grants

              The following table shows certain information concerning grants of common stock options to each of our named executive officers for the year ended December 31, 2003.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

Option Grants in 2003	Number of Securities Underlying Options (2)	Percent of Total Options Granted to Employees	Exercise Price Per Share	Expiration Date	5% (3)	10% (3)
Joe Mansueto (1)	—	—%	$—	—	$—	$—
Tim Armour	10,000	1.3	8.57	5/1/2013	51,912	126,326
Martha Dustin Boudos	100,000	12.6	8.57	5/1/2013	519,121	1,263,265
Tao Huang	50,000	6.3	8.57	5/1/2013	259,560	631,632
Don Phillips	10,000	1.3	8.57	5/1/2013	51,912	126,326
David W. Williams	10,000	1.3	8.57	5/1/2013	51,912	126,326

(1)
Joe Mansueto does not receive options under our stock option plans.

(2)
These options have a term of 10 years and vest in equal annual amounts over four years.

(3)
The potential realizable values represented in the table assume stock price appreciation of 5% and 10%, compounded annually over the life of the option from the date of grant. The appreciation values are disclosed in keeping with SEC requirements and are not meant to represent our forecast of future share price appreciation.

    Aggregate Option Exercises in 2003 and Year-End Option Values

              The following table shows information concerning the exercise of stock options during the year ended December 31, 2003 by our named executive officers and the value of unexercised options as of December 31, 2003. None of our named executive officers exercised any options in 2003.

	Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options (1)

Aggregate Option Exercises	Exercisable	Unexercisable	Exercisable	Unexercisable
Joe Mansueto	—	—	$—	$—
Tim Armour	478,561	84,363
Martha Dustin Boudos	94,174	204,546
Tao Huang	890,869	525,777
Don Phillips	1,305,772	389,228
David W. Williams	100,725	43,539

(1)
We determined the value of unexercised in-the-money options at December 31, 2003 by calculating the difference between an assumed initial public offering price of $           per share (the midpoint of the range set forth on the cover of this prospectus) and the option exercise price of each applicable in-the-money option multiplied by the number of shares underlying such option.

    Employment Agreements and Change in Control Arrangements

              We do not have any employment agreements, termination agreements, or change-in-control agreements with any of our named executive officers.

    Morningstar Bonus Program

              We have adopted the Morningstar Bonus Program (the Bonus Program) that rewards employees for meeting and exceeding specified annual profit goals based on earnings before interest and taxes, adjusted for options expense, a cost of capital charge, and certain marketing expenses.

Eligibility to participate in the Bonus Program is limited to all regular full-time and part-time employees who:

•
are employed at any time during the program year prior to December 1;

•
are employed when the payments are made during the first quarter of the following year; and

•
are not be eligible to participate in any other annual bonus or incentive plan.

Employees are eligible to receive bonuses based on the achievement of performance targets that are set for both specific businesses and the company as a whole. A portion of an employee's bonus is based on the achievement of each target. Employees who work at the corporate level (including our executive officers and managing directors) receive bonuses based solely on the achievement of the company target.

Performance targets for the Bonus Program are set by our board at the beginning of the year. If a business and/or the company exceeds the performance target, a portion of this excess profit is shared with employees in the form of an additional bonus. If a business or the company misses its performance target in a given year, the bonus is reduced.

If an employee earns an excess bonus for exceeding the performance target in a given year, we retain half of the excess bonus for one year to encourage continued positive results in the following year. This deferred amount is payable to the employee only if performance in the business or company meets or exceeds the minimum performance target set for the following year.

Bonus payouts are determined at year-end once financial results are final and audited and are paid in cash. Each individual's bonus is based upon the individual's contribution to the success of the specific business measured or the company.

Joe Mansueto does not participate in the Bonus Program. In addition, commissioned sales employees, temporary employees, and any independent contractors are not eligible to participate in the Bonus Program.

The compensation committee and board administer the Bonus Program and have the authority to construe, interpret, and implement the Bonus Program and prescribe, amend, and rescind rules and regulations relating to the Bonus Program. The determination of the compensation committee on all matters relating to the Bonus Program or any award agreement is final, binding, and conclusive.

    Morningstar 1999 Incentive Stock Option Plan

              We maintain the Morningstar 1999 Incentive Stock Option Plan (the 1999 Option Plan). A copy of the 1999 Plan is filed as an exhibit to this registration statement of which this prospectus is a part.

As of April 30, 2004, options to purchase 869,174 shares were outstanding under the terms of the 1999 Option Plan. No additional options may be granted under the 1999 Option Plan. All outstanding options under the 1999 Option Plan will continue to be governed by their existing terms.

    Morningstar 2004 Stock Incentive Plan

              Historically, we have maintained the Morningstar 1993 Stock Option Plan, the Morningstar 2000 Stock Option Plan, and the Morningstar 2001 Stock Option Plan (collectively, the Prior Plans), under which we have granted stock options to certain of our employees and non-employee directors. The Morningstar 2004 Stock Incentive Plan (the 2004 Equity Plan) will amend and restate the Prior Plans, effective upon the completion of this offering.

As of April 30, 2004, 8,591,896 shares were issuable upon exercise of outstanding options granted under the Prior Plans. We will not grant any additional options under any of the Prior Plans, and any shares subject to an award under any of the Prior Plans that are forfeited, canceled, settled or otherwise terminated without a distribution of shares, or withheld by us in connection with the exercise of an option or in payment of any required income tax withholding, will not be available for awards under the 2004 Equity Plan.

The 2004 Equity Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, and performance shares after the completion of this offering. All of our employees will be eligible for awards under the 2004 Equity Plan. Joe Mansueto will not participate in the Plan. Awards may also be made to our non-employee directors under the Plan. A total of 5,628,843 options may be granted under the Plan.

As of April 30, 2004, our board of directors had authorized for grant in 2004 options to acquire 1,548,843 shares of our common stock under the 2004 Equity Plan. Of these options, 660,000 will be granted to our executive officers at an initial exercise price equal to the initial public offering price, with such price increasing annually over the life of the option at a rate equal to the 10-year Treasury bond rate. These options will be allocated among our executive officers as follows:

Executive Officer	Number of Options
Tim Armour	25,000
Martha Dustin Boudos	80,000
Tao Huang	110,000
Don Phillips	40,000
David W. Williams	55,000
Executive officers as a group (13 persons)	660,000

The remaining 888,843 options authorized for grant in 2004 will be issued at an initial exercise price equal to the fair market value of our common stock on the date of grant and also will be subject to annual increase based on the 10-year Treasury bond rate.

Upon completion of this offering, 11,009,913 shares of our common stock will be issuable upon exercise of options that are outstanding or authorized for grant in 2004, and an additional 4,080,000 shares of our common stock will be reserved for issuance under the 2004 Equity Plan. Shares delivered pursuant to awards may consist of authorized but unissued common stock or authorized and issued common stock held in treasury. Any shares subject to an award under the 2004 Equity Plan that are forfeited, canceled, settled, or otherwise terminated without a distribution of shares, or withheld by us in connection with the exercise of an option or in payment of any required income tax withholding, will again be available for awards under this plan.

The compensation committee will administer the 2004 Equity Plan. It will have the authority to construe, interpret, and implement the 2004 Equity Plan; prescribe, amend, and rescind rules relating to the Plan; and grant awards and determine who will receive awards. The compensation committee may also modify, extend, or renew outstanding awards, as long as participants consent if their rights are impaired. It also has the authority to adjust the terms of any outstanding awards and the number of shares of the common stock issuable under the 2004 Equity Plan to prevent the enlargement or dilution of rights, or for any increase or decrease in the number of issued shares of our common stock (or the issuance of shares of stock other than shares of common stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spin-off, combination, or reclassification or exchange of the shares of our common stock, merger, consolidation, rights offering, separation, reorganization, or any other change in corporate structure or event the compensation committee determines in its sole discretion affects our capitalization. The determination of the compensation committee on all matters relating to the 2004 Equity Plan or any award agreement will be final, binding, and conclusive.

Except to the extent otherwise provided in the award agreement or approved by the compensation committee, no award or right granted to any person under the 2004 Equity Plan will be assignable or transferable other than by will or by the laws of descent and distribution, or through a qualified domestic relations order. All awards and rights will be exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

The 2004 Equity Plan will automatically terminate 10 years after its adoption by the board, or if earlier, when all reserved shares have been issued. Except as otherwise provided in an award agreement, the board of directors may from time to time suspend, discontinue, revise, or amend the 2004 Equity Plan provided that no amendment will materially adversely affect a grantee without that person's prior written consent.

    401(k) Plan

              Our employees are eligible to participate in our 401(k) plan. Under our 401(k) plan, employees may elect to make annual salary reduction contributions up to the lesser of 100% of eligible compensation less applicable tax withholding or the statutorily prescribed annual limit, which was $12,000 in 2003. The 401(k) plan is intended to qualify under Section 401 of the Code, so that the contributions by our employees will be deductible by us when made and income earned on plan contributions will not be taxable to the employees until withdrawn or distributed. We match the contributions of our employees up to 7% of their salary, with 50% of the matching contributions vesting after the first year and 100% vesting after the second year.

     Deferred Compensation Agreement with Don Phillips

              In February 1999, Don Phillips held options to acquire 1,500,000 shares of our common stock at an exercise price of $0.075 per share. Under the terms of the options, which were granted to him in 1989 and scheduled to expire in 1999, he had the ability to exercise the options at an aggregate exercise price of $112,500. Rather than require him to exercise the options and potentially obligate ourselves to repurchase his shares, we entered into an arrangement with him under which the options granted to him in 1989 were permitted to expire and we granted him, on February 15, 1999, new options to purchase 1,500,000 shares of our common stock at an exercise price of $2.77 per share, representing the fair market value of our common stock as determined by our board. Of these option shares, 1,138,560 were fully vested and exercisable upon grant and 361,440 vest in equal annual installments over 10 years.

To compensate Don Phillips for the $2.69 per share increase in exercise price between his expired and new options, we entered into a deferred compensation agreement dated February 15, 1999 that obligates us, subject to certain limitations, to pay him $2.69 for each share of our common stock that he acquires upon exercise of the options that we granted to him in 1999. At our election, this payment may be made in cash or shares of our common stock. If at the time he becomes entitled to a payment, the fair market value of our stock is below $2.77 per share, the amount of deferred compensation payable to him will be reduced proportionately based on the percentage that the then current fair market value of a share of our common stock represents of $2.77. As of December 31, 2003, he had exercised 630,826 of the options granted to him in 1999 for which he received total deferred compensation of $1.7 million and he continued to hold 869,174 of such options for which up to $2.4 million of deferred compensation remains payable.

    Limitation of Liability and Indemnification of Officers and Directors

              Our articles of incorporation provide that directors will be not personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or to our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper personal benefit from their actions as directors. Prior to the completion of this offering, we intend to obtain insurance that insures our directors and officers against specified losses. In addition, our by-laws provide that our directors, officers and employees shall be indemnified by us to the fullest extent authorized by Illinois law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of us.

In addition, we have entered into separate indemnification agreements with certain of our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. These indemnification agreements may require us to indemnify our directors and executive officers for related expenses, including attorneys' fees, judgments, fines, and settlement amounts incurred by a director or executive officer in an action or proceeding arising out of his or her service as one of our directors or executive officers.

     Certain Relationships and Related Party Transactions

    Transactions Involving Joe Mansueto

              On August 31, 1999 and as part of our conversion from an S Corporation to a C Corporation for federal income tax purposes, Joe Mansueto, our chairman, chief executive officer, and controlling shareholder, loaned us $6.5 million. As a principal shareholder of the company, the loan enabled him to preserve his proportionate share of the net operating loss carry forwards that we had accumulated through the date of our conversion. The loan, which accrued interest at LIBOR plus 150 basis points per year, was payable on demand or no later than July 6, 2004. We repaid the note in full on March 30, 2004.

Between 1995 and 2003, a corporation owned by Joe Mansueto provided sales and other services for us. We agreed to pay an amount equal to the total costs incurred by the corporation in providing these services, consisting solely of compensation related expenses for the corporation's employees (which did not include him), plus 5.0% of these costs. For 2001, 2002 and 2003, we recorded an expense for these services of $2.0 million, $3.1 million, and $3.0 million, respectively, of which $0.1 million, $0.1 million and $0.1 million, respectively, represented the amount paid in excess of the corporation's actual costs. This arrangement was discontinued effective December 31, 2003, at which time all employees of the corporation were transferred to Morningstar.

    Transactions Involving Softbank

              On July 8, 1999, we entered into an agreement with Softbank pursuant to which Softbank acquired 7,612,500 shares of common stock for a purchase price of $91 million. Under the agreement Softbank has certain rights that will continue following this offering, including:

•
the right to appoint one member to our board of directors as long as it owns at least 3,806,250 shares of our common stock;

•
two demand registration rights, subject to our right to delay registration under certain circumstances;

•
the right, subject to the ability of an underwriter to limit the number of shares to be included in a registration, to participate in or "piggy back" on any public offering of our common stock (other than this offering or any transaction relating to securities issued under an employee benefit plan or as part of any acquisition, merger or business combination); and

•
the right to participate on a pro rata basis in any sale of shares of our common stock by Joe Mansueto, excluding any sales to other shareholders of Morningstar or his family members or other affiliates and excluding any sales not exceeding 3 million of his shares of our common stock.

We own a 35.1% interest in Morningstar Japan, a Japanese corporation in which an affiliate of Softbank owns a 50.5% interest. We and Morningstar Japan entered into a license agreement dated April 8, 1998 pursuant to which we license to Morningstar Japan certain of our financial information products and services, database systems, and trademarks. In June 2000, Morningstar Japan paid the company $1.8 million, representing a lump sum royalty payment for use of the licensed products and services through 2029.

In April 2000, we and Advanced Internet Visions Limited formed a joint venture, Morningstar Asia Limited, to provide financial information and services in Asia, except in Japan and Korea. Initially, we and our partner each owned approximately equal interests in the venture. Subsequently, each of us sold a 10.0% interest in the venture to Softbank Finance Corporation and Softbank Investment International (Strategic) Limited, respectively. On October 1, 2002, we purchased the 60.1% interest in the venture that we did not then own for approximately $5.8 million in cash. See Note 6 of our Notes to the Consolidated Financial Statements.

Yoshitaka Kitao, president and chief executive officer of Softbank Finance Corporation, was elected to our board of directors in August 1999. Mr. Kitao was appointed to the board by Softbank under the terms of the agreement pursuant to which Softbank acquired shares of our common stock. Mr. Kitao resigned from our board of directors on April 23, 2004. During his service on the board, Mr. Kitao received compensation consistent with our other non-employee directors. See "Management—Director Compensation." During Mr. Kitao's tenure on our board, Bob Takeuchi, president of Softbank Finance America, an affiliate of Softbank Finance Corporation, regularly attended meetings of our board as a representative of Softbank in Mr. Kitao's absence. In consideration for his services, on September 15, 2000 we granted Mr. Takeuchi options to acquire 20,000 shares of common stock at an exercise price of $14.13 per share.

    Transactions Involving our Common Stock

              During the three-year period ended December 31, 2003, the following executive officers exercised options to acquire shares of our common stock on the terms set forth below:

Executive Officer	# Shares Acquired	Total Exercise Price
Tao Huang	28,657	$75,330
Don Phillips	53,920	149,358
David W. Williams	3,736	7,472

During the three-year period ended December 31, 2003, the following executive officers exercised their right under our 1993 Stock Option Plan to exercise their options and immediately sell the shares back to us for a purchase price equal to the then-current fair market value of the shares of common stock as determined by our board of directors, less the aggregate exercise price of the options. The rights of option holders to require us to purchase their shares will terminate upon completion of this offering.

Executive Officer	# Options Cancelled	Total Purchase Price
Martha Dustin Boudos	15,000	$177,330
Catherine Gillis Odelbo	15,000	199,200
Tao Huang	8,612	97,832
Don Phillips	214,618	2,209,129	(1)
David W. Williams	6,000	72,780

(1)
Excludes $577,687 paid to Don Phillips under a deferred compensation agreement in connection with his exercise of these options. See "Management—Executive Compensation—Deferred Compensation Agreement with Don Phillips."

In addition, we acquired shares of our common stock from the following executive officers at a purchase price equal to the then-current fair market value of our shares as determined by our board of directors:

Executive Officer	# Shares We Acquired	Total Purchase Price
Tao Huang (1)	157,746	$2,228,951
Catherine Gillis Odelbo (2)	31,500	445,095

(1)
Effective March 19, 2001.

(2)
Effective July 23, 2001.

On April 30, 2003, two executive officers purchased shares of our common stock at a purchase price equal to the then-current fair market value of our shares as determined by our board of directors:

Executive Officer	# Shares Acquired	Total Purchase Price
Patrick Reinkemeyer	11,668	$99,995
David W. Williams	1,000	8,570

     Principal and Selling Shareholders

              The following table sets forth certain information regarding beneficial ownership of our common stock as of April 30, 2004 and as adjusted to reflect the sale of the shares of common stock offered pursuant to this prospectus by:

•
each of our directors;

•
each named executive officer;

•
all of our directors and executive officers as a group; and

•
the selling shareholder, who is the only other person or group of affiliated persons who we know owns beneficially more than 5.0% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. To compute the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 30, 2004, are deemed outstanding. However, the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The table below is based on 38,395,480 shares of our common stock outstanding prior to this offering and                      shares outstanding immediately after this offering. As of April 30, 2004, we had 35 shareholders of record.

	Shares Beneficially Owned Prior To This Offering		Number Of Shares Being Sold In This Offering	Shares Beneficially Owned After This Offering

Principal and Selling Shareholders	# Shares	% Shares	# Shares	# Shares	% Shares

Joe Mansueto (1)	30,000,000	78.1%	—	30,000,000%
Tim Armour (2)	696,686	1.8	—	696,686
Martha Dustin Boudos (3)	160,424	*	—	160,424
Tao Huang (4)	1,270,026	3.2	—	1,270,026
Don Phillips (5)	1,709,355	4.3	—	1,709,355
David W. Williams (6)	131,211	*	—	131,211
Cheryl Francis (7)	24,000	*	—	24,000
Steve Kaplan (8)	108,000	*	—	108,000
Jack Noonan (8)	108,000	*	—	108,000
Paul Sturm (8)	408,000	1.1	—	408,000
All directors and executive officers as a group (17 persons) (9)	35,744,904	82.2	—	35,744,904
Softbank Finance Corporation (10)	7,612,500	19.8

*
Represents beneficial ownership of less than 1%.

(1)
Joe Mansueto's address is c/o Morningstar, 225 West Wacker Drive, Chicago, Illinois 60606.

(2)
Includes 546,686 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2004.

(3)
Includes 160,424 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2004.

(4)
Includes 1,241,369 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2004.

(5)
Includes 1,531,916 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2004.

(6)
Includes 126,475 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2004.

(7)
Includes 24,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2004.

(8)
Includes 108,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2004.

(9)
Includes 5,064,508 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 30, 2004.

(10)
Softbank Finance Corporation's address is 20F Izumi Garden Tower 1-6-1 Roppongi, Minato-ku, Tokyo 106-6020 Japan.

     Description of Capital Stock

              Our authorized capital stock consists of 200 million shares of common stock, no par value per share, and 5 million shares of preferred stock, no par value per share. After completion of this offering, assuming no exercise of over-allotment option,                       shares of our common stock and no shares of our preferred stock will be issued and outstanding. The following description of our capital stock and certain provisions of our articles of incorporation and by-laws is a summary. The description below is qualified in its entirety by the provisions of our articles of incorporation and by-laws, which have been filed as exhibits to the registration statement, which includes this prospectus.

    Common Stock

              The issued and outstanding shares of our common stock are, and the shares of our common stock being offered by us in this offering will be, upon payment for the shares, validly issued, fully paid, and nonassessable. Holders of shares of our outstanding common stock are entitled to receive dividends if our board of directors decides to declare any dividends. See "Dividend Policy." Our common stock is neither redeemable nor convertible. Upon liquidation, dissolution, or winding up of Morningstar, holders of shares of our common stock are entitled to receive, pro rata, our assets that are legally available for distribution, after payment of all debts and other liabilities. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. Our bylaws do not allow for cumulative voting in the election of directors.

    Preferred Stock

              Our articles of incorporation authorize the issuance of 5 million shares of preferred stock, no par value per share. Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designation, preferences and relative, participating, optional or other special rights and such qualifications, limitations, or restrictions as provided in a resolution or resolutions adopted by our board of directors.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Upon completion of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

    Options

              After completion of this offering, 11,009,913 shares of our common stock will be issuable upon exercise of options that are outstanding or authorized for grant in 2004, and an additional 4,080,000 shares of our common stock will be reserved for issuance under the 2004 Equity Plan.

    Co-Sale Rights

              We have entered into a shareholders agreement with Joe Manseuto, Tim Armour, and Paul Sturm and purchase agreements with Patrick Reinkemeyer and David W. Williams in connection with their purchases of shares of our common stock. Under these agreements, these shareholders are entitled to participate in any proposed sale by a shareholder or shareholders of shares representing a majority of the outstanding shares of our capital stock. If any of these shareholders elects to participate in a proposed sale, such shareholder will be required to sell in the contemplated sale, at the same price and on the same terms as the majority shareholder or shareholders propose to sell, the number of shares equal to the product of (i) such shareholder's pro rata interest in the aggregate number of shares owned by all of the shareholders and (ii) the number of shares to be sold in the contemplated sale.

    Anti-Takeover Effects of Illinois Law and our Articles of Incorporation and Bylaws

              Illinois law and our articles of incorporation and by-laws contain several provisions that may make it more difficult for another person to acquire control of us by means of tender offer, open market purchases, proxy contest or otherwise. Set forth below is a description of those provisions.

    Illinois Law

              Following the completion of this offering, we will be subject to Section 7.85 of the Illinois Business Corporation Act (IBCA). Section 7.85 prohibits a publicly held Illinois corporation from engaging in a business combination unless, in addition to any affirmative vote required by law or the articles of incorporation of the company, the proposed business combination:

•
receives the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors voting together as a single class (the voting shares), and the affirmative vote of a majority of the voting shares held by disinterested shareholders;

•
is approved by at least two-thirds of the disinterested directors; or

•
provides for consideration offered to shareholders that meets certain fair price standards and satisfies certain procedural requirements.

Such fair price standards require that the fair market value per share of the consideration offered be equal to or greater than the higher of:

•
the highest per share price paid by the interested shareholder during the two-year period immediately prior to the first public announcement of the proposed business combination or in the transaction by which the interested shareholder became an interested shareholder; and

•
the fair market value per common share on the first trading date after the first public announcement of the proposed business combination or on the first trading date after the date of the first public announcement that the interested shareholder has become an interested shareholder.

For purposes of Section 7.85, disinterested director means any member of the board of directors of the corporation who:

•
is neither the interested shareholder nor an affiliate or associate of the interested shareholder;

•
was a member of the board of directors prior to the time that the interested shareholder became an interested shareholder or was a director of the corporation before January 1, 1997, or was recommended to succeed a disinterested director by a majority of the disinterested directors then in office; and

•
was not nominated for election as a director by the interested shareholder or any affiliate or associate of the interested shareholder.

For purposes of Section 7.85 and Section 11.75 described below, a business combination generally includes a merger, asset sale or other transaction resulting in a financial benefit to an interested shareholder, and an interested shareholder is generally a person who, together with affiliates and associates, owns (or within the prior three years, did own) 15% of the voting shares.

We are also subject to Section 11.75 of the IBCA, which prohibits business combinations with interested shareholders for a period of three years following the date that such shareholder became an interested shareholder, unless:

•
prior to such date, the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of such transaction, the interested shareholder owned at least 85% of the voting shares outstanding at the time such transaction commenced (excluding shares owned by directors who are also officers, and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•
on or after such date, the business combination is approved by the board of directors and authorized at a meeting of the shareholders by 66 2/3% of the outstanding voting shares not owned by the interested shareholder.

Illinois law requires the affirmative votes of at least two-thirds of the shares entitled to vote to approve or authorize any:

•
merger or consolidation of us with or into another corporation;

•
sale, lease, or other disposition of all or substantially all of our assets;

•
our dissolution; or

•
amendment of our articles of incorporation.

The two-thirds voting requirement may delay, deter, or prevent a change of control of us if the proposed change is not favored by a shareholder or group of shareholders holding more than one-third of our outstanding voting stock.

    Elimination of Liability in Certain Circumstances

              Our articles of incorporation eliminate the liability of our directors to us or our shareholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors remain liable for breaches of their duty of loyalty to us or our shareholders, as well as for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Our articles of incorporation also do not absolve directors of liability under Section 8.65 of the IBCA, which makes directors personally liable for:

•
unlawful distributions to shareholders if the director did not act in good faith,

•
loss or damage to known creditors resulting from failure to give these creditors notice of the barring of known claims against the corporation after dissolution, or

•
debts incurred by a dissolved corporation in carrying on its business except as may be necessary to wind up the business.

The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. We believe that this provision does not eliminate the liability of our directors to us or our shareholders for monetary damages under the Federal securities laws. The articles of incorporation and by-laws also provide indemnification for the benefit of our directors and officers to the fullest extent permitted by Illinois law as it may be amended from time to time, including most circumstances under which indemnification otherwise would be discretionary.

    Number of Directors; Removal; Vacancies

              Our by-laws provide that we will have no fewer than five and no more than 12 directors, as may be determined by resolution of the board of directors. Vacancies on the board of directors, or any directorship to be filled by reason of an increase in the number of directors, may be filled by the board of directors.

    Special Meetings of Shareholders

              Our by-laws provide that special meetings of our shareholders may be called only by our chairman of the board, our chief executive officer, our board of directors or by the holders of not less than a majority of all the outstanding shares entitled to vote on the matter for which the meeting is being called or the purpose or purposes stated in the meeting notice.

    Authorized But Unissued Shares

              The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

    Transfer Agent and Registrar

              The transfer agent and registrar for our common stock is                     .

    Listing

              We intend to apply to list our shares of common stock on either the NYSE or NASDAQ under the symbol "                     ."

     Shares Eligible for Future Sale

              Following this offering, we will have                      shares of common stock outstanding. If the underwriters exercise their over-allotment option in full, we will have                      shares of common stock outstanding. All the shares we sell in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933 (Securities Act), except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144 described below.

The remaining                      shares of common stock outstanding following this offering will be "restricted securities" as the term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption under Rule 144 or Rule 701 under the Securities Act, as summarized below.

We have agreed with the underwriters that we will not, without the prior written consent of Morgan Stanley & Co. Incorporated, issue any additional shares of common stock or securities convertible into, exercisable for or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus, except that we may grant options to purchase shares of common stock under our stock incentive plans, and issue shares of common stock upon the exercise of outstanding options.

Our officers and directors and the holders of substantially all of our shares of common stock have agreed subject to certain exceptions that they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, sell, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for, or any rights to acquire or purchase, any of our common stock, or publicly announce an intention to effect any of these transactions, for a period of 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated, except that nothing will prevent any of them from exercising outstanding options.

In the event that we announce during the 180-day period that we will issue an earnings release during the 16-day period beginning on the last day of the 180-day period or we issue an earnings release or material news or a material event relating to us occurs during the last 17 days of the 180-day period, the restrictions imposed on us, our officers, directors, and some of our other shareholders will continue to apply for 18 days after such earnings release is issued or such material news or material event occurs.

Taking into account the lock-up agreements, and assuming Morgan Stanley & Co. Incorporated does not release shareholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

•
on the date of this prospectus,            shares (including the            shares sold in this offering) will be immediately available for sale in the public market;

•
90 days after the date of this prospectus, approximately            shares will be eligible for sale pursuant to Rule 144 and Rule 701,           of which will be subject to volume, manner of sale and other limitations under Rule 144;

•
180 days after the date of this prospectus, as such period may be extended as described above, approximately             shares will be eligible for sale,           of which will be subject to volume, manner of sale and other limitations under Rule 144; and

•
the remaining            shares will be eligible for sale under Rule 144 from time to time upon the expiration of various one-year holding periods applicable to those shares.

Shares issuable upon exercise of options we granted prior to the date of this prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act, subject to certain Rule 144 limitations and, in the case of some holders, to the lock-up agreements. Rule 701 permits resales of these shares beginning 90 days after the date of this prospectus by persons other than affiliates.

In general, under Rule 144, a shareholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of:

•
1% of the then outstanding shares of common stock, or approximately            shares immediately after this offering; or

•
the average weekly trading volume in the common stock on the NYSE or NASDAQ during the four calendar weeks preceding the sale.

Our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell any shares of common stock they may own or acquire which are not restricted securities.

Under Rule 144(k), a shareholder who is not currently, and who has not been for at least three months before the sale, an affiliate of ours and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements. The one- and two-year holding periods described above do not begin to run until the full purchase price is paid by the person acquiring the restricted shares from us or an affiliate of ours.

As of the date of this prospectus, we have granted options to purchase            shares of common stock to specified persons pursuant to our stock incentive plans. We intend to file, after the effective date of this offering, a registration statement on Form S-8 to register the sale of approximately            shares of common stock upon exercises of options granted under our stock incentive plans. The registration statement on Form S-8 will become effective automatically upon filing. Shares issued under our stock incentive plans, after the filing of a registration statement on Form S-8, may be sold in the open market, subject, in the case of some holders, to the Rule 144 limitations applicable to affiliates and subject to lock-up agreements similar to those described above which we have entered into with holders of substantially all options.

     Underwriting

              Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., and William Blair & Company, L.L.C. are acting as representatives, have severally agreed to purchase, and we and the selling shareholder have agreed to sell to them, severally, the aggregate number of shares indicated below:

Underwriter	# Shares
Morgan Stanley & Co. Incorporated
Deutsche Bank Securities Inc.
William Blair & Company, L.L.C.

Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling shareholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of specified legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $                     a share under the public offering price. Any underwriter may allow, and those dealers may reallow, a concession, not in excess of $           per share, to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of           additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $                     , the total underwriters' discounts and commissions would be $                     , and the total proceeds to us would be $                     .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5.0% of the total number of shares of common stock offered by them.

We and all of our directors and officers and the holders of substantially all of our shares of common stock have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock;

•
file any registration statement with the SEC relating to the offering of, and with respect to our directors and officers and the holders of substantially all of our shares of common stock, make any demand for or exercise any right with respect to the registration of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

These restrictions do not apply to:

•
the sale of shares to the underwriters;

•
the issuance by us of shares of our common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•
transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

•
transfers of shares of common stock or any security convertible into common stock as a bona fide gift or gifts;

•
distributions of shares of common stock or any security convertible into common stock to partners, shareholders, or affiliates by persons other than us;

•
transfers of shares of common stock or any security convertible into common stock by will or intestate succession to a spouse or lineal descendants; or

•
transfers of shares of common stock or any security convertible into common stock by will or intestate succession to a trust for the direct or indirect benefit of the director, officer, or shareholder or his or her immediate family, provided that in the case of each of the last four transactions, each donee, distributee, transferee, and recipient agrees to be subject to the restrictions described in the immediately preceding paragraph and no filing under

Section 16(a) of the Exchange Act is required or made in connection with these transactions during the 180-day period.

Notwithstanding the foregoing, if

•
during the last 17 days of the 180-day period described above we issue an earnings release or material news or a material event relating to us occurs; or

•
prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

the restrictions described in the second preceding paragraph shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The following table shows the per share and total underwriting discounts and commissions that we and the selling shareholder are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase                     additional shares of our common stock.

	Per Share		Total ($000)

Underwriting Discounts, Commissions, and Expenses	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Underwriting discounts and commissions paid by selling shareholder

Expenses that we will pay in connection with this offering include the SEC registration fee, the NASD filing fee, the listing fee, printing expenses, travel expenses and accounting, legal, blue sky, transfer agent and registrar fees and expenses, and other miscellaneous fees and expenses.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is not greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions or to stabilize the price of the common stock. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

A prospectus in electronic format may be made available on the Web sites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We and the selling shareholder, on the one hand, and the underwriters on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    Directed Share Program

              At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5.0% of the shares offered in this prospectus to be offered to our directors and employees based in the United States and Canada. The number of shares of common stock available for sale to the general public will be reduced to the extent these persons purchase reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Recipients of reserved shares will be required to agree with the underwriters not to sell, transfer, assign, pledge, or hypothecate these shares for a period of 180 days after purchasing the shares.

    Pricing of the Offering

              Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price are our future prospects and those of our industry in general; our sales, earnings and other financial and operating information in recent periods; and the price/earnings ratios, price/sales ratios, market prices of securities, and financial and operating information of companies engaged in activities similar to ours.

The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

     Legal Matters

              The validity of the shares of common stock offered hereby will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Sidley Austin Brown & Wood LLP, Chicago, Illinois.

    Experts

              The consolidated financial statements of Morningstar, Inc. and subsidiaries as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include an explanatory paragraph referring to the company's change in its method of accounting for goodwill and intangible assets), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of mPower.com, Inc. and subsidiaries as of December 31, 2001 and 2002 and for each of the two years in the period ended December 31, 2002, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in this registration statement (which reports express an unqualified opinion and include an explanatory paragraph referring to the company's change in its method of accounting for goodwill and intangible assets), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    Where You Can Find More Information

              We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the shares of common stock to be sold in this offering, you should refer to the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement, or other document are not necessarily complete. Whenever this prospectus refers to any contract, agreement, or other document, you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement, or document.

You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site (http://www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with those requirements, will file periodic reports, proxy statements, and other information with the SEC.

     mPower.com, Inc. and Subsidiaries

    Morningstar Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2003	F-63

Notes to Unaudited Pro Forma Consolidated Statement of Operations	F-64

     Independent Auditors' Report

              Morningstar, Inc.

              Chicago, Illinois

We have audited the accompanying consolidated balance sheets of Morningstar, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2003, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

              DELOITTE & TOUCHE LLP

              Chicago, Illinois

              April 30, 2004

Morningstar, Inc. and Subsidiaries
Consolidated Balance Sheets as of December 31, 2002 and 2003
($000, except share information)

	2002	2003
Assets
Current assets
Cash and cash equivalents	$44,337	$53,509
Investments	20,459	22,649
Accounts receivable, less allowance of $798 and $654, respectively	19,821	22,174
Other	8,794	7,108

Total current assets	93,411	105,440

Property, equipment, and capitalized software, net	15,291	17,600
Investments in unconsolidated entities	15,656	16,873
Goodwill	5,995	14,075
Intangible assets, net	—	1,860
Other assets	24,759	27,372

Total assets	$155,112	$183,220

Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	$15,273	$19,360
Accrued compensation	11,237	14,010
Deferred revenue	47,731	55,554
Accrued stock-based compensation	5,680	12,530
Long-term debt—current portion	157	6,577
Other	3,328	3,319

Total current liabilities	83,406	111,350

Long-term debt—net of current portion	6,567	12
Accrued stock-based compensation	8,847	19,396
Other long-term liabilities	5,829	4,686

Total liabilities	104,649	135,444

Shareholders' equity
Common stock, no par value, 200,000,000 shares authorized, of which 38,366,415 and 38,395,480 shares were outstanding at December 31, 2002 and 2003, respectively	4	4
Treasury stock, at cost, 233,334 shares at December 31, 2002 and 2003	(3,280)	(3,280)
Additional paid-in capital	127,790	139,161
Accumulated deficit	(78,637)	(90,534)
Accumulated other comprehensive income	4,586	2,425

Total shareholders' equity	50,463	47,776

Total liabilities and shareholders' equity	$155,112	$183,220

See notes to consolidated financial statements.

Morningstar, Inc. and Subsidiaries
Consolidated Statements of Operations for the Years Ended December 31, 2001, 2002 and 2003
($000, except per share amounts)

	2001	2002	2003
Revenue	$91,230	$109,619	$139,496
Operating expense (1)
Cost of goods sold	39,536	39,035	43,521
Development	7,686	11,881	14,663
Sales and marketing	20,651	24,992	30,798
General and administrative	34,175	36,504	54,145
Depreciation and amortization	5,573	5,547	7,123

Total operating expense	107,621	117,959	150,250

Operating loss	(16,391)	(8,340)	(10,754)
Non-operating income (expense)
Gain on sale of investment in unconsolidated entity	—	3,398	510
Interest income, net	1,559	1,042	279
Other income (expense), net	(883)	23	321

Non-operating income, net	676	4,463	1,110

Loss before income taxes, equity in net income of unconsolidated entities, minority interest in net loss of consolidated entities, and extraordinary gain	(15,715)	(3,877)	(9,644)
Income tax expense (benefit)	(5,276)	(311)	2,950
Equity in net income of unconsolidated entities	359	750	697
Minority interest in net loss of consolidated entities	785	178	—

Loss before extraordinary gain	(9,295)	(2,638)	(11,897)
Extraordinary gain—acquisition	—	3,084	—

Net income (loss)	$(9,295)	$446	$(11,897)

Basic income (loss) per share
Loss before extraordinary gain	$(0.24)	$(0.07)	$(0.31)
Extraordinary gain—acquisition	—	0.08	—

Basic income (loss) per share	$(0.24)	$0.01	$(0.31)

Diluted loss per share
Loss before extraordinary gain	$(0.32)	$(0.17)	$(0.31)
Extraordinary gain—acquisition	—	0.08	—

Diluted loss per share	$(0.32)	$(0.09)	$(0.31)

Weighted average common shares outstanding (000)
Basic	38,298	38,345	38,382
Diluted	41,364	40,361	38,382

(1) Includes stock-based compensation expense (income) of:	2001	2002	2003
Cost of goods sold	$(379)	$(89)	$3,091
Development	(31)	(59)	2,090
Sales and marketing	(115)	(64)	2,107
General and administrative	6,192	7,504	21,741
Depreciation and amortization	—	—	—

Total stock-based compensation expense	$5,667	$7,292	$29,029

See notes to consolidated financial statements.

Morningstar, Inc. and Subsidiaries
Consolidated Statements of Shareholders' Equity and Comprehensive Income (Loss)
    for the Years Ended December 31, 2001, 2002, and 2003
($000, except share amounts)

	Common Stock

	Shares Outstanding	Par Value	Treasury Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance, January 1, 2001	38,424,432	$4	$(221)	$107,876	$(69,788)	$177	$38,048
Comprehensive loss:
Net loss		—	—	—	(9,295)	—	(9,295)
Reclassification adjustment for realized losses included in net loss		—	—	—	—	(62)	(62)
Unrealized gain on investments, net of tax of $50		—	—	—	—	204	204
Foreign currency translation adjustment		—	—	—	—	880	880

Total comprehensive loss		—	—	—	(9,295)	1,022	(8,273)

Issuance of common stock	72,234	—	—	242	—	—	242
Repurchase of common stock	(212,145)	—	(2,998)		—	—	(2,998)
Stock-based compensation		—	—	8,951	—	—	8,951

Balance, December 31, 2001	38,284,521	$4	$(3,219)	$117,069	$(79,083)	$1,199	$35,970
Comprehensive income:
Net income		—	—	—	446	—	446
Reclassification adjustment for realized losses included in net income		—	—	—	—	(33)	(33)
Unrealized loss on investments, net of tax of $135		—	—	—	—	(201)	(201)
Foreign currency translation adjustment		—	—	—	—	3,621	3,621

Total comprehensive income		—	—	—	446	3,387	3,833

Issuance of common stock	87,396	—	—	214	—	—	214
Repurchase of common stock	(5,502)	—	(61)	—	—	—	(61)
Stock-based compensation		—	—	10,507	—	—	10,507

Balance, December 31, 2002	38,366,415	$4	$(3,280)	$127,790	$(78,637)	$4,586	$50,463
Comprehensive loss:
Net loss		—	—		(11,897)	—	(11,897)
Reclassification adjustment for realized gains included in net loss		—	—	—	—	88	88
Unrealized gain on investments, net of tax of $16		—	—	—	—	96	96
Foreign currency translation adjustment		—	—	—	—	(2,345)	(2,345)

Total comprehensive loss		—	—	—	(11,897)	(2,161)	(14,058)

Issuance of common stock	29,065	—	—	127	—	—	127
Stock-based compensation		—	—	11,244	—	—	11,244

Balance, December 31, 2003	38,395,480	$4	$(3,280)	$139,161	$(90,534)	$2,425	$47,776

See notes to consolidated financial statements.

Morningstar, Inc. and Subsidiaries
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2002, and 2003
($000)

	2001	2002	2003
Operating activities
Net income (loss)	$(9,295)	$446	$(11,897)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	5,573	5,547	7,123
Deferred income taxes	(5,279)	(455)	2,457
Stock-based compensation	5,667	7,292	29,029
Provision for bad debt	554	1,739	855
Gain on sale of investment in unconsolidated entity	—	(3,398)	(510)
Extraordinary gain on acquisition	—	(3,084)	—
Equity in net income of unconsolidated entities	(359)	(750)	(697)
Minority interest in net loss of consolidated entities	(785)	(178)	—
Other, net	653	(194)	(325)

Net income (loss) adjusted for non-cash items	(3,271)	6,965	26,035
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(2,159)	(5,160)	(2,218)
Other assets	(154)	(2,001)	36
Accounts payable and accrued liabilities	1,966	4,894	3,696
Deferred revenue	3,204	14,592	4,435
Accrued stock-based compensation	(3,354)	(1,536)	(320)
Other liabilities	(1,415)	(1,212)	(1,959)

Cash provided by (used for) operating activities	(5,183)	16,542	29,705

Investing activities
Purchases of investments	(17,522)	(15,826)	(22,347)
Proceeds from sale of investments	26,675	14,872	20,727
Proceeds from the sale of investments in unconsolidated entity	—	4,838	510
Capital expenditures	(5,932)	(5,989)	(8,607)
Acquisitions, net of cash acquired	—	3,516	(10,801)
Other, net	(93)	24	37

Cash provided by (used for) investing activities	3,128	1,435	(20,481)

Financing activities
Proceeds from issuance of notes payable	635	—	—
Payments of long-term debt and capital lease obligations	(470)	(2,122)	(153)
Payments for purchases of treasury stock	(1,456)	(44)	—
Proceeds from sale of common stock	242	214	127

Cash provided by (used for) financing activities	(1,049)	(1,952)	(26)

Effect of exchange rate changes on cash and cash equivalents	704	345	(26)
Net increase (decrease) in cash and cash equivalents	(2,400)	16,370	9,172
Cash and cash equivalents—Beginning of year	30,367	27,967	44,337

Cash and cash equivalents—End of year	$27,967	$44,337	$53,509

Supplemental disclosures of cash flow information
Cash paid for interest	$477	$384	$293
Cash paid for taxes	$—	$8	$802
Supplemental information of non-cash investing and financing activities
Payable for purchases of treasury stock	$1,542	$17	$—
Unrealized gain (loss) on available for sale investments	$254	$(336)	$112

See notes to consolidated financial statements.

Morningstar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.           Organization

              Our company, Morningstar, Inc. and its subsidiaries ("Morningstar," "we," "our") collects, analyzes and sells financial information regarding mutual funds, variable annuities, and equity securities to the investing public, including institutional and individual investors and investment intermediaries. Delivery media for principal products, most of which are subscription-based, include printed materials, CD-ROM software and the Internet. In addition, revenue is also derived from licensing arrangements, Internet advertising and customized data research.

2.           Summary of Significant Accounting Policies

              Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Morningstar Inc. and our wholly and majority-owned subsidiaries. The assets, liabilities, and results of operations of subsidiaries in which we have a controlling interest have been consolidated. Investments in entities in which we exercise significant influence, but do not control, are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated.

              Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses during the reporting period. Actual results may differ from these estimates.

              Reclassifications. Certain 2001 and 2002 amounts have been reclassified to conform to the presentation used in 2003.

              Fair Value of Financial Instruments. Cash and cash equivalents consist of cash and money market funds with original maturities of three months or less. They are stated at cost, which approximates fair market value. The carrying values for accounts receivable, accounts payable, and accrued liabilities reasonably approximate fair market value due to the nature of the financial instrument and the short-term maturity of these items. The carrying value of long-term debt approximates fair value as it is borrowed at prevailing interest rates.

              Investments. Certain investments, consisting primarily of fixed income and debt securities, are classified as available-for-sale securities. Unrealized gains and losses are reported as other comprehensive income (loss), net of related income taxes. Certain other investments are classified as trading securities. Unrealized gains and losses associated with such investments are included in "Other income (expense), net" in the Consolidated Statements of Operations. Realized gains and losses are included in "Interest income, net," in the Consolidated Statements of Operations.

              Concentration of Credit Risk. To the extent receivables from our customers become delinquent, collection activities commence. No single customer is large enough to pose a significant credit risk to our operations and financial condition. For the years ended December 31, 2001, 2002 and 2003, no single customer represented 10% or more of our consolidated revenue. Likewise, no single customer represented 10% or more of our accounts receivable at December 31, 2002 or 2003. We maintain an allowance for losses based on the probable losses in accounts receivable.

              Property, Equipment, Capitalized Software, and Depreciation. Property, equipment, and capitalized software are stated at historical cost and are depreciated using the straight-line method based upon the useful life of the asset which, excluding leasehold improvements, ranges from three to seven years. We record a full month of depreciation expense in the month of acquisition. Leasehold improvements are amortized over the remaining lease term or their useful lives, whichever is shorter.

              Goodwill. We adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets on January 1, 2002. Under the provisions of this standard, goodwill is no longer amortized. Intangible assets with indefinite lives are not amortized. Those with finite lives are amortized over the expected period of benefit. Goodwill, as well as intangible assets with indefinite lives, are now subject to an annual test for impairment. Upon adoption, the required initial benchmark evaluation was performed, and the annual review was performed as of December 31, 2002 and 2003, resulting in no impairment of our recorded goodwill. During the years ended December 31, 2001, 2002 and 2003, all significant changes in the carrying amount of our recorded goodwill were the result of business acquisitions. No impairment losses were recorded in 2001, 2002 or 2003.

Comparative information as if goodwill had not been amortized in 2001, is as follows:

	Year Ended December 31 ($000, except per share data)

	2001	2002	2003
Reported loss before extraordinary gain	$(9,295)	$(2,638)	$(11,897)
Add back: goodwill amortization, net of tax	375	—	—

Adjusted loss before extraordinary gain	(8,920)	(2,638)	(11,897)
Extraordinary gain—acquisition	—	3,084	—

Adjusted net income (loss)	$(8,920)	$446	$(11,897)

Basic income (loss) per share
Reported loss before extraordinary gain	$(0.24)	$(0.07)	$(0.31)
Add back: goodwill amortization, net of tax	0.01	—	—

Adjusted loss before extraordinary gain	(0.23)	(0.07)	(0.31)
Extraordinary gain—acquisition	—	0.08	—

Adjusted net income (loss) per share	$(0.23)	$0.01	$(0.31)

Diluted loss per share
Reported loss before extraordinary gain	$(0.32)	$(0.17)	$(0.31)
Add back: goodwill amortization, net of tax	0.01	—	—

Adjusted loss before extraordinary gain	(0.31)	(0.17)	(0.31)
Extraordinary gain—acquisition	—	0.08	—

Adjusted net loss per share	$(0.31)	$(0.09)	$(0.31)

              Intangible Assets. Intangible assets consist of a patent and a customer list and are amortized using the straight-line method over their economic useful lives, which have been estimated to be seven years. At December 31, 2003, the gross carrying value and accumulated amortization of intangible assets was $2,003,000 and $143,000, respectively. No intangible assets were recorded at December 31, 2002. Total amortization expense for the year ended December 31, 2003 was $143,000.

Estimated aggregate amortization expense for intangible assets is $246,000 for each of the years ended December 31, 2004, 2005, 2006, 2007, and 2008.

              Revenue Recognition. Revenue from subscription sales, including print publications, CD-ROM software, and other subscription sales, are recognized in equal installments over the term of the subscription, generally one year. Deferred revenue represents the unamortized portion of subscriptions collected in advance. Revenue from products and services that provide data and analysis, and from consulting and retirement advice services is recognized when the product or service is delivered or, when applicable, over the service obligation period defined by the terms of the contract.

              Advertising Costs. Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2001, 2002 and 2003 totaled $2,482,000, $1,602,000, and $2,051,000, respectively.

              Computer Software and Product Development Costs.  We capitalize certain costs in accordance with American Institute of Certified Public Accountants Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, and amortize these costs on a straight-line basis over the estimated economic life of the software, generally three years. Product development costs primarily consist of costs attributable to the development of new Web-based products and certain major enhancements of existing products. Product development costs include primarily personnel costs.

              Stock-Based Compensation.  We measure compensation expense related to stock option grants in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

              Earnings per Share.  We compute and present earnings per share in accordance with SFAS No. 128, Earnings per Share. The difference between weighted average shares outstanding and diluted shares outstanding is due to the dilutive effect of stock options for all periods presented.

              Income Taxes.  We record deferred income taxes for the temporary differences between the carrying amount of assets and liabilities for financial statement purposes and the amounts used for income tax purposes in accordance with SFAS No. 109, Accounting for Income Taxes.

              Foreign Currency.  The financial statements of foreign subsidiaries are translated to U.S. dollars using the period-end exchange rate for assets and liabilities and an average exchange rate for each period for revenues and expenses. The local currency is the functional currency for all of our foreign subsidiaries. Translation adjustments for foreign subsidiaries are recorded as a component of "Accumulated other comprehensive income (loss)" in the Consolidated Statements of Shareholders' Equity and Comprehensive Income (Loss). Exchange gains and losses arising from transactions which are denominated in currencies other than the functional currency, are included in "Other income (expense), net" in the Consolidated Statements of Operations.

3.           Earnings Per Share

              Basic income (loss) per share was computed by dividing net income (loss) by the applicable number of weighted average common shares outstanding during each year. For purposes of determining the diluted income (loss) per share, the recorded net loss is adjusted to reverse the income recorded in 2001 and 2002, related to stock options recorded under the liability method, and to reflect the more dilutive effect based on assumed share settlement of the stock options.

The computation of weighted average common shares outstanding for the year ended December 31, 2003 excluded incremental shares of 5,163,000 related to employee stock options. These shares were not included in the computation of the loss per share due to their anti-dilutive effect.

A reconciliation of the net income (loss) and the number of shares used in computing basic and diluted income (loss) per share is as follows:

	Year Ended December 31 ($000, except per share amounts)

	2001	2002	2003
Calculation of basic income (loss) per share
Loss before extraordinary gain	$(9,295)	$(2,638)	$(11,897)
Extraordinary gain—acquisition	—	3,084	—

Net income (loss)	$(9,295)	$446	$(11,897)

Weighted average common shares outstanding (000)	38,298	38,345	38,382
Basic income (loss) per share:
Loss before extraordinary gain	$(0.24)	$(0.07)	$(0.31)
Extraordinary gain—acquisition	—	0.08	—

Net income (loss)	$(0.24)	$0.01	$(0.31)

Calculation of diluted income (loss) per share
Loss before extraordinary gain	$(9,295)	$(2,638)	$(11,897)
Deduct stock-based compensation income under the liability method, net of tax	(2,488)	(2,613)	—
Deduct stock-based compensation expense under the equity method, net of tax	(1,565)	(1,411)	—

Loss before extraordinary gain, as adjusted for computing diluted loss per share	(13,348)	(6,662)	(11,897)
Extraordinary gain—acquisition	—	3,084	—

Net loss, as adjusted for computing diluted loss per share	$(13,348)	$(3,578)	$(11,897)

Weighted average common shares outstanding (000)	38,298	38,345	38,382
Net effect of dilutive stock options based on the treasury stock method	3,066	2,016	—

Weighted average common shares outstanding, as adjusted for computing diluted loss per share	41,364	40,361	38,382

Diluted income (loss) per share:
Loss before extraordinary gain	$(0.32)	$(0.17)	$(0.31)
Extraordinary gain—acquisition	—	0.08	—

Net loss	$(0.32)	$(0.09)	$(0.31)

4.           Segment and Geographical Area Information

              We organize our operations based on products sold in three segments: Individual, Advisor, and Institutional.

•
The Individual business segment focuses on products for the individual investor including our U.S-based Web site, Morningstar.com and a variety of print and Web-based publications.

•
The Advisor segment focuses on products in this segment for financial advisors. Our largest products in this segment are Morningstar Advisor Workstation, a comprehensive, Web-based investment planning system and Principia, a CD-ROM-based investment research product. We also offer an asset management service, which provides portfolios of mutual funds in which advisors can invest their clients' assets. We sell our advisor-related products both directly to independent financial advisors and through enterprise licenses, which allow financial advisors associated with the licensing enterprise to use our products.

•
The Institutional segment focuses on integrated advice and data solution packages for institutional clients, including banks, brokerage firms, insurance companies, mutual funds, and retirement plan sponsors. Our key products and services in this segment are Licensed Data available as an electronic data feed, Investment Consulting which helps clients create and maintain investment products, and Morningstar Direct, a set of Web-based research tools that combines advanced performance and holdings-based analysis with access to our proprietary statistics.

The segments' operating results are measured based on operating income (loss), including an allocation of corporate costs, depreciation expense, and amortization of purchased capitalized software. Intersegment revenue and expenses are included in segment information. Segment disclosures are limited to the business segment information provided to the chief operating decision maker on a recurring basis, and therefore, we do not present information concerning assets by segment.

Segment accounting policies are the same as those described in Note 2, except for stock-based compensation expense and capitalized internal product development costs. Stock-based compensation costs are not allocated to business segments and are a reconciling item to arrive at the consolidated financial information. Compensation expense related to ongoing product development is recorded as an expense in the determination of business segment operating results. The capitalization and amortization of these product development expenses are shown as a reconciling item to arrive at the consolidated financial information. Services and products are sold between segments at predetermined rates primarily based on cost. The recovery of intersegment cost is shown as "Intersegment revenue."

Segment information is as follows:

	Year Ended December 31, 2001 ($000)

	Individual	Advisor	Institutional	Eliminations and Corporate Items	Total
Revenue
External customers	$25,729	$34,047	$31,454	$—	$91,230
Intersegment	1,913	776	1,088	(3,777)	—

Total revenue	27,642	34,823	32,542	(3,777)	91,230
Operating expenses, excluding depreciation and amortization	28,234	35,063	38,627	124	102,048
Depreciation and amortization	916	1,571	1,695	1,391	5,573

Operating loss	$(1,508)	$(1,811)	$(7,780)	$(5,292)	$(16,391)

Capital expenditures	$100	$527	$957	$4,348	$5,932
U.S. revenue					$83,827
Non-U.S. revenue					$7,403
U.S. long-lived assets					$12,859
Non-U.S. long-lived assets					$1,731

	Year Ended December 31, 2002 ($000)

	Individual	Advisor	Institutional	Eliminations and Corporate Items	Total
Revenue
External customers	$29,980	$40,142	$39,497	$—	$109,619
Intersegment	2,018	830	1,328	(4,176)	—

Total revenue	31,998	40,972	40,825	(4,176)	109,619
Operating expenses, excluding depreciation and amortization	26,974	39,953	45,347	138	112,412
Depreciation and amortization	682	1,594	1,876	1,395	5,547

Operating income (loss)	$4,342	$(575)	$(6,398)	$(5,709)	$(8,340)

Capital expenditures	$102	$410	$656	$4,821	$5,989
U.S. revenue					$95,769
Non-U.S. revenue					$13,850
U.S. long-lived assets					$13,511
Non-U.S. long-lived assets					$1,780

	Year Ended December 31, 2003 ($000)

	Individual	Advisor	Institutional	Eliminations and Corporate Items	Total
Revenue
External customers	$33,259	$48,281	$57,956	$—	$139,496
Intersegment	2,147	880	1,789	(4,816)	—

Total revenue	35,406	49,161	59,745	(4,816)	139,496
Operating expenses, excluding depreciation and amortization	27,127	37,964	53,276	24,760	143,127
Depreciation and amortization	888	1,676	2,309	2,250	7,123

Operating income (loss)	$7,391	$9,521	$4,160	$(31,826)	$(10,754)

Capital expenditures	$216	$274	$638	$7,479	$8,607
U.S. revenue					$119,378
Non-U.S. revenue					$20,118
U.S. long-lived assets					$15,856
Non-U.S. long-lived assets					$1,744

5.           Investments

              We monitor the concentration/diversification, maturity, and liquidity of our investment portfolio. As of December 31, 2003, our portfolio of cash and cash equivalents, and investments has an average weighted maturity of 6 months, and no single security has a maturity greater than 24 months.

The cost, unrealized gains (losses), and fair value related to investments at December 31, 2002 and 2003 are as follows:

	As of December 31 ($000)

	2002			2003

	Cost	Unrealized Gains (Losses)	Fair Value	Cost	Unrealized Gains (Losses)	Fair Value
Corporate bonds	$9,462	$(41)	$9,421	$5,499	$(6)	$5,493
Senior notes	3,482	(68)	3,414	5,000	(2)	4,998
Government obligations	4,060	2	4,062	10,262	13	10,275
Certificate of deposit	2,995	—	2,995	1,019	—	1,019
Other	659	(92)	567	730	134	864

Total investments	$20,658	$(199)	$20,459	$22,510	$139	$22,649

In 2001 and 2002, we sold investments resulting in net losses of $33,000 and $62,000, respectively. In 2003, we sold investments resulting in net gains of $88,000.

The net carrying value and estimated fair value of debt and marketable equity securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

	As of December 31, 2003 ($000)

	Cost	Fair Value
Due in one year or less	$7,966	$7,964
Due after one year through three years	12,795	12,802
Due after three years	—	—

	20,761	20,766
Certificate of deposit	1,019	1,019
Other	730	864

Total investments	$22,510	$22,649

6.           Acquistions

    mPower.com, Inc.

              On July 1, 2003, we acquired 100% ownership of mPower.com, Inc. ("mPower"), an investment advisory firm that specializes in serving the large plan sponsor retirement market. The aggregate purchase price was $4,864,000. The results of mPower's operations have been included in the Consolidated Financial Statements since that date. The acquisition was strategic in nature and gave us immediate entry into the large plan sponsor market. The purchase price was less than the total fair value of the assets acquired. Therefore certain long-term assets were allocated values which were lower than their fair values at the date of acquisition. The aggregate purchase price has been allocated to the acquired assets and liabilities based on estimated fair market values as of the date of acquisition.

The purchase price was allocated to the net assets acquired as follows:

($000)
Cash	$397
Other current assets	451
Property, equipment, and capitalized software	161
Deferred tax assets	4,663
Intangible assets	2,003
Liabilities	(2,811)

Purchase price	$4,864

Of the $2,003,000 of acquired intangible assets, $871,000 was assigned to a customer list and $1,132,000 was assigned to a patent related to computer software. These intangible assets are amortized over their economic useful lives of seven years.

As of December 31, 2003, there were no significant commitments or contingencies associated with the mPower acquisition.

Pro forma consolidated financial information, combining our 2002 and 2003 financial results with mPower's financial results for the years ended December 31, 2002 and 2003, would have been as follows:

	Year Ended December 31 ($000, except per share data)

	2002 (Unaudited Pro forma)	2003 (Unaudited Pro forma)
Revenue	$115,822	$142,222
Operating loss	$(25,453)	$(14,023)
Loss before extraordinary gain and cumulative effect of change in accounting principle	$(24,391)	$(14,484)
Extraordinary gain	3,084	—
Cumulative effect of change in accounting principle	(417)	—

Net loss	$(21,724)	$(14,484)

Basic loss per share	$(0.57)	$(0.38)
Diluted loss per share	$(0.64)	$(0.38)

    Morningstar Canada

              On January 14, 2003, we purchased the remaining 50% of Morningstar Research Inc. ("Morningstar Canada") for $6,334,000 in cash. Accordingly, the purchase price has been allocated to the acquired assets and liabilities based on their estimated fair values as of the date of acquisition, with the remainder allocated to goodwill.

The purchase price was allocated as follows:

($000)
Current assets	$674
Property, equipment, and capitalized software	223
Other assets	376
Goodwill	8,484
Liabilities	(3,423)

Total purchase price	$6,334

Prior to January 14, 2003, we controlled the day-to-day operations of Morningstar Canada. As a result, the financial results for Morningstar Canada, adjusted for the minority interest, are included in the Consolidated Financial Statements for the years ended December 31, 2001 and 2002.

    Morningstar Asia

              In April 2000, we formed a joint venture, Morningstar Asia Limited ("Morningstar Asia"), to provide financial information and services in Asia, except Japan and South Korea. We agreed to contribute technology and services up to a maximum value of $6,600,000 to the operations of Morningstar Asia during the three year period following the date of formation of the joint venture. Our ownership interest and profit and loss sharing interest in Morningstar Asia was 39.9% as of December 31, 2001. On October 1, 2002, we purchased the remaining 60.1% of Morningstar Asia for $5,776,000 in cash. Under the provisions of SFAS No. 142, if the fair value of net assets acquired exceeds the purchase price, the transaction qualifies as a bargain purchase. The purchase price is allocated first to current assets and liabilities and any excess of net asset value over the purchase price is recognized immediately as an extraordinary gain. Accordingly, as our acquired interest in the fair value of Morningstar Asia exceeded the purchase price, an extraordinary gain of $3,084,000, was recognized as a result of the transaction.

The purchase price was allocated as follows:

($000)
Other current assets	$8,908
Extraordinary gain	(3,084)
Liabilities	(48)

Total purchase price	$5,776

Prior to this transaction, the investment was accounted for by the equity method. As of October 1, 2002, we began including the financial results of Morningstar Asia in our Consolidated Financial Statements.

    Morningstar Australia/New Zealand

              In April 1999, we entered into agreements to purchase a minority ownership interest in Morningstar Research Pty Limited ("Morningstar Australia/New Zealand"), a company that provides financial information products and services in Australia and New Zealand. Throughout 2000 and 2001, we increased our ownership percentage in Morningstar Australia/New Zealand to 65.86% through additional share acquisitions. Beginning in January 2001, we included the financial results of Morningstar Australia/New Zealand, adjusted for the minority interest, in our Consolidated Financial Statements. In March 2002, pursuant to the terms of a shareholders agreement, we exercised our option to purchase all of the remaining shares of Morningstar Australia/New Zealand, thereby increasing our ownership percentage to 100%.

In accordance with the terms of the shareholders agreement, the purchase price of the remaining shares was zero and the fair value of the net assets acquired was as follows:

($000)
Current assets	$576
Goodwill	416
Current liabilities	(992)

Purchase price	$—

7.           Investments in Unconsolidated Entities

              Investment in Japan.  In April 1998, we entered into an agreement with Softbank to form a joint venture, Morningstar Japan K.K. ("MJKK"), which develops and markets Japanese language versions of our products and services. In June 2000, MJKK became a publicly traded company on the Osaka Stock Exchange, "Hercules Market", using the ticker number 4765. Our investment in MJKK is accounted for using the equity method. Our investment in MJKK totaled $12,929,000 and $13,400,000 at December 31, 2002 and 2003, respectively. MJKK's market value as of December 31, 2003 was approximately Japanese Yen 9.6 billion (approximately U.S. $89,700,000). At December 31, 2003, we owned 35.1% of MJKK.

              Investment in Techfi Corporation.  In March 2000, we entered into a stock purchase agreement with Techfi Corporation ("Techfi"), a provider of portfolio management and accounting software, training and support to investment advisors and financial planners. On June 7, 2002, Techfi Corporation and Advent Software, Inc. entered into an Agreement and Plan of Merger, whereby all of the issued and outstanding shares of Techfi common stock and vested options were converted into the right to receive cash. Our share of the total proceeds was $4,838,000, resulting in a gain of $3,398,000 in 2002. In 2003, $510,000 was released from escrow and recorded as a gain. The gains recorded in 2002 and 2003 are included as "Gain on sale of investment in unconsolidated entity," in the Consolidated Statements of Operations.

              Joint Venture in Korea.  In June 2000, we entered into a joint venture agreement with Shinheung Securities Co., Ltd. and Softbank Finance Corporation, and established a Korean limited liability company named Morningstar Korea Ltd ("Morningstar Korea"). Morningstar Korea develops, markets and sells analytical products and services to assist in the analysis of financial portfolios and provides financial information and services for financial products in South Korea. Our ownership interest and profit and loss sharing interest in Morningstar Korea was 40% as of December 31, 2002 and 2003. This investment totaled $367,000 and $518,000 at December 31, 2002 and 2003, respectively, and is accounted for using the equity method.

Condensed combined financial information, a portion of which is unaudited, for all of our investments in entities accounted for under the equity method as discussed above is as follows:

	As of and for the Year Ended December 31 ($000)

	2001	2002	2003
Revenue	$8,133	$5,701	$4,739
Operating income (loss)	(10,861)	1,240	(197)
Net income (loss)	(11,622)	662	(282)
Current assets	$39,335	$29,893	$41,564
Total assets	49,452	38,189	49,862
Current liabilities	$2,752	$787	$515
Total liabilities	3,274	1,028	524

Morningstar, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

8.           Property, Equipment, and Capitalized Software

              Property, equipment, and capitalized software summarized by major classifications are as follows:

	As of December 31 ($000)

	2002	2003
Computer equipment	$12,620	$16,064
Capitalized software	12,621	17,273
Furniture and fixtures	3,669	3,460
Leasehold improvements	4,099	6,432
Telephone equipment	911	1,047
Binder molds	296	296

Property, equipment, and capitalized software, at cost	34,216	44,572
Less accumulated depreciation	(18,925)	(26,972)

Property, equipment, and capitalized software, net	$15,291	$17,600

Depreciation and leasehold amortization expense totaled $5,027,000, $5,547,000 and $6,980,000 in 2001, 2002 and 2003, respectively.

9.           Long-Term Debt

              Long-term debt consists of the following:

	As of December 31 ($000)

	2002	2003
Capital lease obligations, due in monthly installments through 2005	$83	$56
Note payable	6,500	6,500
Bank loans	141	33

Total long-term debt	6,724	6,589
Less current portion of long-term debt	(157)	(6,577)

Long-term debt—net of current portion	$6,567	$12

Future minimum lease payments under the capital lease at December 31, 2003 are as follows:

Year Ending December 31 ($000)
2004	$47
2005	15

62
Less amount representing interest	(6)

Total	$56

Assets under capital leases at December 31, 2003 consists primarily of computer software with a remaining net book value of $43,000.

The note payable represents borrowings from Joe Mansueto, an executive officer. On August 31, 1999, he loaned Morningstar $6,500,000. Interest on the loan is based on the London Interbank Offered Rate plus 150 basis points, which was 2.62% at December 31, 2003. The loan was repaid on March 30, 2004.

At December 31, 2002, Morningstar Canada had a bank loan of $79,000 which bore interest at the prime rate plus 200 basis points. This loan was repaid in 2003. Morningstar Australia/New Zealand has a bank loan of $62,000 and $33,000 at December 31, 2002 and 2003, respectively. The bank loan bears interest at 7.15% and matures on December 31, 2004.

Aggregate maturities of long-term debt, including capital lease obligations, at December 31, 2003 are as follows:

Year Ending December 31 ($000)
2004	$6,577
2005	12

Total	$6,589

The weighted average interest rate on all debt outstanding was 2.96% and 3.18% at December 31, 2002 and 2003, respectively.

10.         Operating Lease

              Minimum future rental commitments due in each of the next five years and thereafter for all non-cancelable operating leases, consisting primarily of rent for office space, are as follows:

Year Ending December 31 ($000)
2004	$1,788
2005	1,454
2006	1,347
2007	1,024
2008	844
Thereafter	70

Total	$6,527

Rent expense for 2001, 2002 and 2003 was $2,694,000, $3,353,000, and $3,521,000, respectively, including $1,772,000, $1,837,000, and $2,112,000, respectively, of taxes, insurance, and other operating costs.

Deferred rent in the amount of $908,000 and $1,021,000 at December 31, 2002 and 2003, respectively, relates to build-out and rent abatement allowances received, which are being amortized on a straight-line basis over the remaining portion of the original fifteen-year term of the lease.

11.         Stock Options and Deferred Compensation

              Our 1993 Stock Option Plan (the "1993 Plan") provides for the grant of options to management and other employees to purchase shares of common stock at an exercise price equal to fair value as determined by a third-party valuation of Morningstar at the date of grant. All employees were eligible for participation in the 1993 Plan after two years of employment. In general, options vest ratably over a five-year period and expire ten years after the date of grant. Under the terms of the 1993 Plan, at the option holder's election, the option may be settled in cash, subject to certain conditions, based on the difference in exercise price and the fair market value at the date of exercise, or the option may be exercised resulting in issuance of common stock to the employee. In the event an employee exercises an option and elects net cash settlement, Morningstar has the right to make payment to the employee over a period of time, currently five years. Interest accrues on any unpaid balance due the employee at a floating rate equal to the yield on the 13-week U.S. Treasury Bill, adjusted on January 1 and July 1 of each year. We account for options granted under the 1993 Plan as a liability which is measured each period, in accordance with SFAS No. 123. Changes in the liability, due to changes in the estimated fair market value of our stock during the period, are recorded in the Consolidated Statements of Operations.

Under our 1989 Nonqualified Stock Option Plan (the "1989 Plan"), options to purchase 1,500,000 shares of common stock at an exercise price of $0.075 per share, equal to the fair value at date of issue, were granted in

1989 to an officer of Morningstar. These options were not exercised and expired on February 1, 1999. On February 15, 1999, we entered into an Incentive Stock Option Agreement and a Nonqualified Stock Option Agreement under the 1999 Incentive Stock Option Plan (the "1999 Plan") with the officer. Under these agreements, options to purchase 1,500,000 shares of common stock at an exercise price of $2.77 per share, equal to the fair value at the grant date, were granted to the officer. Options granted are fully vested and expire on February 15, 2009. On the date of grant, 1,174,704 options were fully exercisable and an additional 36,144 shares became and continue to become exercisable each January 1, through January 1, 2008. The officer has periodically exercised options under the 1999 Plan which have been net settled in cash, based on the difference in exercise price and the fair market value of common stock at the date of exercise. As a result, we account for options granted under the 1999 Plan as a liability which is measured each period, in accordance with SFAS No. 123. Changes in the liability, due to changes in the estimated fair market value of our stock during the period, are recorded in the Consolidated Statements of Operations. There were 869,174 options remaining to be exercised as of December 31, 2002 and 2003.

On February 15, 1999, in conjunction with the expiration of options granted under the 1989 Plan, we entered into a Deferred Compensation Agreement (the "Agreement") with an officer of Morningstar. Under the terms of the Agreement, on any date that the officer exercises the right to purchase shares under the 1999 Plan, we shall pay to the officer $2.69 per share in the form of cash or, at our election, shares of common stock. If on the date of purchase the fair market value of Morningstar's stock is below $2.77 per share, the amount paid per share will be reduced based on the terms of the Agreement. Our obligation to pay deferred compensation will not be increased by any imputed interest or earnings amount. The liability related to the Agreement is included in the Consolidated Balance Sheets as follows:

	As of December 31 ($000)

	2002	2003
Current liabilities—other	$1,853	$1,950
Non-current—other long-term liabilities	487	390

Total	$2,340	$2,340

On March 17, 2000, we adopted the 2000 Morningstar Stock Option Plan (the "2000 Plan"). All remaining options available for future grants under the 1993 plan were canceled. Under the 2000 Plan, all employees are eligible for participation on the first day of employment, all options expire ten years after the date of grant and, in general, options vest ratably over a four-year period. On May 1, 2001, we adopted the 2001 Morningstar Stock Option Plan (the "2001 Plan"), which will utilize the remaining options available for grant under the 2000 Plan. The terms under the 2001 Plan are substantially consistent with the 2000 Plan. We account for options granted under the 2000 and 2001 Plans as equity instruments in accordance with the provisions of SFAS No. 123.

During 2001, Morningstar Europe, a wholly owned subsidiary of Morningstar, granted 1,449,000 options in the common stock of Morningstar Europe to certain of its employees. The options vest over a four-year period and none have been exercised as of December 31, 2003. We account for these options as equity instruments in accordance with the provisions of SFAS No. 123.

Stock-based compensation expense is as follows:

	Year Ended December 31 ($000)

	2001	2002	2003
Stock-based compensation expense (income) under the liability method	$(3,336)	$(3,283)	$17,796
Stock-based compensation expense under the equity method	9,003	10,575	11,233

Stock-based compensation expense	$5,667	$7,292	$29,029

The liability in the Consolidated Balance Sheets for stock-based compensation expense related to stock options accounted for as liabilities, is as follows:

	As of December 31 ($000)

	2002	2003
Current liabilities—accrued stock-based compensation	$5,680	$12,530
Non-current liabilities—accrued stock-based compensation	8,847	19,396

Total	$14,527	$31,926

We periodically granted options to purchase common stock at an exercise price that was below the fair market value of Morningstar stock at the date of grant. A summary of shares under option which were granted below fair market value is as follows:

	Year Ended December 31

	2001		2002		2003

	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding—January 1	2,801,212	$6.66	2,278,318	$7.12	1,937,174	$6.80
Granted	—	—	60,000	$8.57	14,750	$8.57
Canceled	(330,000)	$5.76	(300,000)	$10.98	(15,300)	$10.93
Exercised	(192,894)	$2.77	(101,144)	$2.77	—	$—

Options outstanding—December 31	2,278,318	$7.12	1,937,174	$6.80	1,936,624	$6.78

Options exercisable	1,082,685	$5.25	1,208,560	$6.11	1,487,329	$6.69

A summary of stock option activity, excluding activity for options to purchase common stock at an exercise price that was below the fair market value at the time of grant is as follows:

	Year Ended December 31

	2001		2002		2003

	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding—January 1	6,376,984	$9.55	6,853,791	$10.91	6,949,790	$10.85
Granted	2,213,895	$14.12	794,827	$10.97	834,988	$8.57
Canceled	(1,519,251)	$11.15	(595,967)	$13.17	(168,810)	$13.20
Exercised	(217,837)	$2.17	(102,861)	$2.23	(59,604)	$1.72

Options outstanding—December 31	6,853,791	$10.91	6,949,790	$10.85	7,556,364	$10.62

Options exercisable	2,052,500	$6.52	3,292,486	$8.76	4,648,302	$9.84

Additional information for options outstanding and options exercisable is as follows:

	Options Outstanding As of December 31, 2003			Options Exercisable As of December 31, 2003

Range of Exercise Prices	Outstanding Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Exercisable Shares	Weighted Average Exercise Price
$0.85 – $2.77	2,546,968	4.45	$2.46	2,338,194	$2.44
$8.57 – $14.13	6,946,020	7.11	$12.53	3,797,437	$13.17

$0.85 – $14.13	9,492,988	6.39	$9.83	6,135,631	$9.08

The number of shares available for future stock option grants, as of the year ended December 31, 2001, 2002, and 2003 is 3,091,600, 3,278,006, and 2,287,365, respectively.

The weighted average fair value of the options granted in 2001, 2002 and 2003 calculated using a Black-Scholes option-pricing model is $6.95, $5.40 and $4.08 per share, respectively. The fair value of each option granted is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31

	2001	2002	2003
Expected life (years)	5.0	5.0	5.0
Expected volatility	50%	50%	50%
Dividend yield	—	—	—
Interest rate	4.76%	4.19%	2.89%

12.         Related Party Transactions

              Between December 1995 and December 2003, a corporation wholly-owned by Joe Mansueto provided sales and other services for us. We agreed to pay an amount equal to the total costs incurred by the corporation in providing these services, consisting solely of compensation related expenses for the corporation's employees (which did not include Joe Mansueto), plus 5% of such costs. For 2001, 2002 and 2003, we recorded expense for these services of $1,993,000, $3,119,000, and $3,034,000, respectively of which $95,000, $149,000, and $144,000, respectively, represented the amount paid in excess of the corporation's actual costs. At December 31, 2002 and 2003, we recorded an amount payable to such Corporation of $391,000 and $248,000, respectively, included in "Accounts payable and accrued liabilities" in the Consolidated Balance Sheets. This arrangement was discontinued on December 31, 2003 at which time all employees of the corporation were transferred to Morningstar.

Under the 1993 Plan, employees are able to exercise options and elect net cash settlement, based on the difference between the exercise price and the fair market value of the stock. In the event an employee exercises an option and elects net cash settlement, we have the right to make payment over a period of time, which is currently five years. Interest accrues on any unpaid balance due the employee at a floating rate equal to the yield on the 13-week U.S. Treasury Bill, adjusted on January 1 and July 1 of each year. Additionally, certain employees, including an officer of Morningstar, sold common stock back to Morningstar. The purchase price of these shares is also being paid to employees over a 5-year period.

The liabilities for stock options exercised and for common stock repurchases are as follows:

	As of December 31 ($000)

	2002	2003
Liability for stock options exercised	$2,923	$2,029
Liability for common stock repurchases	1,214	804

Total	$4,137	$2,833

The liabilities for stock options exercised and for common stock repurchases are included in the Consolidated Balance Sheets as follows:

	As of December 31 ($000)

	2002	2003
Current liabilities—other	$1,475	$1,369
Non-current—other long-term liabilities	2,662	1,464

Total	$4,137	$2,833

Interest expense incurred on all amounts due was $157,000, $74,000, and $36,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

We had a note payable related to borrowings from Joe Mansueto, an executive officer, of $6,500,000 as of December 31, 2003 (see note 9).

13.         Defined Contribution Profit-Sharing Plan

              We sponsor a defined contribution cash or deferred arrangement 401(k) plan. The plan allows our U.S.-based employees to voluntarily contribute pre-tax dollars up to a maximum amount allowable by the U.S. Internal Revenue Service. We contribute an amount equal to the employee's contributions, up to 7% of the employee's salaries. Our matching contributions were $1,613,000, $2,478,000, and $2,324,000 for the years ended December 31, 2001, 2002 and 2003, respectively.

14.         Income Taxes

              The income tax expense (benefit) consists of the following:

	Year Ended December 31 ($000)

	2001	2002	2003
Federal—deferred	$(4,310)	$(376)	$2,047
Federal—current	—	—	353
State—deferred	(969)	(79)	410
State—current	—	144	137
Foreign—current	3	—	3

Income tax expense (benefit)	$(5,276)	$(311)	$2,950

A reconciliation of our income tax expense (benefit) at the U.S. federal income tax rate of 35% to income tax expense (benefit) as recorded is as follows:

	Year Ended December 31 ($000, except percentages)

	2001		2002		2003
Income tax expense (benefit) at U.S. federal rate	$(5,100)	(35.0)%	$47	35.0%	$(3,132)	(35.0)%
State income taxes—net of federal income tax effect	(632)	(4.3)	(94)	(70.2)	342	3.8
Equity in losses of foreign joint ventures	2,922	20.0	329	246.7	1,273	14.2
Stock option activity	(2,474)	(17.0)	51	38.2	4,405	49.2
Foreign taxes	3	—	—	—	3	—
Gain on sale of investment in unconsolidated entity	—	—	(571)	(427.5)	—	—
Other—net	5	0.1	(73)	(55.1)	59	0.8

Total income tax expense (benefit)	$(5,276)	(36.2)%	$(311)	(232.9)%	$2,950	33.0%

We recognize deferred income taxes for the temporary differences between the carrying amount of assets and liabilities for financial statement purposes and their tax bases. The tax effects of the temporary differences that give rise to the deferred income tax assets and liabilities is as follows:

	As of December 31 ($000)

	2002		2003

	Current assets	Non-current assets	Current assets	Non-current assets
Net operating loss carryforwards	$—	$10,753	$—	$6,856
Stock-based compensation	—	13,045	—	19,512
Deferred compensation	784	206	784	206
Property, equipment, and capitalized software	—	(37)	—	1,054
Deferred rent	—	384	—	320
Allowance for doubtful accounts	297	—	227	—
Deferred royalty revenue	—	700	—	675
Accrued liabilities	4,021	—	2,277	—
Unrealized loss on available-for-sale securities	135	—	16	—
Other, primarily federal benefit of state income tax	—	(1,880)	—	(1,560)

Total net deferred income tax assets	$5,237	$23,171	$3,304	$27,063

We believe that it is more likely than not that these net deferred tax assets will be realized based on income tax laws and expectations of future taxable income stemming from ordinary operations. Uncertainties surrounding income tax law changes and future operating income tax levels may, however, affect the ultimate realization of all or some of these deferred tax assets.

At December 31, 2002 and 2003, we had U.S. federal and state operating tax loss carryforwards of $26,313,000 and $16,184,000 that expire in 2021 and 2022, respectively.

A portion of the net operating losses ("NOL's") generated by mPower in the years prior to July 1, 2003 (the date of acquisition) is available to Morningstar. On July 1, 2003, mPower had $121,430,000 of NOL's. Because of limitations on the use of the NOL's imposed by the U.S. Internal Revenue Service, our use of the NOL's is limited to approximately $200,000 per year. On the date of acquisition, we recorded a valuation allowance of $116,932,000 representing a portion of these NOL's, as it is more likely than not that the benefit of the NOL's will not be realized.

15.         Contingencies

              In 2001, the then Managing Director and Chief Executive Office of Morningstar Australia/New Zealand, and one of the two companies controlled by the Managing Director and Chief Executive Officer, filed a suit in Australia against Morningstar and certain of its officers and nominee directors on the board of Morningstar

Australia/New Zealand. The Managing Director and Chief Executive Officer was a beneficial owner of shares in Morningstar Australia/New Zealand. The Managing Director and Chief Executive Officer and his company originally sought an injunction which, if granted, would have precluded Morningstar Australia/New Zealand from terminating the services of the Managing Director and from issuing additional shares to Morningstar in exchange for the provision of further funding by Morningstar to Morningstar Australia/New Zealand. Further, the Managing Director and Chief Executive Officer and his company sought an order that a provisional liquidator be appointed for Morningstar Australia/New Zealand. The Court rejected this injunction application, observing that Morningstar Australia/New Zealand would be insolvent without financial backing from Morningstar. Morningstar advised the court that it would continue to fund Morningstar Australia/New Zealand's operations if the Managing Director and Chief Executive Officer did not remain in management. The application for the appointment of a provisional liquidator also failed.

The services of the Managing Director and Chief Executive Officer were terminated in November 2001. The former Managing Director and Chief Executive Officer and his company have since been ordered to pay Morningstar's costs of the injunction proceedings, although such costs have not been paid to date. A hearing is scheduled for June 2004, subject to the cost award being paid. In addition, Morningstar is seeking security for the potential additional costs of the litigation, which is also scheduled for hearing in June 2004.

The former Managing Director and Chief Executive Officer and his two companies have additional pending claims alleging breaches by Morningstar of contracts and statutory duties, alleging breaches of director's duties by Morningstar's nominee directors and conflict of interest. The claims seek various forms of relief including damages, rescission of transactions which resulted in Morningstar obtaining control of Morningstar Australia/New Zealand and an order modifying the price at which Morningstar acquired the shares formerly beneficially owned by the former Managing Director and Chief Executive Officer and his companies. Morningstar has denied the claims, applied to have certain portions of the claims dismissed and filed counter-claims against the former Managing Director and Chief Executive Officer and certain of his companies, alleging breaches of statutory, general law and contractual duties.

Although we believe that the claims made against Morningstar are without merit, there is uncertainty inherent in any litigation and the outcome of these matters cannot be determined at this time. The parties adverse to Morningstar offered to settle all claims for Australian $7,000,000, which approximates U.S. $5,275,900. We offered to settle all claims for Australian $1,250,000, which approximates U.S. $942,000. We recorded a reserve of $942,000, in the fourth quarter of 2003, in connection with this outstanding claim.

In addition to these proceedings we are involved in legal proceedings and litigation that have arisen in the normal course of our business. Although the outcome of a particular proceeding can never be predicted, we do not believe that the result of any of these matters will have a material adverse effect on our business, operating results, or financial condition.

16.         Recently Issued Accounting Pronouncements

              In June 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Adoption of the provisions of SFAS No. 146 did not have a material impact on our financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FASB Interpretation No. 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FASB Interpretation No. 45 are effective for financial statements for fiscal years ending after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The adoption of FASB Interpretation No. 45 did not have a material impact on our financial statements.

In December 2003, the FASB issued Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. This Interpretation replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. We will be required to apply FASB Interpretation No. 46 (revised December 2003) to variable interests in variable interest entities created after December 31, 2003. We currently do not have any controlling financial interests that meet the requirements of this Interpretation.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 also includes required disclosures for certain financial instruments within its scope. SFAS No. 150 was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. We currently do not have any financial instruments that are within the scope of SFAS No. 150.

In December 2003, the FASB revised SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. The disclosure requirements of SFAS No. 132 were revised to require more complete information in both annual and interim financial statements about pension and postretirement benefits as well as to increase the transparency of the financial reporting related to those plans and benefits. We currently do not have any pension or other postretirement benefit obligations that are within the scope of revised SFAS No. 132.

     Independent Auditors' Report

    To the Stockholder of mPower.com, Inc.:

We have audited the accompanying consolidated balance sheets of mPower.com, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the years then ended. These financial statements are the responsibility of mPower.com, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of mPower.com, Inc. and subsidiaries as of December 31, 2001 and 2002 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, effective January 1, 2002, mPower.com, Inc. changed its method of accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

    DELOITTE & TOUCHE LLP
    Chicago, Illinois
    April 1, 2004

mPower.com, Inc. and Subsidiaries
Consolidated Balance Sheets as of December 31, 2001 and 2002

	2001	2002
Assets
Current assets
Cash and cash equivalents	$7,692,120	$4,106,832
Restricted cash	3,841,050	150,000
Accounts receivable—net of allowance for doubtful accounts of $90,280 in 2001 and $54,425 in 2002	761,060	711,917
Prepaid expenses and other assets	1,049,630	1,061,060

Total current assets	13,343,860	6,029,809
Property and equipment—net	4,645,309	365,464
Intellectual property—net	6,525,233	1,197,656
Goodwill	378,166	—
Other assets	1,537,707	—

Total assets	$26,430,275	$7,592,929

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$3,817,657	$1,888,633
Deferred revenue	1,322,715	2,133,586
Current portion of note payable	3,841,050	625,000

Total current liabilities	8,981,422	4,647,219
Note payable, less current portion	625,000	1,081,274

Total liabilities	9,606,422	5,728,493

Stockholders' equity
Convertible preferred stock, $.0001 par value, 10,523,283 shares authorized in 2002:
Series A, 62,824 shares authorized, issued and outstanding in 2001 (aggregate liquidation preference of $6,282,380)	1,266,386	—
Series AA, 21,224 shares authorized; 15,823 issued and outstanding in 2002	—	318,946
Series B, 28,509 shares authorized, issued and outstanding in 2001 (aggregate liquidation preference of $5,578,291)	6,128,545	—
Series BB, 28,509 shares authorized; 1,232 issued and outstanding in 2002	—	264,907
Series C, 73,697 shares authorized, issued and outstanding in 2001 (aggregate liquidation preference of $17,487,602)	17,714,054	—
Series CC, 73,697 shares authorized; 37,122 issued and outstanding in 2002	—	8,922,780
Series D, 64,516 shares authorized, issued and outstanding in 2001 (aggregate liquidation preference of $46,998,931)	41,325,587	—
Series DD, 64,516 shares authorized; 31,774 issued and outstanding in 2002	—	17,056,239
Series F & G, 341,132 shares authorized in 2001; 300,938 shares issued and outstanding in 2001 (aggregate liquidation preference of $65,917,018)	62,246,830	—
Series FF & GG, 305,337 shares authorized in 2002; 179,557 shares issued and outstanding in 2002	—	37,140,111
Series A-1, 10,000,000 shares authorized in 2002; 2,870,247 shares issued and outstanding in 2002	—	7,371,111
Common stock, $.01 par value, 1,000,000 shares authorized in 2001 and 2002, respectively; 85,645 and 363,090 shares issued and outstanding in 2001 and 2002, respectively	12,934,847	77,909,605
Notes receivable from stockholders
Accumulated other comprehensive income (loss)	(89,606)	121,723
Less treasury stock—at cost, 32,675 shares in 2001 and 2002	(3,409,066)	(3,409,066)
Accumulated deficit	(121,293,724)	(143,831,920)

Total stockholders' equity	16,823,853	1,864,436

Total liabilities and stockholders' equity	$26,430,275	$7,592,929

See notes to consolidated financial statements.

mPower.com, Inc. and Subsidiaries
Consolidated Statements of Operations for the Years Ended December 31, 2001 and 2002

	2001	2002
Revenue
Advice fees	$2,862,373	$5,104,958
Development fees	1,323,833	849,500
Other	329,940	248,988

Total revenue	4,516,146	6,203,446

Operating expense
Personnel and consulting	23,712,454	9,011,499
Sales and marketing	3,785,658	1,899,053
Software, technology, and communication	3,069,419	3,961,642
General and administrative	2,900,237	2,286,382
Depreciation and amortization	8,247,723	4,868,969
Rent and other	3,054,169	1,527,027

Total operating expenses	44,769,660	23,554,572

Operating loss	(40,253,514)	(17,351,126)
Interest income—net	640,860	92,632
Other expense	(2,140,733)	(4,862,416)

Loss before cumulative effect of change in accounting principle	(41,753,387)	(22,120,910)
Cumulative effect of change in accounting principle	—	(417,286)

Net loss	(41,753,387)	(22,538,196)
Accretion of mandatorily redeemable preferred stock	(2,030,886)	—

Loss attributable to common stockholders	$(43,784,273)	$(22,538,196)

See notes to consolidated financial statements.

mPower.com, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) for the Years Ended December 31, 2001 and 2002

	Series A Convertible Preferred Stock		Series AA Convertible Preferred Stock		Series B Convertible Preferred Stock		Series BB Convertible Preferred Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance—January 1, 2001	62,824	$1,266,386	—	$—	—	$—	—	$—
Comprehensive loss:
Net loss		—		—		—		—
Foreign currency transaction income (loss)		—		—		—		—

Total comprehensive income (loss)		—		—		—		—

Issuance of common stock		—		—		—		—
Repurchase of common stock for notes		—		—
Exercise of stock options		—		—
Common stock options and warrants issued for services		—		—
Amendment of warrants and cancellation of note payable to stockholder		—		—
Conversion of mandatorily redeemable convertible to convertible preferred stock		—		—	28,509	6,128,545		—
Conversion of Series E to Series F & G		—		—
Issuance of preferred stock—net		—		—
Accretion of mandatorily redeemable preferred stock		—		—		—

Balance—December 31, 2001	62,824	1,266,386	—	—	28,509	6,128,545	—	—
Comprehensive loss:
Net loss		—		—		—		—
Foreign currency transaction income (loss)		—		—		—		—

Total comprehensive income (loss)		—		—		—		—

Conversion of convertible preferred stock to shadow preferred stock	(15,823)	(318,946)	15,823	318,946	(1,232)	(264,907)	1,232	264,907
Conversion of convertible preferred stock to common stock	(47,001)	(947,440)	—	—	(27,277)	(5,863,638)	—	—
Issuance of preferred stock—net

Balance—December 31, 2002	—	$—	15,823	$318,946	—	$—	1,232	$264,907

	Series C Convertible Preferred Stock		Series CC Convertible Preferred Stock		Series D Convertible Preferred Stock		Series DD Convertible Preferred Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance—January 1, 2001	—	$—	—	$—	—	$—	—	$—
Comprehensive loss:
Net loss		—		—		—		—
Foreign currency transaction income (loss)		—		—		—		—

Total comprehensive income (loss)		—		—		—		—

Issuance of common stock
Repurchase of common stock for notes
Exercise of stock options
Common stock options and warrants issued for services
Amendment of warrants and cancellation of note payable to stockholder
Conversion of mandatorily redeemable convertible to convertible preferred stock	73,697	17,714,054		—	64,516	41,325,587		—
Conversion of Series E to Series F & G
Issuance of preferred stock—net
Accretion of mandatorily redeemable preferred stock

Balance—December 31, 2001	73,697	17,714,054	—	—	64,516	41,325,587	—	—
Comprehensive loss:
Net loss		—		—		—		—
Foreign currency transaction income (loss)		—		—		—		—

Total comprehensive income (loss)		—		—		—		—

Conversion of convertible preferred stock to shadow preferred stock	(37,122)	(8,922,780)	37,122	8,922,780	(31,774)	(17,056,239)	31,774	17,056,239
Conversion of convertible preferred stock to common stock	(36,575)	(8,791,274)	—	—	(32,742)	(24,269,348)	—	—
Issuance of preferred stock—net

Balance—December 31, 2002	—	$—	37,122	$8,922,780	—	$—	31,774	$17,056,239

	Series E Convertible Preferred Stock		Series F & G Convertible Preferred Stock		Series FF & GG Convertible Preferred Stock		Series A-1 Convertible Preferred Stock

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance—January 1, 2001	—	$—	—	$—	—	$—	—	$—
Comprehensive loss:
Net loss		—		—		—		—
Foreign currency transaction income (loss)		—		—		—		—

Total comprehensive income (loss)		—		—		—		—

Issuance of common stock		—		—		—		—
Repurchase of common stock for notes		—		—		—		—
Exercise of stock options		—		—		—		—
Common stock options and warrants issued for services		—		—		—		—
Amendment of warrants and cancellation of note payable to stockholder		—		—		—		—
Conversion of mandatorily redeemable convertible to convertible preferred stock	112,034	35,498,195		—		—		—
Conversion of Series E to Series F & G	(112,034)	(35,498,195)		35,498,195				—
Issuance of preferred stock—net			300,938	26,748,635				—
Accretion of mandatorily redeemable preferred stock		—		—		—	—	—

Balance—December 31, 2001	—	—	300,938	62,246,830	—	—	—	—
Comprehensive loss:
Net loss		—		—		—		—
Foreign currency transaction income (loss)		—		—		—		—

Total comprehensive income (loss)		—		—		—		—

Conversion of convertible preferred stock to shadow preferred stock		—	(179,557)	(37,140,111)	179,557	37,140,111		—
Conversion of convertible preferred stock to common stock		—	(121,381)	(25,106,719)	—	—		—
Issuance of preferred stock—net				—		—	2,870,247	7,371,111

Balance—December 31, 2002	—	$—	—	$—	179,557	$37,140,111	2,870,247	$7,371,111

						Accumulated other comprehensive income (loss)— cumulative translation adjustment
	Common Stock		Treasury Stock
							Accumulated deficit	Total stockholders' equity
	Shares	Amount	Shares	Amount	Notes receivable
Balance—January 1, 2001	62,412	$6,502,967	—	$—	$(4,367,205)	$—	$(77,509,451)	$(74,107,303)
Comprehensive loss:
Net loss						—	(41,753,387)	(41,753,387)
Foreign currency transaction income (loss)						(89,606)	—	(89,606)

Total comprehensive income (loss)		—		—	—	(89,606)	(41,753,387)	(41,842,993)

Issuance of common stock	21,429	2,592,261						2,592,261
Repurchase of common stock for notes			(32,675)	(3,409,066)	4,367,205	—	—	958,139
Exercise of stock options	1,804	71,427		—	—	—	—	71,427
Common stock options and warrants issued for services		268,192		—	—	—	—	268,192
Amendment of warrants and cancellation of note payable to stockholder		3,500,000		—	—	—	—	3,500,000
Conversion of mandatorily redeemable convertible to convertible preferred stock		—		—	—	—	—	100,666,381
Conversion of Series E to Series F & G		—		—	—	—	—	—
Issuance of preferred stock—net		—		—	—	—	—	26,748,635
Accretion of mandatorily redeemable preferred stock		—		—	—	—	(2,030,886)	(2,030,886)

Balance—December 31, 2001	85,645	12,934,847	(32,675)	(3,409,066)		(89,606)	(121,293,724)	16,823,853
Comprehensive loss:
Net loss		—		—	—	—	(22,538,196)	(22,538,196)
Foreign currency transaction income (loss)		—		—	—	211,329	—	211,329

Total comprehensive income (loss)		—		—	—	211,329	(22,538,196)	(22,326,867)

Conversion of convertible preferred stock to shadow preferred stock		—		—	—	—	—	—
Conversion of convertible preferred stock to common stock	277,445	64,974,758		—	—	—	—	(3,661)
Issuance of preferred stock—net		—		—	—	—	—	7,371,111

Balance—December 31, 2002	363,090	$77,909,605	(32,675)	$(3,409,066)	$—	$121,723	$(143,831,920)	$1,864,436

See notes to consolidated financial statements.

mPower.com, Inc. and Subsidiaries
Consolidated Statements of Cash Flows Years Ended December 31, 2001 and 2002

	2001	2002
Cash flows from operating activities
Net loss	$(41,753,387)	$(22,538,196)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	8,247,723	4,868,969
Provision for bad debts	369,686	41,794
Stock-based compensation on restricted stock repurchase	1,861,704	—
Common stock, warrants and options issued for services	268,192	—
Loss on purchase commitment	1,225,000	—
Foreign currency transaction losses	—	166,552
Impairments of intellectual property and other intangibles	—	3,339,012
Impairments of property and equipment	—	1,371,945
Loss on disposal of assets	2,272,187	151,459
Cumulative effect of change in accounting principle	—	417,286
Changes in assets and liabilities
Restricted cash	60,480	3,717,600
Accounts receivable	(140,037)	12,227
Prepaid expenses and other current assets	412,233	(30,020)
Other assets	660,623	1,371,177
Accounts payable and accrued liabilities	(3,459,170)	(1,931,444)
Deferred revenue	746,143	805,051

Net cash used in operating activities	(29,228,623)	(8,236,588)

Cash flows from investing activities
Acquisitions of property and equipment	(426,170)	(4,311)
Proceeds from sale of assets	57,207	52,903
Payments on capital lease obligations	(4,288)
Acquisitions of businesses and intellectual property—net of cash acquired	(783,022)

Net cash provided by (used in) investing activities	(1,156,273)	48,592

Cash flows from financing activities
Proceeds from issuance of preferred stock—net	21,463,457	7,367,450
Proceeds from issuance of common stock	71,427
Borrowings from notes payable		1,803,163
Repayment of notes payable	(60,480)	(4,594,927)

Net cash provided by financing activities	21,474,404	4,575,686

Decrease in cash and cash equivalents	(8,910,492)	(3,612,310)
Effect of exchange rate changes on cash	(78,043)	27,022
Cash and cash equivalents
Beginning of year	16,680,655	7,692,120

End of year	$7,692,120	$4,106,832

Other cash flow information—
Cash paid for interest	$811	$—
Noncash investing and financing activities
Issuance of common stock for acquisition	$2,678,571	$—
Issuance of preferred stock for acquisition	$3,982,391	$—
Issuance of preferred stock for reduction in purchase obligation	$1,225,000	$—
Conversion of mandatorily redeemable convertible preferred stock to convertible preferred stock	$100,666,381	$—
Amendment of warrants and cancellation of note payable to shareholder	$3,500,000	$—

See notes to consolidated financial statements.

mPower.com, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.           Organization and Significant Accounting Policies

              Organization. mPower.com, Inc. (the "Company") is a Delaware corporation. The Company was formed to provide customized asset allocation and retirement planning advice to employee retirement plan participants via the Internet.

              Basis of Presentation. The consolidated financial statements include the accounts of mPower.com, Inc. and its wholly-owned subsidiaries, mPower Advisors LLC, a registered investment advisor, and mPower Europe Limited ("mPower Europe"), a limited liability company incorporated in England and Wales, and located in London, England. All significant intercompany balances and transactions are eliminated in consolidation.

              Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              Currency Translation. Assets and liabilities of mPower Europe have been translated at the period-end exchange rate and income and expenses have been translated using weighted average exchange rates for the period. Translation adjustments are included as a component of accumulated other comprehensive income (loss).

              Cash Equivalents. The Company considers cash investments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents include money market instruments and short term corporate obligations.

              Property and Equipment. The Company records furniture, fixtures, equipment and leasehold improvements at cost. Except for depreciation on leasehold improvements, depreciation is computed using the straight-line method over estimated useful lives of three years. Leasehold improvements are depreciated using the straight-line method over the remaining period of the lease, or the estimated useful life of the improvement, whichever is shorter.

              Intellectual Property. Intellectual property consists of a patent which is being amortized using the straight-line method over its economic useful life, which has been estimated to be five years (see Note 5).

              Goodwill and Intangible Assets. The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. Under the provisions of this standard, goodwill is no longer amortized. Intangible assets with indefinite lives are not amortized. Those with finite lives are amortized over the expected period of benefit. Goodwill and intangible assets with indefinite lives are subject to an annual test for impairment. Upon adoption, the required initial benchmark evaluation was performed. Due to projected operating cash flow losses for mPower Europe, a goodwill impairment loss of $417,286 was recognized as a cumulative effect of a change in accounting principle in 2002. The fair value of that reporting unit was estimated using the expected present value of future cash flows. The discontinuation of goodwill amortization required under this standard had no material effect on the Company's results of operations in 2001 or 2002. In addition to goodwill, a customer list intangible asset is being amortized using the straight-line method over its economic useful life, which has been estimated to be three years (see Note 3), and is included in other assets.

              Revenue Recognition. The Company derives its revenue primarily from development services and direct advice services. Development services may include web site development, web site customization, performing the initial financial analyses of the various investment options of the customer retirement plans, compiling databases and fund profiles, and building a database of plan participants. Direct advice services typically include ongoing retirement planning investment advice, maintenance, and customer support. Revenue associated with development services and direct advice services are recognized when the product or service is delivered or, when applicable, over the service obligation period defined by the terms of the contract.

In 2001, one customer accounted for approximately 11% of total revenues. In 2002, one customer accounted for approximately 12% of total revenues.

              Product Development and Engineering Expenses. Product development and engineering expenses are charged to operations as incurred.

              Stock-Based Compensation. The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. The Company accounts for stock options and warrants issued to non-employees in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and Emerging Issues Task Force ("EITF") Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, under the fair value based method using the Black-Scholes option pricing model.

If the Company had accounted for its employee stock option plans in accordance with the provisions of SFAS No. 123, the net loss on a pro forma basis (as compared to such items as reported) would have been as follows:

	Year Ended December 31

	2001	2002
Net loss—as reported	$(41,753,387)	$(22,538,196)
Add: Stock-based compensation expense included in reported net loss, net of tax effects	1,861,704	—
Deduct: Total stock-based compensation expense determined under fair value based method, net of tax effects	(2,029,672)	(191,358)

Pro forma net loss	$(41,921,355)	$(22,729,554)

              Income Taxes. Deferred tax liabilities are recognized for future taxable amounts, and deferred tax assets are recognized for future deductions, net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

              Concentration of Credit Risk. Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. The Company's credit risk is mitigated by the Company's credit evaluation process and the reasonably short collection terms. No single customer is large enough to pose a significant credit risk to the Company, and no single customer accounted for more than 10% of accounts receivable at December 31, 2001 or 2002. The Company does not require collateral or other security to support accounts receivable and maintains an allowance for potential credit losses.

              Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of. The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

              Reclassifications. Certain prior years amounts have been reclassified to conform to the current year presentation.

              Recently Issued Accounting Pronouncements. Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended, requires the recognition of all derivative instruments as either assets or liabilities in the statement of financial position measured at fair value. The adoption of this standard had no material effect on the Company's financial position or results of operations.

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, which was effective for the Company on July 1, 2001. SFAS No. 141 prohibits pooling-of-interests accounting for acquisitions. The adoption of this standard had no material effect on the Company's financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which was effective for the Company on January 1, 2002. This standard supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The adoption of this standard had no material effect on the Company's financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. ("FIN") 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 are effective for financial statements for fiscal years ending after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The disclosure provisions of FIN 45 have been considered in the Company's consolidated financial statements. The Company does not expect that the adoption of the remaining provisions of FIN 45 will have a material impact on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, effective in June 2003. SFAS No. 150 requires an issuer to classify, as liabilities, any financial instruments that fall within the scope of this pronouncement. Adoption of SFAS No. 150 is not expected to have a material effect on the financial position or results of operations of the Company.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 requires that the assets, liabilities, and results of the activity of variable interest entities be consolidated into the financial statements of the entity that has the controlling financial interest. FIN 46 also provides the framework for determining whether a variable interest entity should be consolidated based on voting interest or significant financial support provided to it.

In December 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003) ("FIN 46(R)"), Consolidation of Variable Interest Entities, to replace FIN 46 and to clarify the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, as amended by SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. The Company will apply FIN 46(R) to any interest in an entity subject to its provisions created after December 31, 2003. The Company will also apply FIN 46(R) to all entities subject to its provisions created before December 31, 2003 beginning January 1, 2005. The adoption of FIN 46(R) is not expected to have a material impact on the Company's financial position or results of operations.

2.           mPower Europe

              In August 2000, the Company acquired 42.5% of the outstanding equity of mPower Europe. In May 2001, a restructuring of mPower Europe occurred. As part of this transaction, the Company relinquished 18.7% of its ownership interest in mPower Europe, decreasing its ownership to 23.8%. The Company's ownership interest in mPower Europe increased an additional 1.8% upon the forfeiture of mPower Europe shares by an mPower Europe senior executive upon resignation, also in May 2001.

In September 2001, the Company entered into an Agreement for the Sale and Purchase of Shares in mPower Europe with the other shareholders of mPower Europe, pursuant to which the Company acquired from such shareholders their shares of mPower Europe, representing 74.4% of the capital stock of mPower Europe on an as converted basis, by issuing 1,171 shares of Series F Preferred Stock and 17,883 shares of Series G Preferred Stock of the Company. As a result of this transaction, mPower Europe became a wholly-owned subsidiary. The total purchase price of this acquisition was $4,268,821, and was allocated to the assets and liabilities acquired based on their estimated fair values as of the date of acquisition as follows:

Cash	$3,765,873
Property and equipment	151,435
Goodwill	385,989
Liabilities	(34,476)

Total purchase price	$4,268,821

As of December 31, 2001, mPower Europe had a loan note agreement of $3,841,040 secured by restricted cash in the same amount. This note was repaid during 2002.

3.           Asset Purchases

              On May 18, 2001, the Company acquired substantially all of the assets of Rational Investors, Inc. and certain assets of The McGraw-Hill Companies Inc., through its Standard & Poor's Division ("S&P"), in exchange for 21,429 shares of the Company's common stock and up to an additional 35,714 shares of the Company's common stock to be issued over a period of four years based upon the conversion of S&P paid participants to the Company's retirement planning advice product. The total purchase price of this acquisition was $2,689,036, and was allocated to the assets and liabilities acquired based on their estimated fair values as of the date of acquisition as follows:

Receivables	$334,878
Property and equipment	37,400
Customer list	2,316,758

Total purchase price	$2,689,036

In May 2002, the Company and S&P amended the agreement to terminate S&P's right to earn additional shares of the Company's common stock (see Note 7). Accumulated amortization of the customer list intangible asset was $479,544 as of December 31, 2001. As a result of an intangible asset impairment analysis performed under SFAS No. 121 as of December 31, 2001, the Company recorded an impairment charge of $1,670,692 related to the customer list. In 2002, the Company recorded amortization expense related to the remaining customer list intangible asset of $94,487. As of December 31, 2002, the carrying value related to the customer list intangible asset was determined to be impaired, as the carrying amount exceeded the sum of the undiscounted cash flows expected to result from the use of the asset. The impairment loss of $72,035 was measured as the amount by which the carrying amount of the asset exceeded its fair value and was recorded in other expenses during the year ended December 31, 2002. As of December 31, 2001 and 2002, the carrying value of the customer list intangible asset was $166,523 and zero, respectively.

4.           Property and Equipment

              Property and equipment consist of the following:

	As of December 31

	2001	2002
Computer equipment and software	$7,581,836	$6,824,062
Office equipment and furniture	2,320,812	1,544,733
Leasehold improvements	1,325,135	1,032,880

Total	11,227,783	9,401,675
Less accumulated depreciation	(6,582,474)	(9,036,211)

Property and equipment—net	$4,645,309	$365,464

The cost of property and equipment under capital leases was $53,100 as of December 31, 2001, and accumulated depreciation associated with these assets was $50,740. No property and equipment was under capital lease as of December 31, 2002.

The Company recorded a net charge of $2,140,733 in 2001 relating to the disposal of fixed assets resulting from the consolidation of excess facilities. Property and equipment that was disposed of or removed from operations consisted primarily of furniture and fixtures, computer equipment, and leasehold improvements. The Company also recorded a charge of $1,371,945 in 2002 to write down fixed assets held for use to their fair value, as the carrying value related to these assets was determined to be impaired, since the carrying amount exceeded the sum of the undiscounted cash flows expected to result from the use of the fixed assets. The impairment loss was measured as the amount by which the carrying amount of the assets exceeded their fair value. These impairment charges are included in other expenses in 2001 and 2002.

mPower.com, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

5.           Intellectual Property

    Derivative Insights Agreement

              In February 2000, the Company entered into an agreement to purchase intellectual property consisting of patents and software from Derivative Insights LLC ("Derivative Insights Agreement"). The purchase price consisted of $5,000,000 in cash plus contingent payments of up to $5,000,000 based on a certain percentage of revenue derived from the licensing of the software. In addition, the Company issued a warrant to purchase 7,000 shares of common stock of the Company at an exercise price of $465.00 per share. The vesting terms of the warrant were 25% after one year from the date of the agreement and monthly over the next three years. The warrant expires ten years from the date of grant. The warrant becomes immediately exercisable upon a change in control. Additionally, upon the first anniversary date of the agreement, the counterparty had the right to surrender its right to any future contingent payments in exchange for a cash payment of $10,000,000 less payments previously made and cancellation of unexercised warrants or return of the common stock obtained from exercising such warrant. Upon the second anniversary date of the agreement, the counterparty had the right to surrender its right to any future contingent payments in exchange for a cash payment of $15,000,000 less payments previously made and cancellation of unexercised warrants or return of the common stock obtained from exercising such warrant ("Second Anniversary Cash Option"). In the event of a change in control, the Second Anniversary Cash Option would become immediately exercisable by the counterparty.

In January 2001, the Company amended the Derivative Insights Agreement. Under the amended agreement, the following terms as specified in the original agreement were removed: 1) Cash payment of $2,500,000 due on the anniversary of the effective date, 2) contingent payments of up to $5,000,000 based on a certain percentage of revenue derived from the licensing of the software, 3) right to surrender such contingent payments in exchange for a cash payment, and 4) issuance of 7,000 warrants at an exercise price of $465.00 per share. In consideration for the modification of these terms, the Company made a closing payment to Derivative Insights LLC of $4,252,000 on February 28, 2001, and issued 7,000 warrants at an exercise price of $200.00 per share to the principal owner of Derivative Insights LLC. In addition, the Company recorded a $3,500,000 capital contribution related to the cancellation of the note payable. Accumulated amortization of the patent intangible asset was $3,727,267 as of December 31, 2001. In 2002, the Company recorded $2,060,600 in amortization expense related to the patent. As of December 31, 2002, the carrying value related to the patent was determined to be impaired, as the carrying amount exceeded the sum of the undiscounted cash flows expected to result from the use of the asset. The impairment loss of $3,266,977 was measured as the amount by which the carrying amount of the asset exceeded its fair value, and was recorded in other expenses during the year ended December 31, 2002. As of December 31, 2001 and 2002, the carrying value of the patent was $6,525,233 and $1,197,656, respectively. Future estimated amortization expense related to the patent is as follows: $542,335 in 2003, $542,335 in 2004, and $112,986 in 2005.

    Employment Agreement

              In February 2000, the Company entered into an employment agreement with a principal owner of Derivative Insights LLC ("Employment Agreement"). The Employment Agreement provided for the issuance of warrants to purchase 3,000 shares of common stock (the "Warrant") for $465.00. 1,000 Warrant shares will become exercisable on February 28, of each of 2005, 2006, and 2007 subject to potential acceleration due to termination or change of control. The Warrant expires in 10 years.

In January 2001, the Company amended the Employment Agreement. Under the amended employment agreement, the Company cancelled its issuance of 3,000 warrants at $465.00 per share and issued a warrant to purchase 3,000 shares of common stock at $200.00 per share, with 25% of the warrants exercisable on February 28, 2001 and the balance exercisable monthly over the next three years. The term of the warrant expires in 10 years. As of December 31, 2001 and 2002, no shares were issued related to this warrant. Of the 10,000 warrants issued, 7,000 were accounted for as a fixed award, and 3,000 were accounted as a variable award. During the years ended December 31, 2001 and 2002, no variable award compensation expense was recorded as the exercise price was below the fair market value of the Company's common stock for all periods.

6.           Income Taxes

              The primary components of the deferred tax assets are as follows:

	As of December 31

	2001	2002
Net operating loss carryforwards	$40,155,610	$47,071,034
Deferred revenue	902,591	183,781
Excess book over tax depreciation	1,417,844	4,855,130
Accrued expenses	1,317,720	208,637
Other	159,821	49,795

Total	43,953,586	52,368,377
Valuation allowance	(43,953,586)	(52,368,377)

Net deferred tax asset	$—	$—

No tax benefit has been recorded in 2001 or 2002 because of the net operating losses incurred by the Company resulting in the recording of a valuation allowance for all deferred tax assets. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company established a valuation allowance for all deferred tax assets at December 31, 2001 and 2002 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

As of December 31, 2002, the Company has net operating loss carryforwards of approximately $118,223,501 for federal and $64,398,293 for California franchise tax purposes, which begin to expire during fiscal years 2010 and 2003, respectively.

7.           Stockholders' Equity

    Common Stock, Convertible Preferred Stock, and Junior Preferred Stock

              In September 1995, 401K Forum was incorporated under the laws of the State of California. In March 1997, 401 K Forum, Inc. was incorporated under the laws of the State of Delaware, and in March 1997, 401K Forum (the original California corporation) was merged with and into 401K Forum, Inc. under the "401K Forum, Inc." name. In February 1999, the name of the Company was changed to Emergent Advisors, Inc. In December 1999, the name of the Company was changed to mPower.com, Inc.

In conjunction with the Company's re-incorporation in March 1997, each issued and outstanding share of the Company's 63,074 shares of common stock was converted into one share of the Company's Series A Preferred Stock ("Series A"). Also in 1997, 35,428 shares of Series B Preferred Stock ("Series B") were issued for $5,243,216 in cash and conversion of $506,784 in notes payable including accrued interest. Additionally, 11,799 warrants for Series B were available for issuance to investors in conjunction with these transactions. Granting of the warrants was contingent upon the occurrence of certain events such as introducing new customers to the Company who as a result, enter into signed agreements with the Company.

In October 1998, the Company issued 73,150 shares of Series C Preferred Stock ("Series C") for total proceeds of $14,630,000. All warrants relating to the purchase of shares of Series B were cancelled at the time of the issuance of Series C pursuant to the execution of an Investor Incentive Program Agreement (see below). In March 1999, the Company issued 547 shares of Series C for total net proceeds of $101,000.

In December 1999, the Company issued 64,516 shares of Series D Preferred Stock ("Series D") for total net proceeds of $37,075,706.

In November 2000, the Company engaged in a bridge loan financing in the amount of $11,479,565 (the "Bridge Financing") with certain existing investors. In connection with the Bridge Financing, the Company issued convertible promissory notes which were convertible into shares of Series E Preferred Stock ("Series E").

In December 2000, the Company issued 112,034 shares of Series E for $23,116,489 in cash and conversion of $11,602,953 in promissory notes, including accrued interest, issued in connection with the Bridge Financing. Additionally, 2,821 warrants for Series E were issued to investors in conjunction with these transactions.

In May 2001, the Company issued 186,713 shares of Series F Preferred Stock ("Series F") and 94,340 shares of Series G Preferred Stock ("Series G") for total net proceeds of $20,617,618. Pursuant to the terms of the financing, new investors were required to invest 50% of their total investment in Series F and the remaining 50% of their total investment in Series G. Any existing investors in the company who participated in the financing purchased Series G only. In addition, pursuant to the terms of the financing, if a holder of Series E elected to invest in the financing in an amount equal to at least 25% of the aggregate amount invested by such holder in the Series E financing, all of the shares of Series E held by such holder, as well as any warrants exercisable for Series E held by such holder, automatically converted into Series F, or warrants exercisable for Series F. All investors in Series E invested the required 25% and therefore all Series E shares and warrants converted to Series F shares and warrants. Reuters America, Inc. ("Reuters") contributed cash and a reduction of the Company's commitment to purchase services under the Company's agreement with Reuters (see Note 11). In June 2001, the Company issued 831 shares of Series G for total net proceeds of $173,641.

In May 2001, in conjunction with the Series F and G financing, the Company authorized 30,000 shares of preferred stock to be designated as "Junior Preferred Stock." The Company adopted the 2001 Stock Option Plan which provides for the grant of 30,000 nonqualified options to certain management, key employees, and former directors of the Company. The options are exercisable for shares of a new series of Junior Preferred Stock. The options granted under the 2001 Stock Option Plan terminate on January 1, 2003 or upon the occurrence of other events (see further discussion in Stock Option Plans section below). As of December 31, 2002, no shares of Junior Preferred Stock had been issued.

In September 2001, the Company issued 1,171 shares of Series F and 17,883 shares of Series G for the acquisition of an additional 74.4% of mPower Europe (see Note 2).

In May 2002, the Company and S&P entered into a letter agreement ("Letter Agreement"), pursuant to which the Company or a third-party purchaser would, within 10 days after execution, purchase from S&P 45,352 shares of common stock, which equaled all of the Company's common stock held by S&P at such time (including 23,923 shares of common stock that were converted upon such closing from 11,962 shares of Series F and 11,962 shares of Series G), for the full consideration of $12,245, which represented the fair value of such shares. Pursuant to this agreement, in May 2002, S&P sold its shares to Capital Z, one of the Company's current investors, and to an individual investor. Additionally, the Company and S&P agreed, as of May 2002, to amend the Purchase Agreement dated May 18, 2001 (see Note 3) to terminate S&P's right to earn shares of the Company's common stock, the number of which was calculated based upon the conversion of S&P customers to the Company's advice product.

Significant terms of the Series A, Series B, Series C, Series D, Series E, Series F, Series G (together, "Convertible Preferred Stock") and Junior Preferred Stock as of December 31, 2001 are as follows:

•
Series A, Series B, Series C, Series D, Series E, Series F, and Series G are convertible into common stock at any time after the date of issuance into a number of shares of common stock that is determined by dividing the Series A, Series B, Series C, Series D, Series E, Series F, or Series G issue price by the conversion price, (original issue price adjusted for splits, dividends, and certain other dilutive issuances) which is determined on the date the certificate is surrendered for conversion. Each share of the Convertible Preferred Stock automatically convert into common stock upon the earlier of (a) completion of a public offering with aggregate proceeds not less than $50,000,000 at not less than $418.00 per share or (b) upon the written consent of at least two-thirds of the holders of that series of Convertible Preferred Stock, voting together as a single class. Junior Preferred Stock is not convertible to common stock.

•
In the event that a holder of Series E purchased Series G in an amount equal to or greater than 25% of the aggregate purchase price paid by such holder for the shares of Series E then held, the shares of Series E automatically convert into Series F determined by dividing the aggregate Series E issue price paid by such holder by the Series F/G issue price.

•
In the event of any liquidation of the Company (which includes the acquisition of the Company by another entity), the holders of Series B, Series C, Series D, Series E, Series F, and Series G have a liquidation preference over common stock and Series A of (i) $162.30 per share, $200.00 per share, $620.00 per share, $326.00 per share, $209.00 per share, and $1,045.00 per share, respectively; plus (ii) a liquidation premium equal to 8% of the original Series B, Series C, Series D, Series E, Series F, and Series G issue price per annum compounded semi-annually for each outstanding share from the date of first issuance; plus (iii) all declared but unpaid dividends. After such payment, the holders of Series A have a liquidation preference of $100.00 per share plus any declared but unpaid dividends. Upon payment of all Convertible Preferred Stock liquidation preferences, any remaining proceeds will be allocated to the common stockholders. Prior to and in preference to any distribution of the assets or surplus funds to the holders of Series B, Series C, Series D, Series E, Series F, Series G, Series A, and common stock, the holders of Junior Preferred Stock shall be entitled to receive 12.75% of the aggregate consideration received by the Company multiplied by a fraction ("Share Ratio") equal to the total number of shares of Junior Preferred Stock outstanding divided by 30,000. In the event the acquiring entity is a private company and the consideration is solely in the form of shares of capital stock of such surviving or acquiring company ("Acquirer"), the holders of Junior Preferred Stock are entitled to receive 12.75% of the Acquirer shares received by the Company multiplied by the Share Ratio. In the event the consideration shall consist of a mix of cash and Acquirer shares, the holders of Junior Preferred Stock shall be entitled to receive 12.75% of the cash consideration and Acquirer shares multiplied by the Share Ratio.

•
In conjunction with the Series F and G financing, the mandatory redemption feature was removed on Series B, Series C, Series D, and Series E. Prior to May 2001, the Company was required to redeem Series C and Series D at any time after seven years and six years, respectively, from the date of first issuance following the receipt of a written request from the holders of a majority of the voting power of Series C and Series D, respectively, by paying a cash sum per share of the Series C and Series D issue price, the Series C and Series D liquidation premium plus all declared or accumulated but unpaid dividends on such shares. The Company was required to redeem the Series B on January 31, 2007 by paying cash at a per share amount equal to the original Series B issue price plus the liquidation premium plus all declared or accumulated but unpaid dividends on such shares. After receipt by the Company of a Series C redemption request or Series D redemption request, or the Series B redemption date, the Company was required to redeem the Series E following receipt of a written request from the holders of a majority of the voting power of Series E by paying a cash sum per share of the Series E issue price plus the liquidation premium plus all declared or accumulated but unpaid dividends on such shares. Series A was not redeemable. Subsequent to the Series F and G financing, Series B, Series C, Series D, Series E, Series F, and Series G are not redeemable. The Company must redeem the shares of Junior Preferred Stock outstanding upon the earlier of (i) 90 calendar days after the completion of a public offering or

  (ii) May 15, 2006, if no liquidation has occurred prior to such date, by paying a cash sum equal to 10% of the per share price paid by such holder of Junior Preferred Stock.

•
Series A, Series B, Series C, Series D, Series E, Series F, and Series G are entitled to dividends, when and if declared by the board of directors, in proportion to the number of shares of common stock which would be held by each such holder if all shares of such preferred stock were converted to common stock at the then-effective conversion rate. Such dividends are not cumulative. Holders of Junior Preferred Stock are not entitled to receive any dividends.

•
Holders of Convertible Preferred Stock and Junior Preferred Stock have the same voting rights as the holders of common stock and have one vote for each share of common stock into which the preferred stock could then be converted.

    Series A-1 Preferred Stock Financing and Recapitalization

              In May 2002, the Board of Directors authorized the Company to issue and sell shares of Series A-1 Preferred Stock ("Series A-1") to raise up to $15 million in the financing at a purchase price of $2.70 per share. Also in May 2002, the Company completed the first closing of the financing by issuing 2,870,247 shares of Series A-1 for total net proceeds of $7,371,111.

In connection with the financing, the Board of Directors authorized a recapitalization plan (the "Recapitalization") which involved two steps: (i) upon the first closing of the financing, all outstanding shares of existing preferred stock, including Series A, Series B, Series C, Series D, Series F, and Series G, converted into corresponding shares of Series AA, Series BB, Series CC, Series DD, Series FF, and Series GG preferred stock ("Shadow Preferred Stock") and/or common stock (the "Preferred Conversion") based on each preferred stockholder's participation in the Series A-1 financing, and (ii) upon the final closing of the financing (which shall occur no later than April 1, 2003, or upon other triggering events which may occur sooner), all outstanding shares of Shadow Preferred will be converted into shares of common stock ("Shadow Preferred Conversion"). Following the financing and the Recapitalization, Series A-1 will become the only series of Convertible Preferred Stock authorized.

Immediately after giving effect to the Shadow Preferred Conversion, each share of the Company's then outstanding shares of common stock and Series A-1 will be split and converted into 0.01 shares of common stock and Series A-1, respectively.

Holders of Series A-1 are entitled to customary rights, preferences and privileges of preferred stock. Specifically, these rights include, among others:

•
Holders of Series A-1 are entitled to receive noncumulative dividends, when as declared by the Board of Directors in preference and priority to any payment of any dividend on the Shadow Preferred Stock and common stock at the rate of 8% per annum of the Series A-1 issue price.

•
Holders of Series A-1 shall be entitled to receive $2.70 for each outstanding share of Series A-1, plus a liquidation premium equal to 8% of the Series A-1 issue price per annum compounded semi-annually from the date of the first issuance prior to and in preference to any distribution to the holders of common stock.

•
In the event that at any time subsequent to May 24, 2009, (i) holders of a majority of Series A-1 have elected to cause the Company to redeem such shares, and (ii) no public offering or liquidation has occurred, then such holders will notify the Corporation by delivery of written notice to the Company. Upon receipt of the Series A-1 redemption notice, the Company shall redeem all of the outstanding shares of Series A-1 at the original Series A-1 issue price.

•
Each share of Series A-1 shall be convertible into common stock at any time after the date of issuance into a number of shares of common stock that is determined by dividing the Series A-1 issue price by the conversion price, which is determined on the date the certificate is surrendered for conversion. Each share of the Convertible Preferred Stock automatically converts into common stock upon the earlier of (a) completion of a public offering with aggregate proceeds not less than $50,000,000 at not less than $750.00 per share or (b) upon the written consent of at least two-thirds of the holders of that series of Convertible Preferred Stock, voting together as a single class.

•
Holders of Series A-1 have the same voting rights as the holders of common stock and have one vote for each share of common stock into which the preferred stock could then be converted.

    Warrants

              In November 1999, the Company entered into a Strategic Alliance Agreement (the "Alliance Agreement") with a financial service provider. The Alliance Agreement provided for the granting of warrants to purchase 3,000 shares of common stock ("Initial Warrant") for $200.00 per share and up to 9,000 shares of common stock ("Performance Warrants") based on predetermined performance milestones relating to the referral of plan sponsors and their participants as set forth in the Alliance Agreement. The Initial Warrant expires at the earlier of five years or upon the consummation of an initial public offering. The Performance Warrants are exercisable at the lesser of the price per share of the most recent preferred stock offering, the fair value of the Company's common stock (if publicly traded), or $1,200.00 for grants in 2000, $1,500.00 in 2001, or $1,800.00 in 2002 as determined at the date of grant. The grants expire five years from the date of issuance. Within the first eighteen months of the Alliance Agreement, if the Alliance Agreement is terminated due to breach of contract (as defined by the Alliance Agreement), the Company has the right to repurchase any common stock issued from exercise of any warrants under the Alliance Agreement at the original exercise price. The fair value of the Initial Warrant of $131,252 issued in 1999 was recognized as sales and marketing expense. In December 2001, the Company granted Performance Warrants for 1,000 and 500 shares of common stock for $209.00 per share. The warrants expire on January 1, 2006 and February 5, 2006, respectively. The fair value of these warrants of $11,013 and $5,507 was recognized in 2001 as sales and marketing expense. No Performance Warrants were granted in 2002. As of December 31, 2002, no warrants have been exercised under the Alliance Agreement.

In April and November 1999, the Company granted an executive recruiting firm warrants to purchase 100 shares of common stock for $50.00 per share, and 486 shares of common stock for $125.00 per share, respectively, for services performed. The warrants expire five years from their respective dates of grant. The fair value of these warrants of $3,811 and $46,629 was recognized in 1999 as Software, technology, and communication expense and General and administrative expense, respectively. In April 2001, the Company issued additional warrants to purchase 21 and 13 shares of common stock for $465.00 per share. The warrants expire in five years from their respective dates of grant. The fair value of these warrants of $1,506 and $904 was recognized in 2001 as Software, technology, and communication expense and General and administrative expense, respectively. No warrants were granted in 2002. As of December 31, 2002, none of these warrants have been exercised.

In June 2000, the Company entered into a Web Site Development, Services, and Distribution Agreement (the "Development Agreement") with a financial service provider. The Development Agreement provided for the granting of warrants to purchase 1,000 shares of common stock ("Initial Warrant") for $465.00 per share and up to 1,500 shares of common stock ("Development Warrants") based on predetermined performance milestones relating to the development as set forth in the Development Agreement. The Initial Warrant and the Development Warrants expire at the earlier of five years or upon the consummation of the Company's initial public offering. The Development Warrants are exercisable at the lesser of the fair market value of the Company's common stock as determined in good faith by the board of directors, the average closing price of the Company's common stock as quoted on NASDAQ, the closing prices quoted on any exchange on which the Company's common stock is listed (if publicly traded), or $465.00. Within the first eighteen months of the Development Agreement, if the Development Agreement is terminated due to breach of contract (as defined by the Development Agreement), the Company has the right to repurchase any common stock issued from exercise of any warrants under the agreement at the original exercise price. The fair value of the Initial Warrant of $380,392 was recognized in 2000 as a reduction of revenue. In June 2000, the Company issued a Development Warrant for 500 shares of common stock at $465.00 per share which expires on June 8, 2005. The fair value of the Development Warrant of $190,196 was recognized in 2000 as a reduction of revenue. In February 2001, the Company issued a Development Warrant for 500 shares of common stock at $125.00 which expires on February 20, 2006. The fair value of the Development Warrant of $50,184 was recognized as a reduction of revenue. No Development Warrants were issued in 2002. As of December 31, 2002, no warrants have been exercised under the Development Agreement.

In February 2000, the Company issued a warrant to Derivative Insights LLC to purchase 7,000 shares of common stock of the Company at an exercise price of $465.00 per share. In February 2000, the Company issued a warrant to a principal owner of Derivative Insights LLC to purchase 3,000 of common stock at $465.00 per shares. In January 2001, the Company cancelled the issuance of both warrants and issued a warrant to the principal owner of Derivative Insights LLC to purchase 10,000 shares of common stock at $200.00 per share, with 25% of the warrants exercisable on February 28, 2001 and the balance exercisable monthly over the next three years. The term of the warrant expires in ten years. As of December 31, 2002, none of these warrants have been exercised.

In November 2001, the Company issued to Blue Jeans Equities West, the Company's landlord, a warrant to purchase 10,000 shares of common stock at a per share exercise price of $50.00 per share. The warrant expires on October 1, 2008. The warrant was issued in connection with the First Amendment and Restatement of Office Lease dated as of October 1, 2001. The fair value of the warrant of $209,673 was recognized in 2001 as rent expense. As of December 31, 2002, none of these warrants have been exercised.

    Notes Receivable from Stockholders

              In November 1999 and March 2000, the Company issued an aggregate of 27,500 and 2,000 shares of common stock, respectively, to three senior executives of the Company. In connection with such issuance and pursuant to Restricted Stock Purchase Agreements ("RSPA"), these senior executives paid for the stock by issuing promissory notes (secured by the shares of the Company's common stock) totaling $4,367,205 to the Company. The shares were subject to repurchase at the original purchase price by the Company upon the occurrence of certain events or conditions, such employment termination. The Company's repurchase rights lapsed over four years.

In February 2001, one of the executives terminated his employment with the Company. As of the executive's termination date, 14,063 shares of the 25,000 shares of common stock purchased by the executive were fully vested. The Company fulfilled its obligation to repurchase the remaining 10,937 shares of unvested common stock in accordance with the terms of the executive's RSPA and by canceling a proportionate part of the principal and interest on the promissory note. Following this cancellation, the remaining balance on the executive's note, including accrued interest, was $1,833,169. Pursuant to a settlement agreement and release, the executive has a right to put all (and not less than all) of these vested shares of common stock to the Company in exchange for forgiveness of all principal and interest remaining on the promissory note. This put right terminates in February 2005. Additionally, the due date of the note was extended to February 2005. In connection with this executive's Settlement Agreement and Release, the Company recorded compensation expense during 2001 of $1,757,563 and recorded a reserve to notes receivable for the same amount.

In March 2001, a second executive terminated his employment with the Company. As of the executive's termination date, all 2,000 shares of common stock purchased by the executive were subject to repurchase by the Company. In connection with this repurchase, the Company cancelled the related principal and interest on the promissory note.

In July 2001, the third executive terminated his employment with the Company. As of the executive's termination date, 833 shares of the 2,500 shares of common stock purchased by the executive were fully vested. The Company exercised its obligation to repurchase the remaining 1,667 shares of unvested common stock in accordance with the terms of the executive's RSPA and by canceling a proportionate part of the principal and interest of the promissory note. Following this cancellation, the remaining balance on the executive's note, including accrued interest, was $114,957. Pursuant to a settlement agreement and release, the executive has the right to put all (and not less than all) of these vested shares of common stock to the Company in exchange for forgiveness of all principal and interest remaining on the executive's note. This put right terminates in July of 2005. Additionally, the due date of the note was extended to July 2005. In connection with this executive's settlement agreement and release, the Company recorded compensation expense during 2001 of $104,142 and recorded a reserve to notes receivable for the same amount.

    Stock Option Plans

              The Company's 1997 Stock Option Plan (the "1997 Plan") provides for the grant of up to 147,122 incentive or nonqualified options to purchase common stock to employees, directors and consultants of the Company at the fair market value of the common stock for incentive stock options (and not less than 85% of fair market value for nonqualified stock options) on the date of grant as determined by the board of directors. Options granted under the 1997 Plan have various vesting schedules pursuant to individual written agreements, but generally vest ratably over a period of four years and expire ten years from the date of grant. Some option agreements provide for accelerated vesting of options upon the effective date of an initial public offering or a change in control of the Company.

In May 2001, the Company adopted the 2001 Stock Option Plan (the "2001 Plan") which provides for the grant of 30,000 nonqualified options to certain management, key employees, and former directors of the Company. The options are exercisable for shares of Junior Preferred Stock. The options granted under the 2001 Plan terminate on the earlier of (a) January 1, 2003 provided that a change of control has not occurred as of such date; (b) December 2011; (c) the completion of a public offering; (d) one year after the underlying securities for the options received as a result of a change in control become publicly traded. Options granted to employees vest as follows: (i) in the event of the closing of a change of control that occurs prior to January 1, 2003, one-third of the shares will vest three days prior to the closing of such change of control, (ii) an additional one-third of the shares will vest on the six-month anniversary date of such change of control; and (iii) the remaining shares will vest on the twelve-month anniversary date of such change of control. The vesting may accelerate based on the employee's termination date. Options granted to former directors vest 100% in the event of the closing of a change of control that occurs prior to January 1, 2003.

In May 2002, in connection with the Series A-1 financing, the Company adopted the 2002 Stock Plan (the "2002 Plan"), effective upon the first closing. The maximum aggregate number of shares that are subject to option and sold under the 2002 Plan equals the number of shares that constitute approximately 18.205% of the total shares of capital stock of the Company outstanding on a fully diluted basis (excluding options granted under the 1997 Plan and 2001 Plan) upon the Shadow Preferred Conversion (as defined in the Company's Sixth Amended and Restated Certificate of Incorporation), of which shares constituting 0.25% of the capital stock are reserved for option grants to former directors of the Company. The 2002 Plan provides incentive or nonqualified options to employees, directors and consultants of the Company at the fair market value of the common stock for incentive stock options (and not less than 85% of fair market value for nonqualified stock options) on the date of grant as determined by the Board of Directors. The fair market value increases to 110% for both incentive and nonqualified option grants to holders who, at the time of grant, own stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any parent or subsidiary. Options granted under the 2002 Plan have various vesting schedules pursuant to individual written agreements, but generally vest ratably over a period of three to four years and expire ten years from the date of grant. Some option agreements provide for accelerated vesting of options upon the effective date of an initial public offering or a change in control of the Company.

mPower.com, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)

A summary of activity under the Company's 1997, 2001, and 2002 Plans is as follows:

	Number of Option Shares	Exercise Price Range	Weighted Average Exercise Price
Outstanding at January 1, 2001	28,187	$16.00 – $620.00	$227.00
Granted	74,073	25.00 – 125.00	42.00
Exercised	(1,804)	16.00 – 465.00	40.00
Canceled	(15,661)	16.00 – 465.00	252.00

Outstanding at December 31, 2001	84,795	$16.00 – $620.00	$65.00

Granted	2,135,495	$0.01 – $25.00	$2.71
Exercised	—	—	—
Canceled	(28,206)	16.00 – 620.00	65.00

Outstanding at December 31, 2002	2,192,084	$0.01 – $620.00	$4.32

At December 31, 2002, 2,192,084 shares were exercisable and 1,771,830 shares were available for the granting of additional options under the 1997, 2001, and 2002 Plans.

The following table summarizes information about currently outstanding and vested stock options at December 31, 2002 under the 1997, 2001, and 2002 Plans:

	Options Outstanding			Options Vested

Range of Exercise Price	Outstanding at December 31, 2002	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Vested at December 31, 2002	Weighted Average Exercise Price
$16.30 – $620.00	91,111	8.35	$65.00	64,640	$122.00
$0.01	2,100,973	9.96	0.01	1,929,876	0.01

	2,192,084	9.89	$4.32	1,994,516	$3.96

    Additional Stock Plan Information

              As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB 25, Accounting for Stock Issued to Employees, and its related interpretations.

SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards.

The Company's calculations for employee grants were made using the minimum value option pricing model with the following weighted average assumptions:

	Year Ended December 31

	2001	2002
Dividend yield	None	None
Volatility	None	None
Risk free interest rate	3.9%	4.6%
Expected term, in years	3.6	3.6

The weighted average minimum value per option as of the date of grant for options granted during 2001 and 2002 was $0.05 and $0.00, respectively.

8.           Lease Commitments

              Future minimum net lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2002 are as follows:

Year Ending December 31
2003	$303,366
2004	403,849
2005	408,328
2006	136,109
2007	—
Thereafter	—

Total	$1,251,652

Total rent expense under operating leases for 2001 and 2002 was $2,625,468 and $1,209,778 respectively.

In 1999, the Company obtained a letter of credit of $2,479,598 for a security deposit on leased office space. The letter of credit is collateralized by certain assets of the Company and is included in other assets as of

December 31, 2001. In October 2001, the Company and the landlord amended the original lease whereby a portion of the premises was returned to the landlord, and the base rent for the remaining portion of the premises was modified. Additionally, the security deposit that the Company was required to maintain with the landlord was reduced from $2,479,598 to $1,345,097. As part of this agreement, the Company recorded $550,469 as lease termination fees. Of this amount, $340,796 was cash and $209,673 was for the fair value of a warrant to purchase 10,000 shares of common stock.

In April 2002, the Company and the landlord further amended the lease whereby a portion of the premises was returned to the landlord as of February 1, 2002. Additionally, the landlord was allowed to draw upon the entire amount of the letter of credit being held as security deposit under the lease agreement. As a result of this amendment, the Company recorded $773,442 as lease termination fees and $571,655 as prepaid rent. The prepaid rent is to be refunded to the Company on a pro rata basis only in the event of an early termination by the landlord, termination of the lease due to destruction or eminent domain, or if the parties mutually agree to the early termination of the lease.

9.           401(k) Plan

              Effective January 1, 1997, the Company implemented a 401(k) plan (the "Plan") covering all employees who have met certain eligibility requirements. Under the Plan, employees may elect to contribute up to 20% of their eligible compensation to the Plan, subject to certain limitations. The Company immediately matches employee contributions at 50% up to the first 6% of employees' compensation. Employees are fully vested in the Company's contributions after one year of service with the Company. During 2001 and 2002, the Company made contributions to the Plan of $158,499 and $163,977, respectively.

10.         Customer Litigation

              In January 2001, a demand for arbitration was served against the Company by one of its customers. The customer claimed that the Company failed to produce software that passed "acceptance testing" pursuant to a software license executed between the customer and Company in June 2000. The customer demanded return of $2,500,000 previously paid to the Company in 2000. In May 2002, the customer and the Company entered into a Settlement Agreement and Mutual Release ("Settlement"), which required the Company to pay to the customer a total sum of $1,375,000, with $750,000 payable at the closing of the Settlement (June 7, 2002). The Company issued an unsecured promissory note to the customer for the remaining $625,000, which will be payable on June 7, 2003.

11.         Related Party Transactions

    Notes Receivable From Employees

              At December 31, 2000, the Company held notes receivable from several senior executives in connection with personal loans made to these individuals. These notes bear interest at the rate of 6.36% per annum and were secured by Company stock owned by employees. In 2001, the employees repaid these notes which totaled to

$526,300, including accrued interest. Of the amount repaid, $483,205 was repaid by surrendering Company common stock owned by the employees, at $50.00 per share.

At December 31, 2001, the Company held notes receivable from a senior executive in connection with personal loan made to the executive. The balance of these notes, including accrued interest, was $96,837 as of December 31, 2001. These notes were issued in August 1999, September 2000 and September 2001 and bear interest at the LIBOR rate effective as of the effective date of the note. These notes are due upon the earlier of the tenth anniversary of the note, nine months following the employee's termination from the Company, nine months following the closing of the Company's initial public offering or nine months following the dissolution, liquidation, or merger with or into another corporation, or sale of substantially all of the assets of the Company. Since the senior executive terminated employment in October 2001, the notes were due in July 2002. As the balance of the notes remained unpaid at December 31, 2002, the Company has recorded an allowance for the entire balance of the notes including interest as of December 31, 2002.

The Company also holds a note from a senior executive in connection with the advance payment of his 2001 bonus. This note had a principal balance, including accrued interest, totaling $25,753 as of December 31, 2001. This note was issued in May 2001 and bears interest at 5% per annum. The note was repaid in March 2002.

In March 2001, the Company issued a note to a senior executive in the amount of $500,000, with interest at 5.41% per annum. This note was repaid in October 2001 upon the termination of the executive. The executive repaid the note by surrendering Company Common Stock at $50.00 per share, plus surrendered vested stock options to purchase 4,031 shares of common stock.

    S&P

              In May 2001, the Company entered into an agreement with S&P, an investor, to purchase certain licensed information over a three-year period ("S&P Agreement"). The license fees payable to S&P are calculated as a percentage of net revenue, defined as the total fees (excluding development or implementation fees) due to the Company for services that include, incorporate or otherwise utilize the licensed information. The minimum fee due to S&P each year is $500,000 with a maximum of $500,000 in Year 1, $1,500,000 in Year 2, and $2,500,000 in Year 3. During 2001 and 2002, the Company paid $250,000 and $64,290, respectively, in conjunction with this agreement.

In May 2002, the Company and S&P entered into an agreement to cancel the S&P Agreement. In consideration of S&P's cancellation of the S&P Agreement, the Company made a cash payment to S&P of $171,089 and issued a promissory note to S&P for $461,254 with interest at 8% per annum, payable on May 31, 2007 or upon a change of control of the Company. Interest expense incurred on this note totaled $22,181 during 2002. As of December 31, 2002, the balance of this note, including accrued interest, was $483,435.

    Reuters

              In December 2000, the Company entered into an agreement with Reuters, an investor, to purchase certain Reuters' services in the aggregate of $8,900,000 over a period of five years. As part of the Series F/G Financing, Reuters agreed to reduce the Company's purchase commitment by $1,609,000, in exchange for $1,225,000 of Reuters' $3,725,000 obligation to trigger the conversion right of its Series E into Series F. During 2001 and 2002, the Company paid $314,000 and $548,000, respectively, in conjunction with this agreement.

In May 2002, in connection with the initial closing of the Series A-1 financing, the Company and Reuters revised their existing agreement to reduce the amount of services the Company is obligated to purchase to approximately $2.9 million over a four-year period. In consideration of Reuters' agreement to enter into this agreement, the Company issued an unsecured note to Reuters in the amount of $620,020 with interest at 8% per annum, payable on May 24, 2007 or upon a change of control of the Company. Interest expense incurred on this note totaled $30,812 during 2002. As of December 31, 2002, the balance of this note, including accrued interest, was $650,832.

    Fees Paid to Related Parties

              A senior executive officer, who terminated his employment in February 2001, served as a board member of a consulting firm and of a professional employer organization to which the Company paid fees. Approximately $427,000 was paid to the consulting firm and $293,000 was paid to the professional employer organization in 2001. No payments were made to the consulting firm or to the professional employer organization in 2002.

12.         Subsequent Events

    Management Retention Plan and Employee Severance Agreements

              In January 2003, the board of directors approved a Management Retention Plan, which created a pool of 20% of the consideration which might be received in an acquisition transaction for allocation to the covered employees. Payments under the plan are senior to payment of Series A-1, are to be made in the same form of the acquisition consideration which might be received, and are to be subject to a vesting schedule. In January 2003, the board of directors also approved severance agreements for employees that provide severance equal to (i) one week's salary for each six months service or portion thereof for staff positions, or (ii) one week's salary for each six months of service or portion thereof plus one month salary for senior management positions, in the event an employee is terminated prior to, or within six months subsequent to an acquisition. Employees who receive severance under their respective employee severance agreements will be entitled to payment under the Management Retention Plan only to the extent the payment under the Management Retention Plan exceeds severance amounts paid.

    Amendment to Executive Employment Agreement

              In January 2003, the Board of Directors approved an amendment to a senior executive's employment agreement whereby the executive exchanged $105,000 of cash severance due under the employment agreement for 3% of the consideration which might be received in an acquisition transaction, payment of which will be senior to payment of Series A-1.

    Shadow Preferred Conversion and Reverse Stock Split

              As the final closing of the Series A-1 financing was not consummated prior to April 1, 2003, shares of the Company's Shadow Preferred were converted into shares of common stock by dividing the aggregate conversion preference ($100.00, $162.30, $200.00, $620.00, $209.00, and $1,045.00 for Series AA, Series BB, Series CC, Series DD, Series FF, and Series GG, respectively, plus 8% thereon from initial issuance through April 1, 2003, except for Series AA, compounded semiannually) by the Shadow Preferred conversion price of $28.07. Immediately after giving effect to the Shadow Preferred Conversion, each share of the Company's then outstanding shares of common stock and Series A-1 was automatically split and converted into 0.01 shares of common stock and shares of Series A-1, respectively. Accordingly, all historical financial information has been restated as if the stock split had been in effect for all periods presented. Following the Shadow Preferred Conversion and the reverse stock split, 5,475,837 shares of common stock and 2,870,247 shares Series A-1 were outstanding.

    Purchase by Morningstar Associates LLC

              In May 2003, the board of directors approved an Agreement and Plan of Reorganization (the "Merger") whereby the Company became a wholly-owned subsidiary of Morningstar Associates LLC. The Merger was approved on June 13, 2003 by the requisite majority of the outstanding shares of the capital stock of the Company, and the Merger closed on June 30, 2004. Of the total acquisition consideration of $4,695,680, $1,279,520 was used to settle existing liabilities of the Company, $1,475,443 was distributed to holders of Series A-1, $383,232 was distributed to employees covered under the Management Retention Plan discussed above, and $57,485 was distributed to the executive discussed above. In addition, $1,500,000 of the total acquisition consideration was placed in escrow until December 31, 2004, to be distributed as follows: $1,155,000 to holders of Series A-1, $300,000 to employees covered under the Management Retention Plan, and $45,000 to the executive discussed above. As the amount of the total acquisition consideration received was not sufficient to allow distribution of proceeds to holders of the Company's common stock, all outstanding shares of the Company's common stock were cancelled and extinguished upon the closing date of the Merger. In addition, all outstanding warrants and options were terminated upon the closing date of the Merger. Also in connection with the Merger, the Board of Directors approved the dissolution of mPower Europe.

    Amendment and Termination of 401(k) Plan

              In June 2003, the board of directors approved the amendment and restatement of the Company's 401(k) Plan to comply with the Uruguay Round Agreements, the Uniformed Services and Re-employment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000. Also in June 2003, the board of directors approved the termination of the Company's 401(k) Plan in accordance with the Merger discussed above. In accordance with the provisions of the 401(k) Plan, all participants became fully vested in their accrued benefits as of the plan termination date.

Unaudited Pro Forma Consolidated Statement of Operations

The following Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2003 gives effect to the acquisition of mPower.com, Inc. ("mPower"), which became effective July 1, 2003, and has been prepared by combining Morningstar Inc. and subsidiaries' ("Morningstar") historical Consolidated Statement of Operations for the year ended December 31, 2003 with the results of operations of mPower for the period January 1, 2003 to June 30, 2003 (period prior to Morningstar's acquisition of mPower.) As such, the Unaudited Pro Forma Consolidated Statement of Operations gives effect to the acquisition of mPower as if it had occurred on January 1, 2003.

The unaudited pro forma Consolidated Statement of Operations is presented for information purposes only and it is not necessarily indicative of the results of operations that would have been achieved had the acquisition been completed as of the date indicated and is not necessarily indicative of Morningstar's future financial position or results of operations.

The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2003 should be read in conjunction with the historical consolidated financial statements of Morningstar and mPower, including the notes thereto, which are contained elsewhere in this document.

Morningstar, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2003
($000, except per share amounts)

		Unaudited

	Historical Morningstar, Inc. Year Ended December 31, 2003	mPower.com, Inc. Six Months Ended June 30, 2003	Pro Forma Adjustments (See Note 2)		Pro Forma Morningstar, Inc. and mPower.com, Inc. Year Ended December 31, 2003
Revenue	$139,496	$2,726	—		142,222
Operating expense
Cost of goods sold	43,521	2,236	—		45,757
Development	14,663	303	—		14,966
Sales and marketing	30,798	1,022	—		31,820
General and administrative	54,145	2,251	—		56,396
Depreciation and amortization	7,123	302	(119	)(a)(b)	7,306

Total operating expense	150,250	6,114	(119)		156,245
Operating loss	(10,754)	(3,388)	119		(14,023)
Non-operating income (expense)
Gain on sale of investment in unconsolidated entity	510	—	—		510
Interest income, net	279	(14)	—		265
Other income (expense), net	321	743	—		1,064

Total non-operating income, net	1,110	729	—		1,839
(Loss) before income taxes and equity in net income of unconsolidated entities	(9,644)	(2,659)	119		(12,184)
Income tax expense	2,950	—	47	(c)	2,997
Equity in net income of unconsolidated entities	697	—	—		697

Net income (loss)	$(11,897)	$(2,659)	$72		$(14,484)

Weighted average common shares outstanding basic and diluted	38,382				38,382
Basic and diluted loss per share	$(0.31)	—	—		$(0.38)

See accompanying notes to the unaudited pro forma consolidated statement of operations.

Notes to the Unaudited Pro Forma Consolidated Statement of Operations

1.           Basis of Presentation

              The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2003 assumes Morningstar Inc.'s acquisition of mPower.com, Inc. ("mPower") occurred on January 1, 2003.

2.           Pro Forma Adjustments

  (a)
  Reflects the elimination of mPower's historical amortization expense for the periods presented.

  (b)
  Reflects the amortization of purchased intangible assets over their economic useful lives of seven years.
  (c)
  Reflects the tax impact of adjustments (a) and (b) above.

Stocks
Mutual Funds
Variable Annuities
Closed-End Funds
Separate Accounts
Exchange-Traded Funds
529 Plans
Investment Research and Analysis
Investment Advice
StockInvestor
FundInvestor
VA
CE
MF
Publications
Software
Web Sites
Web-based Software and Services
Individuals
Advisors
Institutions
Seoul
Tokyo
Shenzhen
Hong Kong
Sydney
Auckland
San Francisco
Chicago
Toronto
New York
Oslo
Stockholm
Amsterdam
London
Copenhagen
Paris
Munich
Madrid
Milan

We leverage our seven core investment databases by selling a wide variety of products via multiple media, to three key investor segments, across many geographical markets.

     Part II Information Not Required in Prospectus

    Item 13. Other Expenses of Issuance and Distribution

              The following table sets forth the expenses (other than underwriting discounts and commissions) we expect to incur in connection with the offering described in this registration statement.

Securities and Exchange Commission Registration Fee	$12,670
NASD Filing Fee	10,500
Listing Fee	*
Accounting Fees and Expenses	*
Printing and Engraving Expenses	*
Legal Fees and Expenses	*
Blue Sky Fees and Expenses	*
Transfer Agent Fees and Expenses	*
Miscellaneous	*

Total	*

*
To be completed by amendment.

The foregoing items are estimated. All expenses will be borne by Morningstar.

    Item 14. Indemnification of Directors and Officers

    Illinois Business Corporation Act

              Section 8.75 of the Illinois Business Corporation Act (IBCA) provides generally and in pertinent parts that an Illinois corporation may indemnify its directors, officers, employees and agents, or anyone serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines, and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful, providedthat no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. If a present or former director, officer or employee of an Illinois corporation has been successful in the defense of any such action, suit or proceeding, claim, issue or matter, such person shall be indemnified by the corporation against expenses.

Section 8.75 of the IBCA further permits an Illinois corporation to pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if the director or officer undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. An Illinois corporation may also grant additional indemnification through its by-laws, agreements, votes of shareholders or disinterested directors, or otherwise, and may purchase and maintain insurance on behalf of any indemnifiable person against any liability asserted against such person and incurred by such person in his or her capacity as an indemnifiable person whether or not the corporation would have the power to indemnify such person against liability under the terms of Section 8.75 of the IBCA.

    Our Articles of Incorporation and By-laws

              Article SEVENTH of our Amended and Restated Articles of Incorporation provides that we shall, to the full extent permitted by Section 8.75 of the IBCA, as amended from time to time, indemnify all persons whom we may indemnify pursuant thereto.

Article VI of our Amended and Restated By-Laws provides that we will indemnify, to the fullest extent allowed, any and all persons whom we have the power to indemnify under the IBCA against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities. In addition, we may, at the discretion of our board of directors, purchase and maintain insurance to protect ourselves and any indemnifiable persons against any such expense, fine, amount paid in settlement or other liability, whether or not we would have the power to indemnify such persons under the IBCA.

    Directors' and Officers' Liability Insurance

              Prior to completion of this offering, Morningstar intends to obtain a directors' and officers' liability insurance policy, which insures against liabilities that directors or officers may incur in such capacities. These insurance policies, together with the indemnification agreements, may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (Securities Act).

    Indemnification Agreements

              Prior to the closing of this offering, we will enter into indemnification agreements, a form of which is attached as Exhibit 10.1 to this registration statement, with each of our directors and executive officers which may be broader than the specific indemnification provisions contained in the IBCA, as amended from time to time. These indemnification agreements may require us, among other things, to indemnify our directors, officers, and certain key employees against liabilities that may arise by reason of their status or service. These indemnification agreements may also require us to advance all expenses incurred by the directors, officers, or certain key employees in investigating or defending any such action, suit, or proceeding. However, an individual will not receive indemnification for judgments, settlements, or expenses if he or she is found liable to us (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by us or for settlements and expenses if the settlement is not approved by the court.

    Underwriting Agreement

              The Underwriting Agreement (filed as Exhibit 1.1 to this registration statement) is expected to provide that the underwriters are obligated, under certain circumstances, to provide indemnification for Morningstar and its officers, directors, and employees for certain liabilities, including liabilities arising under the Securities Act or otherwise.

     Item 15. Recent Sales of Unregistered Securities

              In the preceding three years, we have sold the following securities that were not registered under the Securities Act:

•
Since January 1, 2001, we sold an aggregate of 259,769 shares of common stock to directors, officers, and employees through option exercises at prices ranging from $0.53 to $14.13 per share, for aggregate cash consideration of $651,537.

•
Also, on April 30, 2003 we sold an additional 22,668 shares of our common stock to two of our executive officers at a purchase price of $8.57 per share, for aggregate cash consideration of $194,265.

No underwriters were involved in the foregoing sales of securities. The securities described in Item 15 were issued to U.S. investors based on the exemption from the registration requirements of the Securities Act as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D put in place relating to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

     Item 16. Exhibits and Financial Statement Schedules

              (a) Exhibits

Exhibit	Description
1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Articles of Incorporation of Morningstar.*
3.2	Amended and Restated By-laws of Morningstar.*
4.1	Specimen Common Stock Certificate.*
5.1	Opinion of Winston & Strawn LLP.*
10.1	Form of Indemnification Agreement.*
10.2	Description of Morningstar Bonus Program.
10.3	Subscription Agreement dated December 29, 1998 between Morningstar and Tim Armour.
10.4	Morningstar 1999 Incentive Stock Option Plan.
10.5	Morningstar 2004 Stock Incentive Plan.*
10.6	Deferred Compensation Agreement dated February 15, 1999 between Morningstar and Don Phillips.
10.7	Shareholders Agreement dated February 1, 1999 among Morningstar, Joe Mansueto, Paul Sturm, and Tim Armour.
10.8	Purchase Agreement dated April 30, 2003 between Morningstar and Patrick Reinkemeyer.
10.9	Purchase Agreement dated April 30, 2003 between Morningstar and David Williams.
10.10	Stock Purchase Agreement dated July 8, 1999 between Morningstar and Softbank.
21.1	Subsidiaries of Morningstar.*
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Winston & Strawn LLP (contained in Exhibit 5.1).*
24.1	Powers of Attorney (included on signature page).

*
To be filed by amendment.

    (b) Financial Statement Schedules

    Morningstar Inc. and Subsidiaries

              The following financial statement schedule for the years ended December 31, 2001, 2002, and 2003 is a part of this registration statement and should be read in conjunction with the Consolidated Financial Statements of Morningstar, Inc. and Subsidiaries:

Page
Schedule II—Morningstar, Inc. and Subsidiaries Valuation and Qualifying Accounts	II-6
Independent Auditors' Report on Supplemental Schedule	II-7

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or related notes.

mPower.com, Inc. and Subsidiaries

              The following financial statement schedule for the years ended December 31, 2001 and 2002 is a part of this registration statement and should be read in conjunction with the Consolidated Financial Statements of mPower.com, Inc. and Subsidiaries:

Page
Schedule II—mPower.com, Inc. and Subsidiaries Valuation and Qualifying Accounts	II-8
Independent Auditors' Report on Supplemental Schedule	II-9

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or related notes.

    Schedule II Morningstar, Inc. and Subsidiaries Valuation and Qualifying Accounts ($000)

	Balance at Beginning of Year	Charged to Costs & Expenses	Deductions Including Currency Translation	Balance at End of Year
Allowance for doubtful accounts:
Year Ended December 31,
2001	$768	$554	$(746)	$576
2002	576	1,739	(1,517)	798
2003	798	855	(999)	654

    Independent Auditors' Report on Supplemental Schedule

Morningstar, Inc.
Chicago, Illinois

              We have audited the consolidated financial statements of Morningstar, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, and have issued our report thereon dated April 30, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph as to the Company's change in its method of accounting for goodwill and intangible assets) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Chicago, Illinois
April 30, 2004

    Schedule II mPower.com, Inc. and Subsidiaries Valuation and Qualifying Accounts ($000)

	Balance at Beginning of Year	Charged to Costs & Expenses	Deductions Including Currency Translation	Balance at End of Year
Allowance for doubtful accounts:
Year Ended December 31,
2001	$9	$370	$(289)	$90
2002	90	42	(78)	54

    Independent Auditors' Report on Supplemental Schedule

Morningstar, Inc.
Chicago, Illinois

              We have audited the consolidated financial statements of mPower.com, Inc. and subsidiaries ("mPower") as of December 31, 2001 and 2002, and for each of the two years in the period ended December 31, 2002, and have issued our report thereon dated April 1, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph as to mPower's change in its method of accounting for goodwill and intangible assets) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of mPower's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Chicago, Illinois
April 1, 2004

     Item 17. Undertakings

              The undersigned registrant hereby assumes responsibility that:

              (1)          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2)          For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3)          It will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

              (4)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final judicial decision of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 6, 2004.

MORNINGSTAR, INC.
By:	/s/ JOE MANSUETO
Name: Joe Mansueto Title: Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

        KNOW ALL PERSONS BY THESE PRESENTS THAT each person whose signature appears below hereby constitutes and appoints Joe Mansueto and Martha Dustin Boudos as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form S-1, and any registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying, and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JOE MANSUETO Joe Mansueto	Chairman of the Board and Chief Executive Officer (principal executive officer)	May 6, 2004
/s/ MARTHA DUSTIN BOUDOS Martha Dustin Boudos	Chief Financial Officer (principal accounting and financial officer)	May 6, 2004
/s/ DONALD J. PHILLIPS II Donald J. Phillips II	Director	May 6, 2004
/s/ CHERYL FRANCIS Cheryl Francis	Director	May 6, 2004
/s/ STEVEN KAPLAN Steven Kaplan	Director	May 6, 2004
/s/ JACK NOONAN Jack Noonan	Director	May 6, 2004
/s/ PAUL STURM Paul Sturm	Director	May 6, 2004

QuickLinks

Table of Contents
  Industry and Market Data
Prospectus Summary
  Overview
  Competitive Strengths
  Growth Strategies
  Company Information
The Offering
  Common Stock Offered
  Common Stock Outstanding After This Offering
  Use of Proceeds
  Listing
Summary Historical Financial Data
Risk Factors
  Risks Related to Our Business
  Risks Related to This Offering
Forward-Looking Statements
Use of Proceeds
Dividend Policy
Capitalization
Dilution
Selected Historical Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
  What We Do
  Our Company Values
  How We Manage Our Business
  How We're Organized
  How We Evaluate Our Business
  Key Business Characteristics
  How Our Business Works: Revenue and Operating Expenses
  Joint Ventures and Minority Interests
  Stock-Based Compensation
  Consolidated Business Results: 2003 vs. 2002
  Consolidated Business Results: 2002 vs. 2001
  Individual Segment Business Results: 2003 vs. 2002
  Individual Segment Business Results: 2002 vs. 2001
  Advisor Segment Business Results: 2003 vs. 2002
  Advisor Segment Business Results: 2002 vs. 2001
  Institutional Segment Business Results: 2003 vs. 2002
  Institutional Segment Business Results: 2002 vs. 2001
  Sales Tax Expense
  Non-Operating Income
  Income Tax Expense (Benefit)
  Extraordinary Gain
  Application of Critical Accounting Policies and Estimates
  Liquidity and Capital Resources
  Acquisitions
  Quantitative and Qualitative Disclosures about Market Risk
  Contractual Obligations
  Recently Issued Financial Accounting Standards
Business
  Industry Overview
  Business Overview
  History
  Competitive Strengths
  Growth Strategies
  Business Segments, Products and Services
  Marketing and Sales
  Competitive Landscape
  International Operations
  Intellectual Property and Other Proprietary Rights
  Government Regulation
  Licensing Agreements
  Properties and Facilities
  Employees
  Legal Proceedings
Management
  Executive Officers and Directors
  Board of Directors
  Committees of the Board of Directors
  Director Compensation
  Compensation Committee Interlocks and Insider Participation
  Executive Compensation
  CEO Compensation
  Compensation of Executive Officers
  Option Grants
  Aggregate Option Exercises in 2003 and Year-End Option Values
  Employment Agreements and Change in Control Arrangements
  Morningstar Bonus Program
  401(k) Plan
  Deferred Compensation Agreement with Don Phillips
  Limitation of Liability and Indemnification of Officers and Directors
Certain Relationships and Related Party Transactions
  Transactions Involving Joe Mansueto
  Transactions Involving Softbank
  Transactions Involving our Common Stock
Principal and Selling Shareholders
Description of Capital Stock
  Common Stock
  Preferred Stock
  Options
  Co-Sale Rights
  Anti-Takeover Effects of Illinois Law and our Articles of Incorporation and Bylaws
  Elimination of Liability in Certain Circumstances
  Number of Directors; Removal; Vacancies
  Special Meetings of Shareholders
  Authorized But Unissued Shares
  Transfer Agent and Registrar
  Listing
Shares Eligible for Future Sale
Underwriting
  Directed Share Program
  Pricing of the Offering
Legal Matters
Experts
Where You Can Find More Information
Index to Financial Statements
  Morningstar Inc. and Subsidiaries
  mPower.com, Inc. and Subsidiaries
  Morningstar Inc. and Subsidiaries
Independent Auditors' Report
Morningstar, Inc. and Subsidiaries Consolidated Balance Sheets as of December 31, 2002 and 2003 ($000, except share information)
Morningstar, Inc. and Subsidiaries Consolidated Statements of Operations for the Years Ended December 31, 2001, 2002 and 2003 ($000, except per share amounts)
  Morningstar, Inc. and Subsidiaries Consolidated Statements of Shareholders' Equity and Comprehensive Income (Loss) for the Years Ended December 31, 2001, 2002, and 2003 ($000, except share amounts)
Morningstar, Inc. and Subsidiaries Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2002, and 2003 ($000)
Morningstar, Inc. and Subsidiaries Notes to Consolidated Financial Statements
Independent Auditors' Report
mPower.com, Inc. and Subsidiaries Consolidated Balance Sheets as of December 31, 2001 and 2002
mPower.com, Inc. and Subsidiaries Consolidated Statements of Operations for the Years Ended December 31, 2001 and 2002
  mPower.com, Inc. and Subsidiaries Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) for the Years Ended December 31, 2001 and 2002
mPower.com, Inc. and Subsidiaries Consolidated Statements of Cash Flows Years Ended December 31, 2001 and 2002
mPower.com, Inc. and Subsidiaries Notes to Consolidated Financial Statements
Unaudited Pro Forma Consolidated Statement of Operations
Morningstar, Inc. and Subsidiaries Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2003 ($000, except per share amounts)
Notes to the Unaudited Pro Forma Consolidated Statement of Operations
Part II Information Not Required in Prospectus
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Morningstar Inc. and Subsidiaries
Schedule II Morningstar, Inc. and Subsidiaries Valuation and Qualifying Accounts ($000)
Independent Auditors' Report on Supplemental Schedule
Schedule II mPower.com, Inc. and Subsidiaries Valuation and Qualifying Accounts ($000)
Independent Auditors' Report on Supplemental Schedule
  Item 17. Undertakings